Exhibit T3C

INN OF THE MOUNTAIN GODS RESORT AND CASINO

APACHE TRIBE OF THE MESCALERO RESERVATION

AND EACH OF THE GUARANTORS PARTY HERETO

9.25% NEW SENIOR 1ST-OUT NOTES DUE 2020

INDENTURE

Dated as of [            ], 2018

UMB Bank, N.A.

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	8.10
(a)(2)	8.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	8.10
(b)	8.10
311(a)	8.11
(b)	8.11
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	8.06
(b)	11.03
(b)(2)	8.06
(c)	8.06; 14.02
(d)	N.A.
314(a)	4.03; 14.05
(b)	11.01
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	11.03
(e)	14.05
(f)	N.A.
315(a)	8.01
(b)	8.05
(c)	8.01
(d)	8.01
(e)	7.11
316(a) (last sentence)	2.09
(a)(1)(A)	7.05
(a)(1)(B)	7.04
(a)(2)	N.A.
(b)	7.07
(c)	2.12
317(a)(1)	7.08
(a)(2)	7.09
(b)	2.04
318(a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

		Page
Section 12.03.	Execution and Delivery of Note Guarantees	87
Section 12.04.	Releases	88

ARTICLE 13 SATISFACTION AND DISCHARGE

Section 13.01	Satisfaction and Discharge	88
Section 13.02	Application of Trust Money	89

ARTICLE 14
MISCELLANEOUS

Section 14.01	Trust Indenture Act Controls	90
Section 14.02	Notices	90
Section 14.03	Communication by Holders of New 1st-Out Notes with Other Holders of New 1st-Out Notes	92
Section 14.04	Certificate and Opinion as to Conditions Precedent	92
Section 14.05	Statements Required in Certificate or Opinion	92
Section 14.06	Rules by Trustee and Agents	92
Section 14.07	No Personal Liability	92
Section 14.08	Governing Law	93
Section 14.09	No Adverse Interpretation of Other Agreements	93
Section 14.10	Successors	93
Section 14.11	Severability	93
Section 14.12	Counterpart Originals	93
Section 14.13	Table of Contents, Headings, etc.	93

ARTICLE 15
WAIVER OF SOVEREIGN IMMUNITY; MANAGEMENT ACTIVITIES;
RECOURSE TO THE TRIBE

Section 15.01	Waiver of Sovereign Immunity; Jurisdiction and Consent to Service of Process	94
Section 15.02	Agent for Service	95
Section 15.03	Arbitration	96
Section 15.04	Management Activity Limitations	96
Section 15.05	Recourse to the Tribe	97
Section 15.06	Limitation on Encumbrances	98

EXHIBITS

Exhibit A	FORM OF NEW 1ST-OUT NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE
Exhibit C	FORM OF NOTATION OF GUARANTEE
Exhibit D	CREDIT AGREEMENT

INDENTURE dated as of [            ], 2018, among Inn of the Mountain Gods Resort and Casino, the Apache Tribe of the Mescalero Reservation, the Guarantors (as defined herein) and UMB Bank, N.A., as trustee.

The Company (as defined herein), the Tribe (as defined herein), the Guarantors and the Trustee (as defined herein) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the New 1st-Out Notes (as defined herein):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01    Definitions. “Acquired Indebtedness” means, with respect to any specified Person,

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional New 1st-Out Notes (other than the Initial Notes and PIK Notes) issued under this Indenture in accordance with Sections 2.02 and 4.11 hereof, as part of the same series as the Initial Notes.

“Adjusted Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of (1) the Company’s Consolidated Cash Flow for such period plus any Permitted Tax Payments paid during such period to (2) the Company’s Fixed Charges for such period, in each case calculated with such adjustments for the applicable period that are appropriate and consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Annual Service Payment” means, with respect to each Fiscal Year ending on or after September 30, 2017, a distribution by the Company to the Tribe in an amount (if a positive number) equal to (A) the product of (1) 0.30 multiplied by (2) the sum of (a) the Company’s Consolidated Cash Flow for such Fiscal Year less (b) $30.0 million, plus, (B) the product of (l) 0.10 multiplied by (2) the sum of (a) the Company’s Consolidated Cash Flow for such Fiscal Year less (b) $40.0 million.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Management Agreement” means a management agreement with a Qualified Management Company that has been approved by the NIGC and provides for the management of the Resort Business (other than any business or commercial activity that constituted an Excluded Business at any time) by such Qualified Management Company.

“Asset Sale” means

(1)    the sale, lease, conveyance or other disposition of any assets or rights; and

(2)    the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of any Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed to not be Asset Sales:

(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)    a disposition of assets between or among the Company and/or the Restricted Subsidiaries;

(3)    an issuance or sale of Equity Interests to the Company or any of the Restricted Subsidiaries;

(4)    a Restricted Payment or Permitted Investment that is not prohibited by Section 4.09 hereof;

(5)    the sale or other disposition of inventory, receivables or other assets in the ordinary course of business;

(6)    the sale or other disposition of gaming equipment and hotel furniture, fixtures and equipment in the ordinary course of business pursuant to established programs for the maintenance and upgrading of such assets;

(7)    the sale or other disposition of property that has become worn out, obsolete or damaged or otherwise unsuitable for use;

(8)    the disposition of cash or Cash Equivalents in the ordinary course of business;

(9)    the creation of a Permitted Lien and any foreclosure thereon;

(10)    an Event of Loss;

(11)    any operating lease or sublease in the ordinary course of business; and

(12)    the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. Notwithstanding the foregoing, if a sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the “Secured Parties” under the Credit Agreement, the administrative agent under the Credit Agreement and (ii) in the case of the Notes Obligations or the holders of New 1st-Out Notes, the Collateral Agent.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BIA” means the Bureau of Indian Affairs.

“Business Day” means each day other that is not a Legal Holiday.

“Cage and Operating Cash” means cash held by the Company and the Guarantors in the ordinary course of their Gaming business and cash which is reasonably required to be kept on hand for the operation of the Company’s and the Guarantors’ Resort Business.

“Capital Expenditures” means, during any period, the aggregate of all expenditures of the Company and the Guarantors during such period, without duplication, that are required to be capitalized under GAAP, excluding any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Loss Proceeds (other than Excess Loss Proceeds).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(1)    U.S. dollars;

(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)    certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case with any Qualified Bank; provided that the aggregate amount of all such certificates, time deposits, bankers’ acceptances, overnight deposits and demand deposits at any one time outstanding under clause (3) of this definition shall not exceed $2.0 million;

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (a) of the definition of “Qualified Bank;”

(5)    commercial paper having the highest ratings obtainable from Moody’s or S&P and in each case maturing within 270 days after the date of acquisition; and

(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casino Apache” means Casino Apache, an unincorporated enterprise of the Tribe.

“Casino Apache Travel Center” means Casino Apache Travel Center, an unincorporated enterprise of the Tribe.

“Change of Control” means the occurrence of any of the following:

(1)    the Company ceases to be an unincorporated unit, instrumentality or subdivision of the government of the Tribe or any Principal Guarantor ceases to be a wholly owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe;

(2)    the Company and the Principal Guarantors cease to have the exclusive legal right to conduct the Gaming operations of the Tribe (other than pursuant to an Approved Management Agreement);

(3)    the Company or any Principal Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into any other Person, other than the Company, a Principal Guarantor or any other wholly owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe that becomes a Principal Guarantor; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Company or a Principal Guarantor unless such plan provides for the assets of the Company or such Principal Guarantor to be transferred to the Company or one of its Restricted Subsidiaries.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “collateral” referred to in the Notes Collateral Documents.

“Collateral Agent” means UMB Bank, N.A.

“Compact” means the Tribal-State Compact for Regulation of Class III Gaming on the Tribe’s Reservation in Mescalero, New Mexico, dated August 29, 1997, entered into between the Tribe and the State of New Mexico pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. 2701 et seq. as the same may, from time to time, be amended, or such other Compact as may be substituted therefor.

“Company” means Inn of the Mountain Gods Resort and Casino, a business enterprise of the Tribe, and any and all successors thereto.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows, without duplication:

(1)    plus any provision for taxes based on the income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; provided that payments due the State of New Mexico under the Compact shall not be considered taxes on the income or profits of the Company;

(2)    plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(3)    plus depreciation, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(4)    plus to the extent not included in computing such Consolidated Net Income, any revenues received or accrued by such Person or any of its Restricted Subsidiaries from any Person (other than such Person or any of its Restricted Subsidiaries) in respect of any Investment for such period;

(5)    plus any fees, expenses or charges relating to the existence of a default or event of default under the Existing 2010 Notes Indenture, the restructuring of the Existing 2010 Notes or the exchange by the Company of Notes for Existing 2010 Notes and other consideration; and

(6)    minus non-cash items increasing such Consolidated Net Income for such period other than (i) the accrual of revenue and (ii) reversal of an accrual after the date of this Indenture that reduced Consolidated Cash Flow, in each case in the ordinary course of business, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)    the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3)    the cumulative effect of a change in accounting principles shall be excluded.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Loan Agreement dated as of the date of this Indenture, among the Company, the Guarantors, the Tribe and BOKF, NA, dba Bank of Albuquerque, as in effect on the date of this Indenture and attached hereto as Exhibit D.

“Credit Agreement Documents” means the Credit Agreement and any documents executed pursuant thereto, including any documents securing any obligations thereunder, in each case, as in effect on the date of this Indenture.

“Credit Facilities” means, with respect to the Company or any of the Guarantors, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long term Indebtedness, including any notes, bonds, mortgages, guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.11 hereof) and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian for DTC with respect to New 1st-Out Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated New 1st-Out Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such New 1st-Out Note shall not bear the Global Note Legend and shall not have a “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” means each of the accounts maintained by the Company or a Guarantor and pledged to the Collateral Agent pursuant to the terms of the Security Agreement, and into which certain amounts shall be deposited as set forth in Section 4.08 hereof.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement dated as of the date of this Indenture among the Company, the Guarantors, BOKF, NA, dba Bank of Albuquerque and the Trustee, as amended or supplemented from time to time in accordance with its terms, and each control agreement required under the Security Agreement.

“Depositary” means, with respect to New 1st-Out Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to such New 1st-Out Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New 1st-Out Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or a Guarantor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or a Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.09 hereof.

“Employee Benefits Payments” means any and all payments made to the Tribe by the Company and the Guarantors to reimburse the Tribe for the cost of providing to the employees of the Company and the Guarantors any:

(1)    health or dental plan;

(2)    workers’ compensation insurance coverage;

(3)    unemployment coverage; and

(4)    pension plan (which may include benefits for retirement, death and/or disability);

provided that such costs shall be determined in a manner consistent with the presentation of such costs on the Company’s financial statements in accordance with GAAP.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(1)    FF&E securing Indebtedness pursuant to Liens described in clause (16) of the definition of “Permitted Liens;”

(2)    (a) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law and (b) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property (in each case, which are not individually, or in the aggregate, material to the Resort Property or the Resort Business) to the extent that a grant of a Lien thereon (i) would require the consent of unaffiliated third parties and such consent has not been obtained after the Company has used commercially reasonable efforts to obtain such consent or (ii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provision thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code, any section of the Tribal UCC or any other applicable law); provided, that, with respect to the foregoing clauses (a) and (b), immediately upon the ineffectiveness, lapse or termination of any such prohibition, the provisions that would be so breached, such breach, default or termination or immediately upon the obtaining of any such consent, in each such case, the Excluded Assets shall automatically thereupon not include, and the Company shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;

(3)    any assets transferred by the Company or either of the Guarantors to a Person other than the Company or either of the Guarantors in transactions not prohibited by Section 4.09 hereof;

(4)    all personal property constituting assets of the Tribal Gaming Commission and reasonably required to be owned or otherwise in the possession of the Tribal Gaming Commission for the proper discharge of the Tribal Gaming Commission’s responsibilities under the Tribal Gaming Ordinance; and

(5)    all personal property of the Company or any Guarantor used directly in the Tribe’s provision of customary essential governmental services, such as those related to health, safety and welfare.

“Excluded Business” means:

(1)    any activity that constitutes an “essential government function” as defined in Section 7871(e) of the Code;

(2)    any activity relating to (a) the production, purchase, sale or delivery of fuel or energy, (b) providing health care, emergency, safety, education or telecommunication services or (c) mining;

(3)    any museum or cultural center;

(4)    the sale of hunting licenses and activities related to camping and fishing on the Tribe’s Reservation in Mescalero, New Mexico, including the sale of licenses therefor, in each case by a Tribal Party (other than the Company or any of the Guarantors);

(5)    Mescalero Forest Products, Mescalero Tribal Fish Hatchery, Mescalero Cattle Growers, Mescalero Gas Company, Mescalero Apache Telecom, the Mescalero Tribal Store located at 190 Chiricahua Plaza, Mescalero, New Mexico, Mescalero Care Center and Mescalero Apache Ceremonials and Rodeo;

(6)     the ownership and operation of automated teller machines;

(7)    any reasonable expansion or extension of a business or commercial activity set forth in clause (4), (5) or (6) above; and

(8)    any other business or commercial activity owned or operated by a Tribal Party (other than the Company or any of the Guarantors); provided that (a) within 45 days of the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days of the end of each Fiscal Year, the Company shall provide to the Trustee a list of such businesses and commercial activities and the aggregate Fair Market Value thereof and (b) if such aggregate Fair Market Value exceeds $750,000, the Company shall within ten days of the date such list is provided to the Trustee designate (and provide the Trustee with written confirmation of such designation) one or more of such businesses or commercial activities as no longer constituting an Excluded Business so that the aggregate Fair Market Value of all businesses or commercial activities constituting an Excluded Business pursuant to this clause (8) shall be no more than $750,000, and such business or commercial activity shall no longer constitute an Excluded Business beginning on the 20th day after the date such list is provided to the Trustee.

“Existing 1st-Out Notes” means the Company’s 9.25% Senior 1st-Out Notes due 2020.

“Existing 2010 Notes” means the Company’s 12% Senior Notes due 2010.

“Existing 2010 Notes Documents” means the Existing 2010 Notes, the related guarantees and the Existing 2010 Notes Indenture.

“Existing 2010 Notes Indenture” means the Indenture dated as of November 3, 2003, among the Company, the Guarantors, the Tribe and the Trustee.

“Existing 2020 Notes” means the Existing 1st-Out Notes and the Company’s Senior PIK Notes due 2020.

“Existing 2020 Notes Documents” means the Existing 2020 Notes, the related guarantees and the Existing 2020 Notes Indenture.

“Existing 2020 Notes Indenture” means the Indenture dated as of February 9, 2011, among the Company, the Guarantors, the Tribe and the Trustee, as amended from time to time.

“Existing Indebtedness” means (1) Existing 1st-Out Notes in an aggregate principal amount of $153,024,184 less an amount equal to the sum of (x) $45,000,000 plus (y) the aggregate principal amount of New 1st-Out Notes issued on the date of this Indenture (other than (i) New 1st-Out Notes issued on the date of this Indenture in respect of accrued and unpaid interest on Existing 1st-Out Notes and (ii) New 1st-Out Notes issued on the date of this Indenture due to the rounding up of New 1st-Out Notes as described in the Offering Memorandum), and the related guarantees in respect of such Existing 1st-Out Notes, (2) the Senior PIK Notes due 2020 issued under the Existing 2020 Notes Indenture outstanding on the date of this Indenture in the aggregate principal amount of $90,144 and the related guarantees, (3) the Existing 2010 Notes outstanding on the date of this Indenture in the aggregate principal amount of $421,897 and the related guarantees, and (4) the Tribal Loan in the aggregate principal amount of $1,720,326.

“Existing Notes” means the Existing 2010 Notes and the Existing 2020 Notes.

“Existing Notes Documents” means, collectively, the Existing 2010 Notes Documents and the Existing 2020 Notes Documents.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Management Board.

“FF&E” means furniture, furnishings or equipment used in the ordinary course of the business of the Company.

“Fiscal Quarter” means the three-month period beginning on any January 1, April 1, July 1 or October 1.

“Fiscal Year” means the period beginning on October 1 of a year and ending on September 30 of the following year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization of debt issuance costs; plus

(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Gaming” means any and all activities defined as Class II or Class III gaming under IGRA or any other gaming activity authorized under the Compact.

“Gaming Law” means the provisions of the Compact and laws and regulations relating to Gaming of any jurisdiction to which the Company, any Guarantor or the Tribe is subject at any time.

“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct Gaming activities of the Company, a Guarantor or the Tribe including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state or local laws.

“Gaming Regulatory Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the U.S. government, any state, city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the NIGC and the BIA, or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company, a Guarantor or the Tribe.

“Global Note Legend” means the legend set forth in Section 2.06(f)(1) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, New 1st-Out Notes in global form deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06 hereof.

“Government Securities” means securities that are:

(1)    direct obligations of the United States of America, the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the Company thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Gross Revenues” means, for any period, all revenues comprised of money, instruments, credit to a securities or deposit account, or other assets received, directly or indirectly, from the Resort Business, including, without limitation, the total amounts wagered on Class II and Class III games (but in the case of such revenues, net of prizes and payouts), admissions fees (including table or card fees), food and beverage sales, and rental from lessees, sublessees, licensees or concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires) who are not Restricted Subsidiaries of the Company, business interruption insurance proceeds, and proceeds from litigation and other claims against third parties; provided that Gross Revenues shall not include (i) proceeds of any Indebtedness, (ii) any contributions by or on behalf of Tribe, (iii) proceeds of condemnation or, exclusive of proceeds of business interruption insurance, proceeds of insurance not reimbursing any costs previously treated as an operating expense, (iv) Promotional Allowances, (v) credit card slips and other accounts receivable (until money, instruments or a credit to a securities or deposit account is received in respect thereof), (vi) Permitted Tax Payments, (vii) Net Proceeds, (viii) Net Loss Proceeds and (ix) net proceeds from the ownership and operation of automated teller machines.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” means each of Casino Apache, Casino Apache Travel Center, Inn of the Mountain Gods, Ski Apache (each of which is wholly owned by the Company) and any other entity that becomes a guarantor of the New 1st-Out Notes pursuant to Section 4.18 hereof.

“Hedging Obligations” means, with respect to any Person,

(1)    the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)    the obligations of such Person under other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means a Person in whose name a New 1st-Out Note is registered on the books of the registrar, which in the case of Global Notes shall be DTC’s nominee.

“IGRA” means the Indian Gaming Regulatory Act of 1988, PL 100-497, U.S.C. 2701 et seq., as the same may, from time to time, be amended.

“IMG Resort & Casino” means the Inn of the Mountain Gods Resort and Casino, a casino and hotel operated as a business enterprise of the Tribe.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of

(1)    borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)    banker’s acceptances;

(4)    Capital Lease Obligations;

(5)    the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)    any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person, in an amount equal to the lesser of the amount of such Indebtedness and the market value of the assets subject to such Lien (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person (in an amount equal to the lesser of the amount of such Guarantee and such Indebtedness).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the New 1st-Out Notes issued under this Indenture on the date hereof.

“Inn of the Mountain Gods” means the Inn of the Mountain Gods, an unincorporated enterprise of the Tribe.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date of this Indenture, among BOKF, NA, dba Bank of Albuquerque, the Trustee, the Company, the Guarantors and the Tribe.

“Interest Reserve Account” means a trust account held by the Trustee under this Indenture and into which accruing cash interest on the Notes is required to be transferred monthly as set forth under Section 4.07 hereof.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary pursuant to the provisions of this Indenture, then the Company will be deemed to have made an Investment as provided in Section 4.20 hereof. The acquisition of a Person that holds an Investment or Investments in any third Person(s) in an aggregate amount in excess of 10% of the total assets of such Person will be deemed to be an Investment in that third Person in an amount equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an officer’s certificate delivered to the Trustee) of the Investment held by the acquired Person in that third Person.

“Key Project Assets” means:

(1)    any real property or interest in real property held in trust for the Tribe by the United States comprising the Resort Property;

(2)    any improvements to the real property comprising the Resort Property (but excluding any improvements determined by the Company to be no longer useful to the operations of the Resort Property); and

(3)    any material business records relating to the operation of the Resort Business.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Board” means the Management Board of the Company or any authorized committee of the Management Board of the Company, as applicable.

“Monthly Service Payment” means a monthly distribution by the Company to the Tribe not to exceed $997,245.16; provided that such amount shall increase by 1.00% on each September 30 following the issuance of the Initial Notes.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however,

(1)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any asset sale not in the ordinary course of business (including, without limitation, dispositions pursuant to sale leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)    any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss; provided that, for purposes of Section 4.09 hereof, any expense accrual for revenue sharing amounts and regulatory fees payable under the Compact and the revenue sharing agreement entered into in connection therewith, and any gains as a result of any reversals of such expense accruals, shall be included in Net Income.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or a Restricted Subsidiary in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation award or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions), and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were subject of such Event of Loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, sales commissions and any relocation expenses incurred as a result thereof, and taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets or in respect of retained liabilities established in accordance with GAAP.

“New 1st-Out Notes” means the Company’s 9.25% New Senior 1st-Out Notes due 2020 issued under this Indenture. Unless the context otherwise requires, references to “New 1st-Out Notes” for all purposes of this Indenture (including, without limitation, waivers, amendments and redemptions) include any PIK Notes and Additional Notes that are issued, and references to “principal amount” of the New 1st-Out Notes include any increase in the principal amount of the outstanding New 1st-Out Notes as a result of a PIK Payment. The Initial Notes, any PIK Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture and, unless the context otherwise requires, all references to the New 1st-Out Notes shall include the Initial Notes, any PIK Notes and any Additional Notes.

“NIGC” means the National Indian Gaming Commission.

“Non-Recourse Debt” means Indebtedness:

(1)    as to which neither the Company nor any of its Restricted Subsidiaries, except to the extent of any Investment permitted under Section 4.09 hereof, (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)    no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)    as to which Indebtedness the lenders thereunder will not have any recourse to Resort Property.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the New 1st-Out Notes, executed pursuant to the provisions of this Indenture.

“Notes Collateral Documents” means, collectively, the Security Agreement, the Intercreditor Agreement, each Deposit Account Control Agreement (at such time as such Deposit Account Control Agreement is in effect), all UCC filings related to the security interests granted by any of the foregoing documents and all other pledge agreements, collateral assignments, security agreements and other documents or instruments evidencing, creating or providing for a Lien as security for any of the Obligations of the Company and the Guarantors under this Indenture, the New 1st-Out Notes, the Note Guarantees or any of the foregoing documents, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof.

“Notes Documents” means this Indenture, the New 1st-Out Notes, the Note Guarantees and the Notes Collateral Documents.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Confidential Offering Memorandum dated June 8, 2018, relating to the exchange offer of Existing 2020 Notes for New 1st-Out Notes and other consideration and the solicitation of consents to certain amendments to the Existing 2020 Notes Indenture.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the board of directors or other executive office of such Person.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Investments” means:

(1)    any Investment in the Company or in any of its Restricted Subsidiaries;

(2)    any Investment in cash or Cash Equivalents;

(3)    any Investment by the Company or any of the Restricted Subsidiaries in a Person, if as a result of such investment such Person (a) becomes a Restricted Subsidiary of the Company, or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.13 hereof;

(5)    accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;

(6)    Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utilities and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(7)    Investments received in settlement of debts owing to the Company, any Guarantor or any Restricted Subsidiary or in satisfaction of judgments or in connection with, or as a result of, a bankruptcy or other reorganization; and

(8)    advances to officers, directors and employees of the Company, any Guarantor or any Restricted Subsidiary for travel, entertainment or relocation expenses and payroll advances, in each case in the ordinary course of business in an aggregate amount not to exceed $500,000 at any one time outstanding.

“Permitted Liens” means:

(1)    Liens on the Collateral securing Indebtedness and other Obligations under Credit Facilities incurred pursuant to Section 4.11(b)(1) hereof (including the Credit Agreement) and/or securing Hedging Obligations related thereto; provided that the Authorized Representative of any such Indebtedness or Obligations has become a party to the Intercreditor Agreement;

(2)    Liens securing (i) the Initial Notes, (ii) any PIK Notes issued from time to time to pay PIK Interest in accordance with the terms of this Indenture, (iii) any Additional Notes and (iv) the Obligations of the Company and the Guarantors arising under this Indenture and the Notes Collateral Documents;

(3)    Liens in favor of the Company or any of its Restricted Subsidiaries; provided that such Liens are subordinate to the Liens of the Notes Collateral Documents;

(4)    Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, pledges or deposits made in connection with obligatory workers’ compensation laws, unemployment insurance or similar laws) incurred in the ordinary course of business;

(5)    Liens existing on the date of this Indenture;

(6)    Liens arising as a result of survey exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(7)    Liens arising by operation of law or contract in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(8)    Liens incurred as a result of any interest or title of a lessor or lessee under any operating lease of property;

(9)    Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

(10)    Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any Restricted Subsidiary or such Person is designated to be a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition, merger, consolidation or designation and do not extend to any assets other than those of the Person acquiring such property or merged into or consolidated with the Company or such Restricted Subsidiary, or so designated;

(11)    Liens for taxes, assessments or governmental charges, claims or rights that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12)    Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default;

(13)    Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(14)    set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in the possession of such institutions;

(15)    Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.09 hereof;

(16)    Liens on FF&E securing Indebtedness of the Company and the Guarantors incurred pursuant to, or in compliance with, Section 4.11(b)(11); provided that such Liens do not extend to or cover any property or assets other than the FF&E being acquired, leased, improved or constructed with the proceeds of such Indebtedness;

(17)    Liens to secure any Permitted Refinancing Indebtedness; provided, however, that:

(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(18)    extensions, renewals or refunding of any Liens referred to in clauses (1) through (17) above; provided that (a) the renewal, extension or refunding is limited to all or part of the assets or property securing the original Lien and (b) the Indebtedness secured by such extended, renewed or refunded Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness securing the original Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal or refunding.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for or the net proceeds of which are used to extend, refinance,

renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (each, “Old Indebtedness”); provided that

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the applicable Old Indebtedness (plus the amount of accrued interest on such Indebtedness and prepayment premiums and reasonable expenses incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of the applicable Old Indebtedness;

(3)    if the applicable Old Indebtedness is subordinated in right of payment to the New 1st-Out Notes or any Guarantee, the Permitted Refinancing Indebtedness has a final maturity date either (i) later than the final maturity date of the applicable Old Indebtedness or (ii) at least one year after the maturity date of the New 1st-Out Notes, and is subordinated in right of payment to the New 1st-Out Notes or the Guarantee, as the case may be, on terms at least as favorable to the holders of the New 1st-Out Notes as those contained in the documentation governing the applicable Old Indebtedness; and

(4)    such Indebtedness is incurred by the Company or any Restricted Subsidiary which is the obligor on the applicable Old Indebtedness.

“Permitted Tax Payments” means any sales, use, hotel occupancy, admissions or other similar tax (other than income tax) imposed by the Tribe on the Company, the Guarantors, the Resort Property or the patrons of the Resort Business; provided that the rate of any such taxes shall not be more onerous than comparable taxes imposed by the State of New Mexico or its political subdivisions from time to time; provided, however, that if for any month the taxes paid to the Tribe are less than $200,000, the Company and the Guarantors will be permitted to remit to the Tribe the difference between $200,000 and the amount of taxes paid to the Tribe in order to comply with the Tribe’s special assessment school tax.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, tribe or government (including any agency, component or political subdivision thereof) or other entity.

“PIK Notes” means any New 1st-Out Notes issued pursuant to a PIK Payment.

“Principal Guarantor” means any Guarantor that owns, operates or otherwise controls any Key Project Assets or is the holder or licensee of any Gaming License.

“Promotional Allowances” means the retail value of complimentary food, beverages, merchandise and tokens for games, provided to patrons as promotional items.

“Protected Assets” means (1) any real property held in trust in the name of the United States or subject to restrictions against alienation by the United States for the benefit of Company or Tribe and all improvements, fixtures and accessions to such property, (2) real property and all improvements, fixtures and accessions to such real property used for tribal housing, health or general governmental services, (3) any Permitted Tax Payments, (4) any accounts (including money, securities or assets credited thereto) held in escrow or pursuant to a fiduciary obligation on behalf of, or for the benefit of, one or more Persons other than a Tribal Party and (5) any asset against which it would be a violation of federal law, state law or the Compact to enforce remedies.

“Qualified Bank” means (a) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better, (b) any other domestic commercial bank located within 50 miles from the Resort Property having capital and surplus in excess of $100.0 million, (c) First National Bank of Alamogordo or (d) BOKF, NA, dba Bank of Albuquerque; provided, however, that the amounts on deposit in any Deposit Accounts maintained with First National Bank of Alamogordo shall be collateralized by cash collateral, U.S. government mortgage backed securities, U.S. government agency securities and/or Treasury bills of the United States, to the extent any such amounts are not insured by the Federal Deposit Insurance Corporation.

“Qualified Consultant” means (1) any Person in the business of providing operational or strategic advice to gaming enterprises with annual Consolidated Cash Flow of over $50.0 million, (2) any individual that has served as principal executive, operating or financial officer of a gaming enterprise that at the time had annual Consolidated Cash Flow of over $50.0 million or (3) any other Person that has a principal, partner, member or individual serving in substantially similar capacity that satisfies the requirements of clause (2) of this definition.

“Qualified CFO” means (1) the individual that is the chief financial officer of the Company on the date of this Indenture and (2) any other individual that at any time prior to becoming the chief financial officer of the Company held the same or a substantially similar position for at least three continuous years in a casino located in the United States that, together with related commercial operations, generated annual Consolidated Cash Flow of at least $50.0 million during such three year period.

“Qualified COO” means (1) the individual that is the chief operating officer of the Company on the date of this Indenture and (2) any other individual that at any time prior to becoming the chief operating officer of the Company held the same or a substantially similar position for at least three continuous years in a casino located in the United States that, together with related commercial operations, generated annual Consolidated Cash Flow of at least $50.0 million during such three year period.

“Qualified Management Company” means any Person that, together with its Subsidiaries, has derived, or owns or has acquired assets that have derived, an aggregate of at least $50.0 million of Consolidated Cash Flow during the most recently completed four calendar quarters from the operation or management of gaming enterprises (other than enterprises owned by the Company and the Guarantors) located in the United States, or a Subsidiary of such Person.

“Regulation G” means Regulation G as it appears in Part 244 of Title 17 of the Code of Federal Regulations.

“Regulation S-K” means Regulation S-K as it appears in Part 229 of Title 17 of the Code of Federal Regulations.

“Regulation S-X” means Regulation S-X as it appears in Part 210 of Title 17 of the Code of Federal Regulations.

“Relative” means a spouse, registered domestic partner, parent (natural or adoptive), brother or sister (includes half-brother and half-sister), child (natural or adopted), stepparent, stepbrother, stepsister, stepchild, grandparent or grandchild, in-law, niece, nephew, cousin, great-grandparent, aunt, uncle, legal ward or legally appointed guardian with a certified letter of guardianship.

“Representation Letter” means the letter substantially in the form of Exhibit G to the Existing 2020 Notes Indenture, executed on February 9, 2011, by the Company, the Guarantors and the Tribe.

“Resort Business” means, collectively, (a) any Gaming, lodging, skiing, golf, hunting, recreational, retail, food and beverage and other resort businesses or commercial activities operated by the Company and the Guarantors, (b) any business or commercial activities which are reasonably related to, a reasonable expansion, extension or development of, or ancillary to, the activities described in clause (a), including, but not limited to, any other hotel, entertainment, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the activities described in clause (a), whether owned or operated by the Company, a Restricted Subsidiary, the Tribe or any Affiliate of the foregoing; provided, however, that Resort Business shall not include any Excluded Business.

“Resort Property” means all real and personal property (and any interest therein) owned by any of the Company, a Restricted Subsidiary, the Tribe or any Affiliate of the foregoing, used in connection with or produced by the Resort Business, IMG Resort & Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Company, the Guarantors or the Tribe and located in and around Mescalero, New Mexico, as the same may now or hereafter exist, together with any extensions or improvements thereto; provided, however, that Resort Property shall not include any real and personal property (or any interest therein) used or produced by any Excluded Business.

“Responsible Officer”, when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Sharing and Regulatory Fees” means revenue sharing, regulatory or other fees the Tribe may be required to pay to the State of New Mexico with respect to the gaming operations conducted by the Company and the Guarantors pursuant to the laws of the State of New Mexico, any tribal-state gaming compact between the Tribe and the State of New Mexico, in effect from time to time, or other agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of the date of this Indenture among the Company, the Guarantors, the Tribe and the Trustee, as in effect on the date of this Indenture or as amended in accordance with Article 10 hereof.

“Services and Allocation Payments” means any and all payments made to the Tribe by the Company and the Guarantors to:

(1)    reimburse the Tribe for the cost of providing auto insurance coverage to the employees of the Company and the Guarantors; provided that such costs shall be determined in a manner consistent with the presentation of such costs on the Company’s financial statements in accordance with GAAP;

(2)    pay the Tribe for telecommunication services, including, but not limited to, local and long distance telephone service, internet service, cellular service, wireless messaging and paging service, received by the Company and the Guarantors; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(3)    pay the Tribe for the supply of propane received by the Company and the Guarantors; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(4)    reimburse the Tribe for the cost of providing to the Company and the Guarantors payroll processing services, including, without limitation, the processing and issuance of payroll checks and payment for the reimbursement of business expenses for all Ski Apache employees and consultants; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(5)    pay the Tribe the costs for providing gaming regulatory and oversight services as may from time to time be required by state or federal law or any tribal-state gaming compact between the Tribe and the State of New Mexico, in effect from time to time, including without limitation any direct out-of-pocket costs, salaries, insurance or other fees related to the provision of such services; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(6)    pay to the Tribe the full amount of the Revenue Sharing and Regulatory Fees (a) required by the resolution of the arbitration and litigation pending in the New Mexico Supreme Court and Federal District Court between the Tribe and the State of New Mexico relating to the imposition of the Revenue Sharing and Regulatory Fees by the State of New Mexico under the 1997 compact between the Tribe and the State of New Mexico and (b) not disputed by the Tribe at the time or times due under applicable law, compact or agreement;

(7)    reimburse the Tribe for all federal regulatory fees the Tribe is required to pay to the NIGC pursuant to IGRA; and

(8)    reimburse the Tribe for all costs, fees and expenses related to or arising out of the Company’s Indebtedness owed to the BIA including, but not limited to, reimbursing the Tribe for all amounts paid by the Tribe on the Company’s Indebtedness owed to the BIA.

“Ski Apache” means Ski Apache, an unincorporated enterprise of the Tribe.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid, including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date of this Indenture, or, if such Indebtedness is incurred after the date of this Indenture, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness which by its terms is expressly subordinate in right of payment in any respect to the payment of any obligation on the New 1st-Out Notes or a Note Guarantee.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Tribal Council” means the Tribal Council of the Apache Tribe of the Mescalero Reservation elected in accordance with the Tribe’s Constitution.

“Tribal Gaming Commission” shall mean the gaming regulatory committee of the Tribe established pursuant to the Tribal Gaming Ordinance.

“Tribal Gaming Ordinance” means Mescalero Apache Tribal Ordinance 03-08, enacted on August 29, 2003, as amended by Tribal Ordinance 09-13, enacted on December 9, 2009, and as amended in a manner not prohibited by this Indenture.

“Tribal Loan” means the Revolving Loan Agreement dated July 11, 2014, between the Company, certain of its subsidiaries and the Tribe, as amended from time to time.

“Tribal UCC” means the Tribe’s Secured Transactions Code, as in effect on the date of this Indenture, as it may be amended from time to time.

“Tribe” means the Apache Tribe of the Mescalero Reservation, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83.

“Trustee” means UMB Bank, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any relevant jurisdiction, including, without limitation, the Tribal UCC.

“Unrestricted Subsidiary” means any Subsidiary that is designated in writing by the Company as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)    has no Indebtedness other than Non-Recourse Debt;

(2)    is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or any of its Restricted Subsidiaries than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)    except to the extent permitted under Section 4.09 hereof, is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such

Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any such designation by the Management Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Management Board’s resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.09 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.11 hereof, the Company shall be in default of Section 4.11 hereof).

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.11 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“Warner Entity” means an Affiliate of Mr. William Warner.

“Wholly Owned Restricted Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02    Other Definitions.

Defined in
Term	Section
“AAA”	15.03
“Accrued Interest Amount”	4.07
“Action”	15.01
“Affiliate Transaction”	4.14
“Asset Sale Offer”	4.13
“Authentication Order”	2.02
“Calculation Date”	1.01
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“Covenant Defeasance”	9.03
“Credit Agreement Period”	4.08
“CT”	15.02
“Data System”	4.03
“DTC”	2.03
“Event of Default”	7.01
“Event of Loss Offer”	4.35
“Excess Cash Amounts”	3.08
“Excess Loss Proceeds”	4.35
“Excess Proceeds”	4.13
“incur”	4.11
“interest”	4.01
“Interest Deposit Date”	4.07
“Interest Payment Date”	Exhibit A
“Legal Defeasance”	9.02
“Liquidity Amount”	4.07
“Management Activities”	15.04
“Monthly Deposit Amount”	4.07
“New York State Courts”	15.01
“Offer Amount”	3.09
“Offer Period”	3.09
“Old Indebtedness”	1.01
“Operating and CapEx Budget”	4.26
“Paying Agent”	2.03
“Payment Default”	7.01
“PIK Determination Date”	Exhibit A
“PIK Interest”	Exhibit A
“PIK Payment”	2.01
“PIK Period”	Exhibit A
“Purchase Date”	3.09
“Qualified Bank Accounts”	4.08
“Registrar”	2.03
“Restricted Payments”	4.09
“Transaction Documents”	15.01
“Tribal Party”	15.01
“Withheld Amount”	4.07

Section 1.03    Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the New 1st-Out Notes;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the New 1st-Out Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the New 1st-Out Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    words in the singular include the plural, and in the plural include the singular;

(5)    “will” shall be interpreted to express a command;

(6)    provisions apply to successive events and transactions; and

(7)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NEW 1ST-OUT NOTES

Section 2.01    Form and Dating.(a) General. The New 1st-Out Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The New 1st-Out Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each New 1st-Out Note will be dated the date of its authentication. All New 1st-Out Notes issued under the Indenture shall be issued in denominations of $1,000 and integral multiples of $1.00 in excess thereof; provided that PIK Notes shall be issued in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

In connection with the payment of PIK Interest in respect of the New 1st-Out Notes, the Company may, upon compliance with the conditions set forth in the New 1st-Out Notes, without the consent of the Holders, elect to either (i) increase the outstanding principal amount of the New 1st-Out Notes in any amount up to the amount of such PIK Interest or (ii) issue PIK Notes under this Indenture in any amount up to the amount of such PIK Interest on the same terms and conditions as the Initial Notes (in each case, a “PIK Payment”); provided that the aggregate amount of PIK Interest paid on any Interest Payment Date shall not cause the aggregate amount of PIK Interest paid on all New 1st-Out Notes since the date of issuance of the Initial Notes to exceed $7.5 million.

The terms and provisions contained in the New 1st-Out Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any New 1st-Out Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Global Notes. New 1st-Out Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). New 1st-Out Notes issued in definitive form will be substantially in the form of Exhibits A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding New 1st-Out Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding New 1st-Out Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding New 1st-Out Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and any increase in the principal amount pursuant to the terms thereof. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding New 1st-Out Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with the terms thereof or as otherwise instructed by the Company.

Section 2.02    Execution and Authentication.

One Officer must sign the New 1st-Out Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a New 1st-Out Note no longer holds that office at the time a New 1st-Out Note is authenticated, the New 1st-Out Note will nevertheless be valid.

A New 1st-Out Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the New 1st-Out Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by one Officer (an “Authentication Order”), and an Officer’s Certificate and Opinion of Counsel pursuant to Section 14.04 hereof, (a) authenticate New 1st-Out Notes for original issue that may be validly issued under this Indenture, including any PIK Notes and Additional Notes and/or (b) increase the principal amount of any Global Note as a result of a PIK Payment. The aggregate principal amount of New 1st-Out Notes outstanding at any time may not exceed the aggregate principal amount of New 1st-Out Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof and except as a result of any increase in the principal amount of Global Notes pursuant to the terms thereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate New 1st-Out Notes. An authenticating agent may authenticate New 1st-Out Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03    Registrar and Paying Agent. The Company will maintain an office or agency where New 1st-Out Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where New 1st-Out Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the New 1st-Out Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust. The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of applicable Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the New 1st-Out Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the New 1st-Out Notes.

Section 2.05    Holder Lists. The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date for the New 1st-Out Notes, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of New 1st-Out Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes of the same series if:

(1)    the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2)    the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes of the same series and delivers a written notice to such effect to the Trustee; or

(3)    there has occurred and is continuing a Default or Event of Default with respect to the New 1st-Out Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every New 1st-Out Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another New 1st-Out Note of the same series other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note of the same series. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the New 1st-Out Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the applicable Global Note(s) pursuant to Section 2.06(g) hereof.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)    Beneficial Interests in Global Notes to Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note of the same series or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note of the same series, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g)

hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note of the same series in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(1) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such New 1st-Out Notes are so registered.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)    Definitive Notes to Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note of the same series or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note of the same series at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes of the same series.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes of the same series. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)    Definitive Notes to Definitive Notes. A Holder of Definitive Notes may transfer such Definitive Notes to a Person who takes delivery thereof in the form of a Definitive Note of the same series.

(f)    Legends. The following legend will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes of the same series or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note of the same series or for Definitive Notes of the same series, the principal amount of New 1st-Out Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note of the same series, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.13, 4.16, 4.35 and 10.05 hereof).

(3)    The Registrar will not be required to register the transfer of or exchange of any New 1st-Out Note selected for redemption in whole or in part, except the unredeemed portion of any New 1st-Out Note being redeemed in part.

(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global

Notes of the same series or Definitive Notes of the same series surrendered upon such registration of transfer or exchange.

(5)    Neither the Registrar nor the Company will be required:

(A)    to issue, to register the transfer of or to exchange any New 1st-Out Notes during a period beginning at the opening of business 15 days before the day of any selection of New 1st-Out Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)    to register the transfer of or to exchange any New 1st-Out Note selected for redemption in whole or in part, except the unredeemed portion of any New 1st-Out Note being redeemed in part; or

(C)    to register the transfer of or to exchange a New 1st-Out Note between a record date and the next succeeding Interest Payment Date.

(6)    Prior to due presentment for the registration of a transfer of any New 1st-Out Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any New 1st-Out Note is registered as the absolute owner of such New 1st-Out Note for the purpose of receiving payment of principal of and interest on such New 1st-Out Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07    Replacement New 1st-Out Notes.

If any mutilated New 1st-Out Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any New 1st-Out Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement New 1st-Out Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a New 1st-Out Note is replaced. The Company may charge for its expenses in replacing a New 1st-Out Note.

Every replacement New 1st-Out Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other New 1st-Out Notes duly issued hereunder.

Section 2.08    Outstanding New 1st-Out Notes.

The New 1st-Out Notes outstanding at any time are all the New 1st-Out Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a New 1st-Out Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the New 1st-Out Note; however, New 1st-Out Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a New 1st-Out Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced New 1st-Out Note is held by a protected purchaser.

If the principal amount of any New 1st-Out Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay New 1st-Out Notes payable on that date, then, if payment in respect of such New 1st-Out Notes is made by the Paying Agent, on and after the date of such payment such New 1st-Out Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury New 1st-Out Notes.

In determining whether the Holders of the required principal amount of New 1st-Out Notes have concurred in any direction, waiver or consent, New 1st-Out Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Affiliate of the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only New 1st-Out Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10    Temporary New 1st-Out Notes.

Until certificates representing New 1st-Out Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary New 1st-Out Notes of the same series. Temporary New 1st-Out Notes will be substantially in the form of certificated New 1st-Out Notes of the same series but may have variations that the Company considers appropriate for temporary New 1st-Out Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive New 1st-Out Notes in exchange for temporary New 1st-Out Notes of the same series.

Holders of temporary New 1st-Out Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

The Company at any time may deliver New 1st-Out Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any New 1st-Out Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all New 1st-Out Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled New 1st-Out Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled New 1st-Out Notes will be delivered to the Company. The Company may not issue new New 1st-Out Notes to replace New 1st-Out Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Company defaults in a payment of interest on the New 1st-Out Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the New 1st-Out Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each New 1st-Out Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee.

(a)    If the Company elects to redeem New 1st-Out Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it will furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)    the clause of Section 3.07 hereof pursuant to which the redemption shall occur;

(2)    the redemption date;

(3)    the principal amount of New 1st-Out Notes to be redeemed; and

(4)    the redemption price.

(b)    At least 30 days but not more than 60 days before a redemption pursuant to the mandatory redemption provisions of Section 3.08 hereof, the Company will furnish to the Trustee an Officer’s Certificate setting forth:

(1)    a statement that the redemption shall occur pursuant to Section 3.08 hereof;

(2)    the redemption date;

(3)    the principal amount of New 1st-Out Notes to be redeemed; and

(4)    the redemption price.

Section 3.02    Selection of New 1st-Out Notes to Be Redeemed or Purchased.

If less than all of the New 1st-Out Notes of any series are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select New 1st-Out Notes from such series for redemption or purchase on a pro rata basis, unless otherwise required by law or applicable depositary requirements.

The Trustee will promptly notify the Company in writing of the New 1st-Out Notes selected for redemption or purchase and, in the case of any New 1st-Out Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. New 1st-Out Notes and portions of

New 1st-Out Notes selected will be in amounts of $1,000 or whole multiples of $1,000; except that if all of the New 1st-Out Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of New 1st-Out Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased; provided, further, that if any PIK Payment has been made, New 1st-Out Notes selected will be in amounts of $1.00 or whole multiples of $1.00. Except as provided in the preceding sentence, provisions of this Indenture that apply to New 1st-Out Notes called for redemption or purchase also apply to portions of New 1st-Out Notes called for redemption or purchase.

Section 3.03    Notice of Redemption.

At least 30 days but not more than 60 days before the date of redemption of New 1st-Out Notes pursuant to Section 3.07 or 3.08 hereof, the Company will mail or cause to be mailed, by first class mail (or, in the case of New 1st-Out Notes held in book-entry form, by electronic transmission), a notice of redemption to each Holder whose New 1st-Out Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New 1st-Out Notes pursuant to Article 9 hereof or a satisfaction and discharge of this Indenture pursuant to Article 13 hereof.

The notice will set forth:

(1)    the clause of Section 3.07 hereof pursuant to which the redemption shall occur or a statement that the New 1st-Out Notes are being redeemed pursuant to Section 3.08 hereof, as applicable;

(2)    the redemption date;

(3)    the redemption price;

(4)    if less than all of the outstanding New 1st-Out Notes are being redeemed, the principal amount to be redeemed;

(5)    that, after the redemption date upon surrender of any New 1st-Out Note redeemed in part, a new New 1st-Out Note or New 1st-Out Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original New 1st-Out Note;

(6)    the name and address of the Paying Agent;

(7)    that New 1st-Out Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(8)    that, unless the Company defaults in making such redemption payment, interest on New 1st-Out Notes called for redemption ceases to accrue on and after the redemption date; and

(9)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the New 1st-Out Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, New 1st-Out Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05    Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all New 1st-Out Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all New 1st-Out Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the New 1st-Out Notes or the portions of New 1st-Out Notes called for redemption or purchase. If a New 1st-Out Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such New 1st-Out Note was registered at the close of business on such record date. If any New 1st-Out Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the New 1st-Out Notes and in Section 4.01 hereof.

Section 3.06    New 1st-Out Notes Redeemed or Purchased in Part.

Upon surrender of a New 1st-Out Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new New 1st-Out Note equal in principal amount to the unredeemed or unpurchased portion of the New 1st-Out Note surrendered.

Section 3.07    Optional Redemption.

(a)    The Company may redeem all or a part of the New 1st-Out Notes upon not less than 30 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the applicable redemption date.

(b)    Any redemption pursuant to this Section 3.07 shall be made pursuant, and in accordance with, to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08    Mandatory Redemption.

(a)    Other than as set forth in clauses (b) and (c) below, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the New 1st-Out Notes.

(b)    If on the last day of a Fiscal Year, beginning with the Fiscal Year ending on September 30, 2018, the Excess Cash Amount is greater than zero, the Company will within 110 days of the last day of such Fiscal Year redeem the maximum principal amount of New 1st-Out Notes that can be redeemed with the Excess Cash Amount at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the applicable redemption date; provided that the Company shall redeem any Existing 1st-Out Notes required to be redeemed after the end of the applicable Fiscal Year pursuant to Section 3.08 of the Existing 2020 Notes Indenture on the same date as the New 1st-Out Notes required to be redeemed pursuant to this Section 3.08. For purposes of this Indenture, “Excess Cash Amount” shall mean (i) during a Credit Agreement Period, the lesser of (A) an amount equal to the Annual Amount (as defined in the Credit Agreement) calculated as of the last day of the applicable Fiscal Year utilizing the annual financial statements of the Company for such Fiscal Year audited by a nationally recognized firm of independent accountants), and (B) the aggregate amount of funds held by the Company, the Guarantors and each of the Subsidiaries of the foregoing (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash) on the last day of the applicable Fiscal Year in excess of $12.5 million (excluding any proceeds received in respect of an Asset Sale or Event of Loss, any proceeds of insurance, any proceeds from the incurrence of Indebtedness (other than the proceeds of Indebtedness incurred pursuant to, or in compliance with, Section 4.11(b)(11) hereof that have not been applied to fund the acquisition, lease, improvement or construction of FF&E or to fund Capital Expenditures, as applicable, within one year following the date of the incurrence of such Indebtedness), the aggregate amount to be paid to redeem Existing Notes pursuant to Section 3.08 of the Existing 2020 Notes Indenture with Excess 1st-Out Cash Flow and Excess 2nd-Out Cash Flow (each as defined in the Existing 2020 Notes Indenture) for such Fiscal Year, the amount of any Monthly Service Payments permitted to be paid pursuant to Section 4.09(b)(3) hereof that has not been paid, the amount of the Annual Service Payment (as estimated in good faith by the Company for such Fiscal Year), and Permitted Tax Payments, Services and Allocation Payments and Employee Benefits Payments accrued during such Fiscal Year which have not been paid), and (ii) at any time other than during a Credit Agreement Period, the amount described in clause (i)(B) above.

(c)     In addition to (and without limiting) any redemption required pursuant to clause (b) of this Section 3.08, on a date prior to September 30, 2018 determined by the Company, the Company shall redeem the maximum principal amount of New 1st-Out Notes that can be redeemed at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date with an amount equal to the excess, if any, of (i) (A) the aggregate amount of funds held by the Company, the Guarantors and each of the Subsidiaries of the foregoing (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash) as of the date of this Indenture minus (B) the amount, if any, of unpaid fees and expenses of professionals incurred by the Company on or prior to the date of this Indenture in connection with the entry into the Credit Agreement Documents and the Notes Documents, over (ii) $12.5 million (such excess, the “Closing Excess Amount”). Prior to the earlier of (x) the date of such redemption and (y) the date that is thirty (30) days after the date of this Indenture, the Company shall deliver to the Trustee (and post to the Data System) an Officer’s Certificate certifying as to the Closing Excess Amount and accompanied by reasonable supporting documentation for such calculation.

(d)    Any redemption pursuant to this Section 3.08 shall be made pursuant to, and in accordance with, the provisions of Section 3.01 through 3.06 hereof.

Section 3.09    Offer to Purchase by Application of Excess Proceeds or Excess Loss Proceeds. In the event that, pursuant to Section 4.13 or 4.35 hereof, the Company is required to commence an offer to Holders to purchase New 1st-Out Notes in an Asset Sale Offer or an Event of Loss Offer, it will follow the procedures specified below.

Each Asset Sale Offer and Event of Loss Offer, as applicable, will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three

Business Days after the termination of the applicable Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds or Excess Loss Proceeds, as applicable (the “Offer Amount”) as follows:

(a)    with respect to any Asset Sale Offer, to the purchase of all New 1st-Out Notes tendered in response to such Asset Sale Offer on a pro rata basis or, if the aggregate purchase price of New 1st-Out Notes that have been tendered is less than the Offer Amount, to the purchase of all Notes tendered in response to such Asset Sale Offer; and

(b)    with respect to any Event of Loss Offer, to the purchase of all New 1st-Out Notes tendered in response to such Event of Loss Offer on a pro rata basis or, if the aggregate purchase price of New 1st-Out Notes that have been tendered is less than the Offer Amount, to the purchase of all New 1st-Out Notes tendered in response to such Event of Loss Offer.

Payment for any New 1st-Out Notes purchased pursuant to an Asset Sale Offer or Event of Loss Offer will be made in cash and otherwise in the same manner as interest payments are made.

If a Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name the applicable New 1st-Out Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender New 1st-Out Notes pursuant to the applicable Asset Sale Offer or Event of Loss Offer.

Upon the commencement of an Asset Sale Offer or Event of Loss Offer, the Company will send, by first class mail (or, in the case of New 1st-Out Notes held in book-entry form, by electronic transmission), a notice to the Trustee and each of the applicable Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender New 1st-Out Notes pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable. The notice, which will govern the terms of the Asset Sale Offer or Event of Loss Offer, as applicable, will state:

(1)    that the Asset Sale Offer or Event of Loss Offer is being made pursuant to this Section 3.09 and Section 4.13 or 4.35 hereof and the length of the Offer Period;

(2)    the Offer Amount, the purchase price and the Purchase Date;

(3)    that any New 1st-Out Note not tendered or accepted for payment will continue to accrue interest;

(4)    that, unless the Company defaults in making such payment, any New 1st-Out Note accepted for payment pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable, will cease to accrue interest after the Purchase Date;

(5)    that Holders electing to have a New 1st-Out Note purchased pursuant to an Asset Sale Offer or Event of Loss Offer may elect to have New 1st-Out Notes purchased in integral multiples of $1,000 only or, in case any PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof;

(6)    that Holders electing to have New 1st-Out Notes purchased pursuant to any Asset Sale Offer or Event of Loss Offer will be required to surrender the New 1st-Out Note, with the form entitled “Option of Holder to Elect Purchase” attached to the New 1st-Out Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)    that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the New 1st-Out Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such New 1st-Out Note purchased; and

(8)    that Holders whose New 1st-Out Notes were purchased only in part will be issued new New 1st-Out Notes of the same series equal in principal amount to the unpurchased portion of the New 1st-Out Notes surrendered (or transferred by book-entry transfer).

On or before a Purchase Date, the Company will, to the extent lawful and subject to the above, accept for payment, New 1st-Out Notes or portions thereof tendered pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such New 1st-Out Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the New 1st-Out Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new New 1st-Out Note of the same series, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new New 1st-Out Note to such Holder, in a principal amount equal to any unpurchased portion of the New 1st-Out Note surrendered. Any New 1st-Out Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10    Gaming Redemption.

(a)    If at any time a Gaming Regulatory Authority determines, and a holder or Beneficial Owner of any of the New 1st-Out Notes is notified, that:

(1)    the holder or Beneficial Owner must obtain a license, qualification or finding of suitability under any applicable Gaming Law and the holder or Beneficial Owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by the applicable Gaming Regulatory Authority;

(2)    the holder or Beneficial Owner will not be licensed, qualified or found suitable under an applicable Gaming Law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

(3)    the holder or Beneficial Owner has been found to be unsuitable for any required license, qualification or finding of suitability;

then the Company, at its option, may:

(A)    require that the holder or Beneficial Owner dispose of such holder’s or Beneficial Owner’s New 1st-Out Notes within 30 days, or an earlier date as may be required by the applicable Gaming Regulatory Authority, of (i) the termination of the 30-day period described above for the holder or Beneficial Owner to apply for a license, qualification or finding of suitability, or (ii) the receipt of the notice from the applicable Gaming Regulatory Authority that the holder or Beneficial Owner will not be licensed, qualified or found suitable or that such license, qualification or finding of suitability has not been renewed upon its expiration or has been revoked; or

(B)    redeem such holder’s or Beneficial Owner’s New 1st-Out Notes at a price equal to the least of (i) 100% of the principal amount of the New 1st-Out Notes held by such holder or Beneficial Owner, (ii) the price paid for the New 1st-Out Notes by such holder or Beneficial Owner, minus the amount of accrued and unpaid interest at the time of purchase by such holder or Beneficial Owner, and (iii) the current market price of the New 1st-Out Notes, in each case, other than clause (iii), together with accrued and unpaid interest to the redemption date or such earlier date as may be required by the applicable Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Regulatory Authority.

(b)    Unless otherwise required by a Gaming Regulatory Authority, any redemption pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(c)    Notwithstanding any other provision of this Indenture, immediately upon a determination that a Holder or Beneficial Owner of New 1st-Out Notes will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, such Holder or Beneficial Owner will have no further rights (1) to exercise any right conferred by this Indenture, the New 1st-Out Notes or the Notes Collateral Documents, directly or indirectly, through any trustee, nominee or any other Person, or (2) to receive any interest or other distribution or payment with respect to the New 1st-Out Notes or any remuneration in any form from the Company or any of the Guarantors for services rendered or otherwise, except the redemption price of the New 1st-Out Notes set forth in clause (a) of this Section 3.10.

ARTICLE 4

COMPANY COVENANTS

Section 4.01    Payment of New 1st-Out Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the New 1st-Out Notes on the dates and in the manner provided in the New 1st-Out Notes. Principal, premium, if any, and interest payable in cash will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest payable in cash then due. PIK Interest will be considered paid on the date due if on such date (1) if PIK Notes have been issued therefor, such PIK Notes have been issued and authenticated in accordance with the terms of this Indenture, and (2) if the PIK Payment is made by increasing the principal amount of Global Notes then authenticated, the Trustee has increased the principal amount of Global Notes then authenticated by the required amount.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the New 1st-Out Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. All payments of interest on overdue principal and installments of interest shall be paid in cash.

Any references in this Indenture to “interest” shall be deemed to include any additional interest payable pursuant to the second paragraph of Section 1 of any New 1st-Out Notes.

Section 4.02    Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where New 1st-Out Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the New 1st-Out Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the New 1st-Out Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03    Reports.

(a)    The Company will publish through a reputable password protected online data system (the “Data System”), such as Intralinks or DataSite, which will require a confidentiality acknowledgment:

(1)     within 90 days of the end of each Fiscal Year (beginning with the Fiscal Year ending on September 30, 2017), an annual report of the Company containing all material information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act and the information with respect to the conference call described in clause (d) of this Section 4.03 with respect thereto; provided that the annual financial statements of the Company included therein shall have been audited by a nationally recognized firm of independent accountants;

(2)     within 45 days of the end of the first three fiscal quarters of each Fiscal Year (beginning with the fiscal quarter ending on December 31, 2017), a quarterly report of the Company containing all material information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act and the information with respect to the conference call described in clause (d) of this Section 4.03 with respect thereto; provided that the interim financial statements of the Company included therein shall have been reviewed by a nationally recognized firm of independent accountants; and

(3)     current reports containing all material information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act with respect to the following Form 8-K Items if the Company had been a reporting company under the Exchange Act:

(a)    Item 1.01 (Entry into a Material Definitive Agreement);

(b)    Item 1.02 (Termination of a Material Definitive Agreement);

(c)    Item 1.03 (Bankruptcy or Receivership);

(d)    Item 2.01 (Completion of Acquisition or Disposition of Assets);

(e)    Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant);

(f)    Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement);

(g)    Item 2.06 (Material Impairments);

(h)    Item 3.03 (Material Modification of Rights of Security Holders);

(i)    Item 4.01 (Changes in Registrant’s Certifying Accountant);

(j)    Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review);

(k)    Item 5.01 (Changes in Control of Registrant);

(l)    Items 5.02 (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers); and

(m)    Item 5.03 (Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year).

(b)    Each report published pursuant to clauses (a)(1) or (a)(2) of this Section 4.03 shall disclose the Adjusted Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters.

(c)    Notwithstanding the above, the Company shall not be required to comply with, and no report described above shall be required to include the information required by, (1) Sections 302, 404 or 906 of the Sarbanes-Oxley Act of 2002 or Items 307 or 308 of Regulation S-K, (2) Regulation G or Item 10(e) of Regulation S-K under the Securities Act with respect to any “non-GAAP” financial information contained therein or (3) Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act.

(d)    The Company will make available such information and the details regarding the conference call described below to any Holder of the New 1st-Out Notes and to any Beneficial Owner of the New 1st-Out Notes by posting such information and conference call details through the Data System, and will make such information and conference call details readily available to any prospective investor, any securities analyst or any market maker in the New 1st-Out Notes who (a) agrees to treat such information as confidential or (b) accesses such information on the Data System; provided that the Company shall make readily available any password or other login information to any such prospective investor, securities analyst or market maker. In addition, the Company will distribute such information and such reports (as well as the details regarding the conference call described below) electronically to the Trustee.

(e)    The Company will hold a conference call for all holders and Beneficial Owners of the New 1st-Out Notes and securities analysts to discuss the information published pursuant to clauses (a)(1) and (a)(2) of this Section 4.03 no later than five Business Days after publishing such information.

(f)    For so long as any New 1st-Out Notes remain outstanding, the Company will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g)    The Company shall file with the Trustee and provide to holders of New 1st-Out Notes, within 5 days after it files them with the NIGC, copies of all reports which the Company or a Guarantor is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

Section 4.04    Compliance Certificate.

(a)    The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Notes Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Notes Collateral Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Notes Collateral Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the New 1st-Out Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)    So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 hereof shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that there has been a violation of any provisions of Article 4, Article 5 or Article 6 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)    So long as any of the New 1st-Out Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

(d)    Except with respect to any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.04, the Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

Section 4.05    Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the New 1st-Out Notes.

Section 4.06    Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Interest Reserve Account.

(a)    On or before the last Business Day of each month (each such day, an “Interest Deposit Date”), the Company shall cause to be transferred from the Deposit Accounts to the Interest Reserve Account an amount of cash equal to (i) the amount of cash interest that accrued and/or will accrue on the New 1st-Out Notes during such month (provided that for purposes of this calculation each month will be deemed to consist of 30 calendar days), less (ii) the amount of interest that the Trustee has disclosed to the Company has accrued on funds or securities in the Interest Reserve Account since the last Interest Payment Date (or, if no Interest Payment Date has occurred, since the date of this Indenture) and has not been withdrawn (such accrued and unwithdrawn amount described in the foregoing clause (ii) is referred to as the “Accrued Interest Amount” and the amount to be transferred on a particular Interest Deposit Date represented by the difference between the foregoing clauses (i) and (ii) is referred to as the “Monthly Deposit Amount”); provided, that the Company shall not be required to cause to be transferred from the Deposit Accounts to the Interest Reserve Account any Monthly Deposit Amount on any Interest Deposit Date (x) on or after the date of the Company’s duly made election to pay PIK Interest on the New 1st-Out Notes (in accordance with the terms hereof and the New 1st-Out Notes) on the Interest Payment Date that follows such election and (y) prior to such Interest Payment Date, in each case, so long as the Company has on or before such Interest Deposit Date caused to be transferred from the Deposit Accounts to the Interest Reserve Account since the immediately preceding Interest Payment Date amounts in aggregate equal to not less than the amount of interest the Company is required to pay in cash on the next succeeding Interest Payment Date (after giving effect to its election to pay PIK Interest on the New 1st-Out Notes) less the Accrued Interest Amount; provided, further, that the amount of a Monthly Deposit Amount shall be reduced (the amount of any such reduction, the “Withheld Amount”) so that, immediately following such transfer, the Liquidity Amount (as defined below) shall not be less than $12.5 million; provided, further, that if on any Interest Deposit Date that occurs after an Interest Deposit Date for which there is a Withheld Amount, but prior to the next succeeding Interest Payment Date, the Liquidity Amount (after giving effect to the transfer of the Monthly Deposit Amount on such Interest Deposit Date) is greater than $12.5 million, the Company shall on such Interest Deposit Date or as promptly as practicable thereafter, transfer to the Interest Reserve Account an amount of cash equal to the lesser of (x) the amount that would cause the Liquidity Amount on such Interest Deposit Date to be equal to $12.5 million and (y) the aggregate amount of the Withheld Amounts with respect to Interest Deposit Dates that occurred since the last Interest Payment Date and for which a transfer has not been previously made pursuant to this proviso. The amount of interest accrued on funds or securities in the Interest Reserve

Account shall be disclosed to the Company by the Trustee not later than the 15th day of each month and the balance of the Interest Reserve Account shall be disclosed to the Company by the Trustee as promptly as practicable upon the Company’s request. Funds in the Interest Reserve Account may be invested in Cash Equivalents or in Government Securities having a maturity prior to the next Interest Payment Date following the purchase thereof, as directed in writing by the Company. “Liquidity Amount” means the aggregate amount of funds held by the Company, the Guarantors and each of the Subsidiaries of the foregoing (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash).

(b)    The Trustee will establish the Interest Reserve Account and maintain and hold such account and all amounts credited thereto in trust to secure all Obligations of the Company and the Guarantors with respect to the New 1st-Out Notes. The Trustee shall apply all amounts in the Interest Reserve Account to pay on the applicable Interest Payment Date cash interest due and owing on the New 1st-Out Notes, or, at the written direction of the Company, to pay any accrued and unpaid interest payable on any New 1st-Out Notes that are redeemed or repurchased by the Company. After each such application, the Trustee will promptly notify the Company of such payment and the amount, if any, then remaining in the Interest Reserve Account; provided that any remaining amount shall reduce amounts next required to be transferred to the Interest Reserve Account under the first sentence of clause (a) of this Section 4.07. Notwithstanding the foregoing, the Trustee shall apply any amounts deposited in the Interest Reserve Account as a result of the application of Section 4.08(e) hereof first to redeem any PIK Notes then outstanding (or subsequently issued in respect of the applicable PIK Period), and, if any amounts so deposited remain following such application, thereafter to pay on the next succeeding Interest Payment Date cash interest due and owing on the New 1st-Out Notes. After payment in full of all amounts owing on the New 1st-Out Notes, or the Legal Defeasance thereof, any amounts remaining in the Interest Reserve Account shall be returned to the Company.

(c)    If at 10:00 a.m. (New York City time) on the Business Day immediately preceding any Interest Payment Date, amounts then credited to the Interest Reserve Account are insufficient to pay the cash interest to be paid on the New 1st-Out Notes on such Interest Payment Date, the Trustee shall promptly notify the Company of the amount of the deficiency by any commercially reasonable manner, including by telephone, e-mail or telephonic facsimile transmission.

(d)    On the Business Day immediately succeeding the date on which the Company duly elects to pay PIK Interest in respect of the New 1st-Out Notes in accordance with the terms of the Notes, the Trustee shall transfer from the Interest Reserve Account to the Deposit Accounts a cash amount equal to the aggregate amount of PIK Interest duly elected to be paid by the Company in accordance with the terms of the Notes or, should the amounts in the Interest Reserve Account on such date be less than the amount of the PIK Interest duly elected to be paid in accordance with the terms of the Notes, all amounts in the Interest Reserve Account on such date.

Section 4.08    Deposit and Disbursement of Revenues.

The Company shall cause all Gross Revenues of the Resort Business (other than Cage and Operating Cash) to be deposited at least twice per week into Deposit Accounts held in the name of the Company either, (i) (y) at any time during which the Credit Agreement (or any successor thereto constituting Permitted Refinancing Indebtedness secured by Liens senior in priority to those securing the New 1st-Out Notes) is outstanding (such time, a “Credit Agreement Period”), with BOKF, NA, dba Bank of Albuquerque (or with the holder of such Permitted Refinancing Indebtedness), to hold subject to the Deposit Account Control Agreement (or any successor agreement thereto), and (z) at any time other than during a Credit Agreement Period, with the entity which is acting as the Collateral Agent or (ii) with any Qualified Bank (such Deposit Accounts held pursuant to clause (i) or clause (ii) hereof, the “Qualified

Bank Accounts”). If at any time the aggregate amount of funds and the principal amount of securities held in all Qualified Bank Accounts exceeds $2.0 million, the Company shall within two Business Days thereof transfer such excess amount into Deposit Accounts held in the name of the Company, as applicable, (A) during a Credit Agreement Period, with BOKF, NA, dba Bank of Albuquerque (or with the holder of Permitted Refinancing Indebtedness described in clause (i)(y) above), to hold subject to the Deposit Account Control Agreement (or any successor agreement thereto), or (B) at any time other than during a Credit Agreement Period, with the entity which is acting as the Collateral Agent. Subject to the Deposit Account Control Agreement or any successor agreement thereto (for so long as such Deposit Account Control Agreement or any such successor agreement remains in effect), the Company and the Guarantors shall withdraw funds in the Deposit Accounts solely for the following purposes (including at such times as will enable the payments provided for below to be timely made when due in accordance with their terms) and apply such funds solely in the following order of priority (in each case as of any applicable time of determination, with funds not to be applied below any level of priority set forth below at any time at which there are amounts due in respect of any higher level of priority set forth below):

(a)     First, to pay any Monthly Service Payment (or any unpaid portion thereof) with respect to any month that began on or prior to the date of such payment and has not previously been paid;

(b)     Second, subject to Section 4.21 hereof and the third paragraph of Section 7.02 hereof, to pay or fund the payment of any amount set forth on the Operating and CapEx Budget that has been submitted to the Trustee (including without limitation Capital Expenditures permitted by, but subject to the limitations contained in, Section 4.21 hereof);

(c)     Third, to (i) pay Obligations (as defined in the Credit Agreement) in respect of any cost or expense reimbursements, fees or indemnities then due and payable under the Credit Agreement; and (ii) pay scheduled principal and interest then due and payable under the Credit Agreement, including, without limitation, interest at the Default Rate (as defined in the Credit Agreement) and any late charges under Section 2.9 of the Credit Agreement then due and payable under the Credit Agreement;

(d)    Fourth, to make payments or transfers to the Interest Reserve Account as required by Section 4.07 hereof and to pay interest due under this Indenture and/or the Existing 2020 Notes Indenture;

(e)    Fifth, to make any payments due on the New 1st-Out Notes (including, without limitation, principal, pursuant to mandatory redemption or otherwise), to redeem Existing Notes pursuant to Section 3.08 of the Existing 2020 Notes Indenture and to redeem the principal amount of any PIK Notes then outstanding and to pay any accrued and unpaid interest thereon (provided that such redemption of PIK Notes then outstanding shall (i) be limited to one annual redemption to be effected at the time the mandatory redemption is contemplated to be made pursuant to Section 3.08 and (ii) be made pursuant to, and in accordance with, the provisions of Sections 3.01 through 3.06 hereof);

(f)    Sixth, if a PIK Period is in effect as of the applicable time of determination, to the Interest Reserve Account for application in accordance with the penultimate sentence of Section 4.07(b) hereof, but if no PIK Period is in effect as of the applicable time of determination, to make payments of amounts due on the Tribal Loan;

(g)    Seventh, to make any payments due on any other Indebtedness (other than the Credit Agreement) incurred in compliance with this Indenture and to make payments required to be made on the Existing 2010 Notes;

(h)     Eighth, to repay, repurchase, redeem, defease or otherwise discharge the New 1st-Out Notes and any other Indebtedness incurred in compliance with this Indenture;

(i)     Ninth, to make Permitted Investments; and

(j)    Finally, so long as no Event of Default shall have occurred and be continuing, after the consummation of the redemption required by Section 3.08(b) hereof with respect to any subsequent Fiscal Year, but on or prior to the 135th day after the end of such Fiscal Year, to pay the Annual Service Payment for such Fiscal Year.

Notwithstanding the foregoing or anything to the contrary herein, it is agreed that (i) the Closing Excess Amount shall be applied to the redemption of the New 1st-Out Notes (including accrued interest thereon to the date of the redemption thereof) in accordance with the terms of Section 3.08(c) hereof, and, notwithstanding the definition of Annual Fixed Charge Coverage Ratio, such redemption (and any payment in respect thereof) shall not be included in, or treated as increasing, the amount calculated pursuant to clause (b) of the definition of Annual Fixed Charge Coverage Ratio, (ii) during any Credit Agreement Period, amounts shall be paid pursuant to clauses (e)-(j) of this Section 4.08, in the order of priority established above, only until the Annual Amount in respect of the then applicable Fiscal Year of the Company has been exhausted and (iii) any amounts that would have been paid pursuant to clauses (e)-(j) of this Section 4.08 absent the operation of the immediately preceding clause (ii) shall remain outstanding and shall be paid if and when the operation of this Section 4.08 permits the same, it being understood that no such deferral in the payment of such amounts solely as a result of the operation of this Section 4.08 shall result in a Default or Event of Default hereunder.

Section 4.09    Restricted Payments.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    make any payment or distribution (a) to the Tribe (or any other agency, instrumentality or political subunit or Affiliate thereof other than the Company or a Guarantor) or (b) to any member of the Tribe or any Relative of a member of the Tribe (other than with respect to subclauses (a) and (b), payments made in the ordinary course of business at customary rates and otherwise on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; provided, however, that the foregoing shall not prohibit any bid preferences set forth in Section 4.14(b)(6) hereof);

(2)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Company or a Restricted Subsidiary, except (a) payments of interest or principal at the Stated Maturity thereof or (b) payments to the Company or a Guarantor; or

(3)    make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as “Restricted Payments”).

(b)    The provisions of Section 4.09(a) hereof will not prohibit:

(1)    the repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or a Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(2)    any purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Company or any Guarantor if (a) such payment or other action is required by any agreement or instrument pursuant to which such Subordinated Indebtedness was issued as a result of a Change of Control, Asset Sale or Event of Loss and (b) the Company has purchased all New 1st-Out Notes, if any, properly tendered pursuant to any Change of Control Offer, Asset Sale Offer or Event of Loss Offer that resulted from such event;

(3)    Monthly Service Payments; provided that if any portion of a Monthly Service Payment permitted to be paid pursuant to this clause (3) is not distributed with respect to any month, such amount may be distributed in any subsequent month in addition to amount otherwise permitted to be distributed pursuant to this clause (3) during such subsequent month;

(4)    Annual Service Payments;

(5)    so long as no Event of Default set forth under Section 7.01(1) has occurred and is continuing, Permitted Tax Payments; provided that any Permitted Tax Payments collected by the Company or any Guarantor during any calendar month may only be distributed pursuant to this clause (5) after the Company has complied with its obligations set forth under Section 4.07 hereof with respect to such month;

(6)    Services and Allocation Payments; and

(7)    Employee Benefits Payments.

Section 4.10    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(2)    make loans or advances to the Company or any Restricted Subsidiary; or

(3)    transfer any of its properties or assets to the Company or any Restricted Subsidiary.

(b)    The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)    the Credit Agreement Documents, the Notes Documents, the Existing Notes Documents and the Tribal Loan, in each case, as in effect on the date hereof or as permitted to be incurred pursuant to the terms thereof in effect on the date hereof;

(2)    applicable law, rule, regulation or order of the U.S. or any state (or their instrumentalities);

(3)    encumbrances and restrictions contained in agreements governing Indebtedness, Capital Stock and other agreements or instruments as in effect on the date of this Indenture;

(4)    any agreement governing Indebtedness or Capital Stock of a Person acquired by the Company or a Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)    customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business;

(6)    any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(7)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, as determined in good faith by the Management Board, than those contained in the agreements governing the Indebtedness being refinanced;

(8)    Liens securing Indebtedness otherwise permitted to be incurred pursuant to Section 4.15 hereof that limit the right of an obligor of such Indebtedness to dispose of the assets subject to such Liens;

(9)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)    any encumbrance or restriction contained in contracts for the sale of assets permitted by this Indenture, provided that such restrictions or encumbrances relate only to the assets being sold pursuant to such contracts; and

(12)    encumbrances and restrictions contained in any agreement, instrument or Capital Stock that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any agreement, instrument or Capital Stock described in paragraphs (1) through (11) of this Section 4.10(b), from time to time, in whole or in part, provided that the encumbrances or restrictions set forth therein are not materially more restrictive, taken as a whole, as determined in good faith by the Management Board, than those contained in the predecessor agreement, instrument or Capital Stock (regardless of whether the predecessor agreement, instrument or Capital Stock remains outstanding in whole or in part).

Section 4.11    Incurrence of Indebtedness and Issuance of Disqualified Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock.

(b)    The provisions of Section 4.11(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness:

(1)    the incurrence by the Company and the Guarantors of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $40.0 million; provided that the net proceeds of any Indebtedness incurred pursuant to this clause (1) after the date of this Indenture in excess of the amount of Indebtedness outstanding under this clause (1) immediately prior to such incurrence shall, in each case, be used to repay, repurchase, redeem, defease or otherwise discharge the New 1st-Out Notes (except that, in the case of the Credit Agreement, up to $5.0 million in Protective Advances (as such term is defined in the Credit Agreement) may be incurred in accordance with the terms of the Credit Agreement and the terms of this Indenture without complying with this proviso); for the avoidance of doubt, for purposes of determining compliance with this Section 4.11(b)(1), the aggregate principal amount of Indebtedness and letters of credit incurred by the Company and the Guarantors under the Credit Agreement shall be calculated exclusive of Accrued Unpaid Interest and Fees and Expenses (each such term as defined in the Credit Agreement);

(2)    the incurrence by the Company and the Guarantors of Indebtedness represented (a) by the New 1st-Out Notes and the Note Guarantees issued on the date of this Indenture and (b) the Notes Collateral Documents;

(3)    the incurrence by the Company and the Guarantors of the Existing Indebtedness;

(4)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under pursuant to clauses (1), (2), (3), (4), (9) or (11) of this Section 4.11(b);

(5)    the Guarantee by the Company or a Guarantor of any Indebtedness of the Company or a Guarantor that was permitted to be incurred by another provision of this Section 4.11;

(6)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New 1st-Out Notes, in the case of the Company, and the Note Guarantees, in the case of the Guarantors; provided, further, that if at any time any such Restricted Subsidiary ceases to be a Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness that was not permitted by this clause (6);

(7)    the incurrence by the Company or a Restricted Subsidiary of Indebtedness in connection with reimbursement-type obligations regarding workers’ compensation claims, escrow agreements, and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

(8)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition;

(9)    Indebtedness of the Company, to the extent the net proceeds thereof are promptly (a) used to repurchase New 1st-Out Notes tendered in a Change of Control Offer or (b) deposited to defease the New 1st-Out Notes pursuant to Article 9 hereof;

(10)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided such Indebtedness is repaid within five Business Days; and

(11)    the incurrence by the Company or a Restricted Subsidiary of Indebtedness incurred to fund the acquisition, lease, improvement or construction of FF&E or Capital Expenditures in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million.

(c)    For purposes of determining compliance with this Section 4.11, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (11) above, the Company may, in its sole discretion, classify and reclassify such item of Indebtedness on the date of its incurrence and from time to time in any manner that complies with this covenant.

(d)    Solely for purposes of determining compliance with this Section 4.11, (1) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including, without limitation, the issuance of PIK Notes and additional Senior PIK Notes due 2020 of the Company pursuant to the terms of the Company’s Senior PIK Notes due 2020 outstanding on the date of this Indenture), (2) the payment of PIK Interest on the New 1st-Out Notes by increasing the principal amount thereof outstanding as set forth in this Indenture, (3) the payment of interest on the Company’s Senior PIK Notes due 2020 by increasing the principal amount thereof outstanding as set forth in the indenture governing such notes, (4) the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms and (5) amortization of original issue discount or the accretion of principal with respect to a non-interest bearing or other discount security, in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.11.

Section 4.12    Limitation on Subordinated Indebtedness.

None of the Company or the Guarantors will incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or a Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the New 1st-Out Notes or the applicable Note Guarantee on substantially identical terms or to a greater extent; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

Section 4.13    Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)     the Company or a Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of the assets sold or otherwise disposed of; and

(2)     at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a)     any liabilities that would appear on the Company’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the New 1st-Out Notes or any Guarantee) that are assumed or satisfied in connection with such Asset Sale pursuant to an agreement that fully and irrevocably releases the Company or such Restricted Subsidiary from all further liability; and

(b)     any securities, notes or other obligations received by the Company or a Restricted Subsidiary in connection with such Asset Sale that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

provided, however, that the Company and the Guarantors will not be permitted to make any Asset Sale of any Key Project Asset or Gaming License.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply such Net Proceeds, at its option, to:

(1)    to repay any Indebtedness incurred pursuant to Section 4.11(b)(1) hereof;

(2)    make capital expenditures or acquire other long-term assets that are used or useful in the Resort Business; or

(3)    permanently repay Indebtedness of the Company or a Restricted Subsidiary that is secured by a Lien described in clause (16) of the definition of “Permitted Liens” on the assets subject to the Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce any revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture; provided that any such investment with the proceeds received as a result of an Asset Sale with respect to Collateral shall be held in an account in which the Collateral Agent will have a first priority perfected security interest, subject to the provisions of the Intercreditor Agreement and further subject to Permitted Liens, for the benefit of the Holders of the New 1st-Out Notes.

Any Net Proceeds from Asset Sales that are not applied or invested as provided above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds

$5.0 million, the Company will make an offer (an “Asset Sale Offer”) in accordance with Section 3.09 hereof to all Holders of New 1st-Out Notes to purchase the maximum principal amount of New 1st-Out Notes that may be purchased out of the Excess Proceeds at a price equal to 100% of the principal amount of the New 1st-Out Notes to be repurchased in such offer plus accrued and unpaid interest thereon to the date of purchase. If the aggregate principal amount of New 1st-Out Notes tendered into an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the New 1st-Out Notes to be purchased on a pro rata basis. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations to the extent such laws and regulations are applicable in connection with each repurchase of New 1st-Out Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.13, the Company will comply with the applicable laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.13 by virtue of such compliance.

Section 4.14    Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, any member of the Tribe or a Relative of any member of the Tribe (each of the foregoing, an “Affiliate Transaction”), unless:

(1)    such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)    the Company delivers to the Trustee:

(a)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $0.5 million, a resolution of the Management Board set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.14(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and

(b)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)    The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.14(a) hereof:

(1)     any employment agreement or arrangement entered into by the Company or any Restricted Subsidiary in the ordinary course of business that has been approved by a majority of disinterested members of the Management Board or, if there are no disinterested members of the Management Board, such compensation arrangement has been approved unanimously by the members of the Management Board;

(2)     transactions between or among the Company and/or one or more Restricted Subsidiaries;

(3)     reasonable fees and compensation paid to, and indemnities and similar arrangements provided on behalf of, the Management Board and other officers, directors or employees of the Company or any of the Restricted Subsidiaries;

(4)     Restricted Payments that are not prohibited by Section 4.09 hereof;

(5)     written contractual arrangements existing on the date of this Indenture and disclosed in the Offering Memorandum (including arrangements among the Company or a Guarantor and the Tribe with respect to the provision of shared and Tribal services and reasonable renewals and extensions thereof) and any renewals, extensions and modifications thereof that are not (as determined in good faith by the Management Board) materially adverse to Holders of New 1st-Out Notes taken as a whole; and

(6)     reasonable bid preferences to members of the Tribe and their businesses; provided that the difference between amounts paid in any Fiscal Year to members of the Tribe and their businesses as a result of such preferences and amounts that would have been paid in comparable transactions by the Company or a Restricted Subsidiary to an unrelated Person do not exceed $1.0 million in the aggregate.

Section 4.15    Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any Resort Property, except Permitted Liens.

Section 4.16    Offer to Repurchase Upon Change of Control.

(a)    Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of New 1st-Out Notes repurchased plus accrued and unpaid interest, if any, on the New 1st-Out Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within ten days following any Change of Control, the Company will mail a notice to each Holder (or, in the case of New 1st-Out Notes held in book-entry form, send by electronic transmission) (and, unless the Trustee makes the mailing or sending by electronic transmission on behalf of the Company, to the Trustee) describing the transaction or transactions that constitute the Change of Control and stating:

(1)    that the Change of Control Offer is being made pursuant to this Section 4.16 and that all New 1st-Out Notes tendered will be accepted for payment;

(2)    the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)    that any New 1st-Out Note not tendered will continue to accrue interest;

(4)    that, unless the Company defaults in the payment of the Change of Control Payment, all New 1st-Out Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)    that Holders electing to have any New 1st-Out Notes purchased pursuant to a Change of Control Offer will be required to surrender the New 1st-Out Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the New 1st-Out Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of New 1st-Out Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the New 1st-Out Notes purchased; and

(7)    that Holders whose New 1st-Out Notes are being purchased only in part will be issued new New 1st-Out Notes equal in principal amount to the unpurchased portion of the New 1st-Out Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

If the Company wishes the Trustee to do the mailing, it will give the Trustee adequate prior notice so that the Trustee may do so.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New 1st-Out Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.16, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.16 by virtue of such compliance.

(b)    On the Change of Control Payment Date, the Company, to the extent lawful, will:

(1)    accept for payment all New 1st-Out Notes or portions of New 1st-Out Notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New 1st-Out Notes or portions of New 1st-Out Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the New 1st-Out Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of New 1st-Out Notes or portions of New 1st-Out Notes being purchased by the Company.

The Paying Agent will promptly mail (or, in the case of New 1st-Out Notes held in book-entry form, send by electronic transmission) (but in any case not later than five days after the Change of Control Payment Date) to each Holder of New 1st-Out Notes properly tendered the Change of Control Payment for such New 1st-Out Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New 1st-Out Note equal in principal amount to any unpurchased portion of the New 1st-Out Notes surrendered, if any; provided that each such new New 1st-Out Notes will be in a principal amount of $1,000 or an integral multiple thereof (other than PIK Notes, which shall be issued in denominations of $1.00 and integral multiples of $1.00). The Company will notify the Trustee and will instruct the Trustee to notify the Holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)    Notwithstanding anything to the contrary in this Section 4.16, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.16 and purchases all New 1st-Out Notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

Section 4.17    Sale and Leaseback Transactions.

(a)    Each of the Company and the Guarantors will not enter into any sale and leaseback transaction; provided that the Company or a Guarantor may enter into a sale and leaseback transaction with respect to assets other than Key Project Assets if:

(1)     the Company or a Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 4.11 hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.15 hereof;

(2)     the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as set forth in an Officer’s Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)     the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, Section 4.13 hereof.

Section 4.18    Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of this Indenture, then that newly acquired or created Restricted Subsidiary will become a Guarantor of all New 1st-Out Notes issued under this Indenture from time to time and execute a supplemental indenture in the form attached as Exhibit B hereto and shall become party to all applicable Notes Collateral Documents and deliver to the Trustee an Opinion of Counsel relating to compliance with this Indenture and the Notes Collateral Documents and the enforceability and authorization of such Guarantee and Notes Collateral Documents.

Section 4.19    Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of New 1st-Out Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the New 1st-Out Notes unless such consideration is offered to be paid and is paid to all Holders of the New 1st-Out Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.20    Designation of Restricted and Unrestricted Subsidiaries.

The Company’s Management Board may designate any Restricted Subsidiary (other than a Principal Guarantor) to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default; provided that in no event shall any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary. In the event of such designation, the aggregate Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation. All such outstanding Investments will be deemed to constitute Permitted Investments, as applicable, in an amount equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of such Investments at the time of such designation. Such designation will only be permitted if such Permitted Investment would be permitted pursuant to the definition of “Permitted Investments,” as applicable, at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company’s Management Board may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default or an Event of Default.

Section 4.21    Limitation on Capital Expenditures.

The Company and its Restricted Subsidiaries shall not make Capital Expenditures during any Fiscal Year in an aggregate amount in excess of $5.0 million.

Section 4.22    Preservation of Company Rights. The Company will do or cause to be done, and will cause each Restricted Subsidiary to do or cause to be done, all things necessary to preserve and keep in full force and effect all material rights, licenses, and franchises of the Company and its Restricted Subsidiaries.

Section 4.23    Gaming Licenses.

(a)    Each of the Company and the Guarantors will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of its business, provided that if, in the course of the exercise of its governmental or regulatory functions, the Tribe is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Company’s or a Guarantor’s business as a result of any noncompliance with any Gaming law, the Company or such Guarantor will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Company or such Guarantor will be open and fully operating.

(b)    The Company shall provide the Trustee, promptly after receipt by the Company, with any notice of non-compliance, violation, temporary closure order or assessment of civil fines from the NIGC (pursuant to IGRA) and any notice of non-compliance or violation of any Gaming Laws by any other Gaming Regulatory Authority.

Section 4.24    No Licensing of Holders. Other than as may be required by applicable federal law or the Compact, the Company will not take any action that would cause any Holder or Beneficial Owner of the New 1st-Out Notes, solely in its capacity as a Holder or Beneficial Owner of the New 1st-Out Notes, to be required to obtain a Gaming License or to be required to be licensed, qualified or found suitable under the law of any jurisdiction.

Section 4.25    Ownership Interests in the Company and the Guarantors.

None of the Tribe, the Company and the Guarantors shall permit any Person (1) other than the Tribe to acquire any Ownership Interest in the Company or acquire any right to elect or appoint any member of the Management Board and (2) other than the Company or a Guarantor to acquire any Ownership Interest in any Guarantor.

Section 4.26    Provision of Monthly Operating and Capital Expenditures Budget.

The Company will, no later than five days prior to the commencement of each calendar month, beginning with the first full calendar month after the date of this Indenture, submit to the Trustee a budget of expected operating expenses and capital expenditures of the Resort Business to be paid during such month, delineating by separate line items various categories of such expenses and expenditures in reasonable detail (the “Operating and CapEx Budget”), and a schedule of any payments of principal, interest, premium or other amounts that are expected to be paid on any Indebtedness during such month; provided, that the Company shall have the right to amend any such budget at any time by submitting the amendment thereto in writing to the Trustee.

Section 4.27    Maintenance of Insurance. (a)    The Company shall, and shall cause its respective Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as are customarily carried by similar businesses with such deductibles, retentions, set insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.

(b)    Customary insurance coverage shall be deemed to include the following:

(1)     workers’ compensation insurance to the extent required to comply with the Compact and all applicable state, territorial or U.S. laws and regulations, or the laws and regulations of any other applicable jurisdiction;

(2)     comprehensive general liability insurance with minimum limits of $1.0 million;

(3)     umbrella or bumbershoot liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $10.0 million;

(4)     business interruption insurance; provided that such business interruption insurance will have a minimum limit of at least $50.0 million;

(5)     property insurance protecting the property against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an “all-risk” policy or a property policy covering “special” causes of loss (such insurance shall provide coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements and with a deductible no greater than $100,000 (other than earthquake insurance, for which the deductible may be up to 10% of such replacement value)); and

(6)     all insurance required to be maintained (a) pursuant to the terms of the Compact and (b) by any Gaming Regulatory Authority.

(c)    All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such policy is issued to the Company or a Restricted Subsidiary, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

Section 4.28    Limitation on Cage and Operating Cash. The Company will not, and will not permit any Guarantor to, permit the amount of Cage and Operating Cash held by it at any time to exceed the greater of (1) an amount which is reasonably expected to be required in the ordinary course of conduct of the

Company’s or such Guarantor’s Resort Businesses and (2) in the case of a Person engaged in a Gaming business, the amount required by applicable Gaming laws or the rules and regulations of any Gaming Regulatory Authority.

Section 4.29    Retention of Qualified Consultant.

If at any time after the date of this Indenture, (1) the Company’s Fixed Charge Coverage Ratio for its most recently completed four full fiscal quarters is less than 1.50 to 1.00 and (2) a Warner Entity was not at the end of any Fiscal Quarter managing all of the Resort Business (other than any business or commercial activity that constituted an Excluded Business at any time) pursuant to a management agreement that, if required by law, has been approved by the NIGC, then no later than 45 days after the unaudited or audited consolidated financial statements the Company and its Restricted Subsidiaries are required to be delivered to the Trustee after the end of such Fiscal Quarter pursuant to Section 4.03 hereof, the Company will retain a Qualified Consultant of its choice (which may be a Warner Entity) to provide recommendations to improve the operating performance of the Resort Business and provide a written report to the Company and the Trustee containing such recommendations within 45 days following such engagement; provided that the Company will be under no obligation to follow the recommendations of such consultant.

Section 4.30    Retention of Qualified Chief Operating Officer and Chief Financial Officer.

At any time that an Approved Management Agreement is not in effect, the Company’s chief operating officer will be a Qualified COO and the Company’s chief financial officer will be a Qualified CFO, in each case other than during a period not to exceed 90 days if such failure is due to the death, disability, resignation or termination of the person then acting as chief operating officer or chief financial officer.

Section 4.31    Additional Collateral. Except for Excluded Assets, concurrently with the acquisition by the Company or any of the Guarantors of any personal property with a Fair Market Value in excess of $100,000 individually or $500,000 in the aggregate, to the extent not prohibited by any Gaming Regulatory Authority or applicable law, the Company or such Guarantor will:

(1)     file such UCC financing statements or take such other actions as shall be necessary as determined by the Company or its counsel to perfect and protect the Collateral Agent’s security interest having the priority required under the Notes Collateral Documents in such assets or property and provide the Collateral Agent with evidence of the same; and

(2)     promptly deliver to the Collateral Agent such opinions of counsel, if any, as the Collateral Agent may reasonably require with respect to the foregoing (including opinions as to the enforceability and perfection of security interests).

Section 4.32    Further Assurances. (a) The Company will, and will cause each Guarantor to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order to:

(1)     carry out more effectively the purposes of the Notes Collateral Documents;

(2)     subject to the Liens created by any of the Notes Collateral Documents any of the properties, rights of interests required to be encumbered thereby;

(3)     perfect and maintain the validity, effectiveness and priority of any of the Notes Collateral Documents and the Liens intended to be created thereby; and

(4)     better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Agent under the Notes Collateral Documents or under any other instrument executed in connection herewith.

(b)    Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under this Indenture or any of the Notes Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Regulatory Authority), the Company will or, as applicable, will cause the Guarantors to execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company or any Guarantor for such governmental consent, approval, recording, qualification or authorization.

Section 4.33    Limitations on Lines of Business.

The Company and the Guarantors shall not, and shall not permit any of their respective Restricted Subsidiaries to, engage in any business other than the Resort Business.

Section 4.34    Company Accountants.

The independent accounting firm that audits the Company’s annual report or reviews the Company’s interim financial statements as required by Section 4.03(a) hereof shall not at any time during its engagement by the Company be engaged to perform any services on behalf of the Tribe or any of its Affiliates (other than the Company and its Subsidiaries).

Section 4.35    Events of Loss.

(a)    Within 180 days after any Event of Loss with respect to all or any portion of the Resort Property with a Fair Market Value (or replacement cost, if greater) (as evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) in excess of $1.0 million, the Company or a Restricted Subsidiary, as applicable, may apply or enter into an irrevocable agreement to apply the Net Loss Proceeds from such Event of Loss to (i) permanently repay Indebtedness of the Company or the Restricted Subsidiary that is secured by a Lien described in clause (1) or (16) of the definition of “Permitted Liens” on the assets subject to Event of Loss or (ii) the rebuilding, repair, replacement or construction of improvements to such Resort Property, with no concurrent obligation to make any purchase of any New 1st-Out Notes; provided, that, with respect to clause (ii) above:

(1)     the Company delivers to the Trustee within 90 days of such Event of Loss a written opinion from a reputable contractor that the Resort Property subject to such Event of Loss can be rebuilt, repaired, replaced or constructed, and in a condition that is substantially similar to its condition immediately prior to such Event of Loss within 365 days following the receipt of funds to rebuild, repair, replace or construct such Resort Property; and

(2)     the Company delivers to the Trustee an Officer’s Certificate certifying that the Company expects to have available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above and, together with any anticipated revenues projected to be generated during the repair or restoration period, to pay debt service on its Indebtedness during the repair or restoration period.

(b)    Pending the final application of any Net Loss Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce any revolving credit borrowings or otherwise invest such Net Loss Proceeds in any manner that is not prohibited by this Indenture; provided that any such proceeds received as a result of an Event of Loss with respect to Collateral shall be held in an account in which the Collateral Agent will have a first priority perfected security interest, subject to the provisions of the Intercreditor Agreement and further subject to Permitted Liens, for the benefit of the Holders of the New 1st-Out Notes.

(c)    Any Net Loss Proceeds that are not reinvested as provided in clause (a) of this Section 4.35 will be deemed “Excess Loss Proceeds.” Within ten days following the date that the aggregate amount of Excess Loss Proceeds equals or exceeds $5.0 million, the Company will make an offer (an “Event of Loss Offer”) in accordance with Section 3.09 hereof to all holders of New 1st-Out Notes to purchase the maximum principal amount of New 1st-Out Notes that may be purchased out of the Excess Loss Proceeds at a price equal to 100% of the principal amount of the New 1st-Out Notes to be repurchased in such offer plus accrued and unpaid interest thereon to the date of purchase. If the aggregate principal amount of New 1st-Out Notes tendered into an Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee will select the New 1st-Out Notes to be purchased on a pro rata basis. To the extent that any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

(d)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations to the extent such laws and regulations are applicable in connection with each repurchase of New 1st-Out Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable laws or regulations conflict with Section 3.09 hereof or this Section 4.35, the Company will comply with the applicable laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.35 by virtue of such compliance.

(e)    In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to any assets that have a Fair Market Value (or replacement cost, if greater) (as evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) in excess of $2.0 million, the Company or applicable Restricted Subsidiary will be required to receive consideration (1) at least equal to the Fair Market Value of the property or assets subject to the Event of Loss and (2) at least 75% of which is in the form of cash or Cash Equivalents.

ARTICLE 5

COVENANTS OF THE TRIBE

Section 5.01    Covenants of the Tribe.

(a)    The Tribe will not, and will not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law or the Compact, to do any of the following:

(1)     increase or impose any tax or similar payment obligation on, the Company or any of its Restricted Subsidiaries or on any patrons of, or any activity at, the Resort Property other than:

(A)    payments which are due under any agreement in effect on the date of this Indenture or any amendments thereto and as set forth in this Indenture that are not materially adverse to the rights or the economic interests of Holders of New 1st-Out Notes;

(B)    payments which correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

(C)    Permitted Tax Payments; or

(D)    fees imposed on the Tribe by the NIGC under IGRA which directly relate to the business of the Company or any of its Restricted Subsidiaries;

(2)     amend or repeal the Tribal Gaming Ordinance in effect on the date of this Indenture (unless any such amendment is a legitimate effort to ensure that the Company and the Restricted Subsidiaries conduct their Gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Company and the Restricted Subsidiaries) or restrict or eliminate the exclusive right of the Company and the Guarantors to conduct Gaming operations on any property owned or controlled by the Tribe, in each case in a manner that would be materially adverse to the rights or the economic interests of the Holders of New 1st-Out Notes; provided that the foregoing shall never be construed or applied to permit any of the Trustee or the Holders of the New 1st-Out Notes to engage in any management activity;

(3)     amend or repeal the Constitution, the governing documents of the Company or any Restricted Subsidiary or the Tribal UCC, in each case, as in effect on the date of this Indenture or take any other action, enter into any agreement, or enact, amend, withdraw, repeal, or supersede, by referendum or otherwise, any ordinance, law, rule, resolution or regulation if such amendment, repeal, agreement, action, withdrawal or enactment would have a material adverse effect on the rights of the Holders of the New 1st-Out Notes;

(4)     impose, tax or otherwise make a charge on the New 1st-Out Notes, the Note Guarantees, this Indenture, the Notes Collateral Documents or any payments or deposits to be made thereunder or on the Holders or Beneficial Owners of the New 1st-Out Notes, the Trustee or the Collateral Agent;

(5)     except pursuant to the Credit Agreement Documents, Notes Documents, the Representation Letter, the other documents entered into in connection therewith and agreements in effect on the date of this Indenture, waive its sovereign immunity in any manner that would create recourse to the Resort Property, except that the Tribe may do so to the extent it is acting for the account and benefit of the Company or any of the Restricted Subsidiaries and so long as such action of the Tribe would not be prohibited by this Indenture if undertaken directly by the Company or any of the Restricted Subsidiaries and such action has been approved by the Management Board;

(6)     conduct or permit on behalf of the Tribe or any Affiliate of the Tribe the conduct of any Gaming within the State of New Mexico other than through the Company or a Guarantor;

(7)     dissolve, reorganize, restructure or rename the Company, Casino Apache, Casino Apache Travel Center, Inn of the Mountain Gods or Ski Apache, cause the Company to cease to be a wholly-controlled instrumentality of the Tribe, restrict or eliminate the right of the Company to conduct Gaming operations or operate the Resort Property;

(8)     fail to timely pay or cause to be paid any tax, imposition, judgment, award or charge of any nature that is not an obligation of the Company which, if not paid, would permit enforcement of a lien (other than a Permitted Lien) on the Resort Property or the assets of the Company or any Restricted Subsidiary, other than any such payment that is being contested in good faith and, during the time such payment is being contested, does not create any risk of foreclosure or forfeiture of those assets;

(9)     permit or incur any consensual liability of the Tribe (or any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Company or any of the Restricted Subsidiaries, for which any of the Resort Property or the assets of the Company or any of the Restricted Subsidiaries may be bound or for which there may be recourse to the assets of the Company or any of the Restricted Subsidiaries, other than a liability that the Company or the Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under this Indenture;

(10)     pursuant to or within the meaning of Bankruptcy Law, appoint or consent to the appointment of a receiver or custodian of the Company or a Guarantor for all or substantially all of the assets of the Company or a Guarantor;

(11)     enact any Bankruptcy Law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the Holders of the New 1st-Out Notes provided for in the Notes Documents;

(12)     exercise any power of eminent domain over the Resort Property or any assets of the Company or any of the Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders of the New 1st-Out Notes); or

(13)    directly or indirectly challenge the validity or legality of any provision of the Transaction Documents in any court or other forum on the basis that such agreement or document violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally recognized Indian tribes.

(b)    The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company or a Guarantor, the Holders of the New 1st-Out Notes shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the New 1st-Out Notes and the Note Guarantees before any payment or any distribution to the Tribe.

(c)    In the event that the Tribe receives any payment from the Company or any of the Restricted Subsidiaries at a time when such payment is prohibited by the terms of this Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Trustee or the Company, to the Company.

(d)    The Tribe will, as soon as practicable, provide a reasonably detailed written notice to the Trustee of any action taken or to be taken by the Tribe to comply with federal or state law that would otherwise violate any provision of this Section 5.01, accompanied by an Officer’s Certificate and Opinion of Counsel that such action is required by federal or state law.

ARTICLE 6

SUCCESSORS

Section 6.01    Merger, Consolidation, or Sale of Assets.

Neither the Company nor any of the Guarantors will, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company or such Guarantor is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the property and assets of the Company and the Guarantors, taken as a whole, in any transaction or series of related transactions, to another Person; provided that this covenant shall not apply to a consolidation or merger, or a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantors wholly owned by the Company.

ARTICLE 7

DEFAULTS AND REMEDIES

Section 7.01    Events of Default.

Each of the following is an “Event of Default”:

(1)    default for 30 days in the payment when due of interest, including any PIK Interest, on the New 1st-Out Notes;

(2)    default in payment when due of the principal of or premium, if any, on New 1st-Out Notes;

(3)    failure by (a) the Company to comply with the provisions of Section 4.13, 4.16 or 4.35 hereof or (b) the Company or any Guarantor to comply with the provisions described under Section 4.08 or 6.01 hereof;

(4)    failure by the Company or any of the Restricted Subsidiaries to comply for (a) 30 days after notice with the provisions described under Section 4.03, 4.07, 4.09 or 4.11 or (b) 60 days after notice with any of the other agreements in this Indenture or the New 1st-Out Notes of any series (other than a default set forth in clauses (1), (2), (3) or (4)(a) of this Section 7.01);

(5)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of this Indenture, if that default:

(a)    is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)     results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more; provided, however, that a default under the Existing 2010 Notes Documents or the Existing 2020 Notes Documents shall not constitute an Event of Default under this clause (5).

(6)     failure by the Company or any of the Restricted Subsidiaries to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days; provided, however, that judgments with respect to the Existing 2010 Notes Documents or the Existing 2020 Notes Documents shall not constitute an Event of Default under this clause (6);

(7)     the Company or any of the Guarantors, within the meaning of Bankruptcy Law:

(A)    commences a voluntary case,

(B)    consents to the entry of an order for relief against it in an involuntary case,

(C)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)    makes a general assignment for the benefit of its creditors, or

(E)    generally is not paying its debts as they become due;

(8)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(F)    is for relief against the Company or any of the Guarantors;

(G)    appoints a custodian of the Company or any of the Guarantors; or

(H)    orders the liquidation of the Company or any of the Guarantors;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(9)     any of the Notes Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Company or a Guarantor shall so assert, or any security interest created, or purported to be created, by any of the Notes Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(10)     any representation or warranty made by the Company or a Guarantor in any Notes Collateral Document or that is contained in any certificate, document or financial or other statement furnished by the Company or a Guarantor at any time under or in connection with any such Notes Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(11)     any breach of any agreement in the Notes Collateral Documents and the expiration of any applicable grace period set forth therein or the repudiation by the Company or any Guarantor of any of its obligations under the Notes Collateral Documents or the unenforceability of the Notes Collateral Documents against the Company or any Guarantor for any reason;

(12)     any representation or warranty made by the Company or the Tribe in the Representation Letter shall prove to have been inaccurate in any material respect on or as of the date made;

(13)     revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of a material portion of the Gaming operations for a period of more than 90 consecutive days at the Resort Property;

(14)     failure by the Tribe to comply with the provisions described under Section 5.01 hereof for 45 days after notice to comply; and

(15)     the Tribe ceases to be recognized (a) by the United States as an Indian tribe as defined in IGRA or (b) as an Indian tribal government pursuant to Section 7871 of the Code.

Section 7.02    Acceleration. In the case of an Event of Default specified in clause (7) or (8) of Section 7.01 hereof, with respect to the Company or any of the Guarantors, all outstanding New 1st-Out Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to a series of New 1st-Out Notes, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding New 1st-Out Notes may declare all the New 1st-Out Notes to be due and payable immediately.

Upon any such declaration, the New 1st-Out Notes of such series shall become due and payable immediately.

Following an Event of Default (other than an Event of Default described in clause (7) or (8) of Section 7.01 hereof), and only until the holders of at least 25% in principal amount of the then outstanding New 1st-Out Notes direct the Trustee to direct the Collateral Agent to cease the disbursement of funds in the Deposit Accounts to pay or fund the payment of any amount set forth on the most recent Operating and CapEx Budget that has been submitted to the Trustee, the Collateral Agent will not prohibit funds in the Deposit Accounts from being disbursed to the Company to pay or fund the payment of any amount set forth on such Operating and CapEx Budget; provided that the foregoing shall not restrict the payment of Monthly Service Payments or Permitted Tax Payments made in compliance with this Indenture.

Notwithstanding the foregoing, in the event that the Company fails to make available any report required by the provisions described in Section 4.03(a) hereof to the holders of New 1st-Out Notes (in a manner consistent with Section 4.03(c) hereof) on or prior to the 30th day following the deadline for such report to be made available, additional interest shall accrue on the New 1st-Out Notes as set forth therein.

The Holders of a majority in aggregate principal amount of the New 1st-Out Notes then outstanding by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 7.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the New 1st-Out Notes or to enforce the performance of any provision of the New 1st-Out Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the New 1st-Out Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a New 1st-Out Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

In addition to the foregoing, if an Event of Default occurs and is continuing with respect to the New 1st-Out Notes of any series:

(1)     the Trustee may, in addition to any rights and remedies available to it under this Indenture and the Notes Collateral Documents, take such action it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings; and

(2)     subject to the approval of a court of competent jurisdiction that appointment is permitted under IGRA, the Trustee shall have the right to seek a court order designating a Person to ensure that Gross Revenues of the Resort Business (other than Cage and Operating Cash) are deposited into the Deposit Accounts in compliance with Section 4.08 hereof and any use of funds in the Deposit Accounts is not prohibited by this Indenture; provided that such Person shall have no right to engage, directly or indirectly, in any Management Activity with respect to the Resort Business.

Section 7.04    Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes by notice to the Trustee may on behalf of the Holders of all of the New 1st-Out Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the New 1st-Out Notes (including without limitation in connection with a purchase of, or tender or exchange offer for, New 1st-Out Notes); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05    Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it; except that as to matters affecting solely the interest of a single series of the New 1st-Out Notes, holders of a majority in principal amount of the then outstanding New 1st-Out Notes of such series may direct the Trustee in its exercise of any trust or power vested in it by this Indenture with respect to that series. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of New 1st-Out Notes or that may involve the Trustee in personal liability. The Collateral Agent shall only exercise powers in accordance with the Trustee’s direction.

Section 7.06    Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the New 1st-Out Notes only if:

(1)    such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2)    Holders of at least 25% in aggregate principal amount of the then outstanding New 1st-Out Notes make a written request to the Trustee to pursue the remedy;

(3)    such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)    during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a New 1st-Out Note may not use this Indenture to prejudice the rights of another Holder of a New 1st-Out Note or to obtain a preference or priority over another Holder of a New 1st-Out Note.

Section 7.07    Rights of Holders of New 1st-Out Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a New 1st-Out Note to receive payment of principal, premium, if any, and interest on the New 1st-Out Note, on or after the respective due dates expressed in the New 1st-Out Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 7.08    Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the New 1st-Out Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09    Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the New 1st-Out Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the New 1st-Out Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the New 1st-Out Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10    Priorities. If the Trustee collects any money pursuant to this Article 7, it shall pay out the money in the following order:

First:    to the Trustee and the Collateral Agent, its agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second:    to Holders of New 1st-Out Notes for amounts due and unpaid on the New 1st-Out Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the New 1st-Out Notes for principal, premium, if any and interest, respectively; and

Third:    to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of New 1st-Out Notes pursuant to this Section 7.10.

Section 7.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder of a New 1st-Out

Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding New 1st-Out Notes.

ARTICLE 8

TRUSTEE

Section 8.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but shall have no obligations to verify mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01.

(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)    The Trustee shall not be required to take notice or be deemed to have notice of any Default hereunder except for Defaults specified in subsections (1) or (2) of Section 7.01 hereof, unless a Responsible Officer of the Trustee located at the Corporate Trust Office of the Trustee shall be specifically notified in writing of such Default by the Holders of at least a majority in aggregate principal amount of outstanding New 1st-Out Notes, and all notices or other instruments required by this Indenture to be delivered to the Trustee, must, in order to be effective, be delivered at the Corporate Trust Office of the Trustee, and in the absence of such notice so delivered, the Trustee may conclusively assume there is no Default except as aforesaid.

(h)    The Trustee’s immunities and protections from liability and its right to compensation and indemnification in connection with the performance of its duties under this Indenture shall apply to the Trustee when acting as Trustee or as Agent or in any other capacity hereunder and shall extend to its officers, directors, agents and employees.

(i)    Delivery of reports, information and documents to the Trustee under Sections 4.26, 4.29 and 4.35 hereof are for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates).

(j)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of New 1st-Out Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04    Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the New 1st-Out Notes, it shall not be accountable for the Company’s use of the proceeds from the New 1st-Out Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the New 1st-Out Notes or any other document in connection with the sale of the New 1st-Out Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05    Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of New 1st-Out Notes a notice of the Default or Event of Default within 90 days after it becomes known to the Trustee. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any New 1st-Out Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the New 1st-Out Notes.

Section 8.06    Reports by Trustee to Holders of the New 1st-Out Notes. (a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as New 1st-Out Notes remain outstanding, the Trustee will mail to the Holders of the New 1st-Out Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b)    A copy of each report at the time of its mailing to the Holders of New 1st-Out Notes will be mailed by the Trustee to the Company.

Section 8.07    Compensation and Indemnity. (a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)    The Company and the Guarantors will indemnify the Trustee and any predecessor trustee, and its officers, directors, employees and agents against any and all losses, damages, claims, liabilities or expenses including without limitation reasonable fees of counsel and taxes (other than taxes based upon, measured by or determined by income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 8.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)    The obligations of the Company and the Guarantors under this Section 8.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d)    To secure the Company’s and the Guarantors’ payment obligations in this Section 8.07, the Trustee will have a Lien prior to the New 1st-Out Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular New 1st-Out Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)    The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 8.08    Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 8.08.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)    the Trustee fails to comply with Section 8.10 hereof;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a custodian or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding New 1st-Out Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof will continue for the benefit of the retiring Trustee.

Section 8.09    Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 8.10    Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 8.11    Preferential Collection of Claims Against Company. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 9

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Management Board evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding New 1st-Out Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02    Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding New 1st-Out Notes, as applicable (including the related Note Guarantees) on the date the conditions set forth below are satisfied with respect thereto (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New 1st-Out Notes (including the related Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under New 1st-Out Notes, the Note Guarantees and this Indenture with respect thereto (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders of the New 1st-Out Notes to receive payments in respect of the principal of, or interest or premium, if any, on, the New 1st-Out Notes when such payments are due from the trust referred to in Section 9.04 hereof;

(2)    the Company’s obligations with respect to the New 1st-Out Notes under Sections 2.03, 2.07, 2.10 and 4.02 hereof;

(3)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)    this Article 9.

Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.

Section 9.03    Covenant Defeasance.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07 to 4.21 and 4.23 to 4.35 hereof, Article 5 hereof and Article 6 hereof on and after the date the conditions set forth in Section 9.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the New 1st-Out Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that the New 1st-Out Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding New 1st-Out Notes and the Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and the New 1st-Out Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(3) through 7.01(5) hereof will not constitute Events of Default with respect to the New 1st-Out Notes.

Section 9.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 9.02 or 9.03 hereof:

(1)    the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the applicable Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, in the event that such nationally recognized firm of independent public accountants no longer customarily provide this type of opinion, according to a certificate of an Officer of the Company), to pay the principal of, premium, if any, and interest on, the outstanding New 1st-Out Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New 1st-Out Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of an election under Section 9.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that:

(A)    the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)    since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding New 1st-Out Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of an election under Section 9.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding New 1st-Out Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the entering into of customary documentation in connection therewith, including agreements granting Liens to secure such Indebtedness);

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and other than breaches, violations or defaults arising solely out of Defaults and Events of Default described in clause (4) of this Section 9.04) to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound;

(6)    the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New 1st-Out Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 9.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 hereof in respect of the outstanding New 1st-Out Notes will be held in trust and applied by the Trustee, in accordance with the provisions of the New 1st-Out Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of the New 1st-Out Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding New 1st-Out Notes.

Notwithstanding anything in this Article 9 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06    Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any New 1st-Out Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such New 1st-Out Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 9.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 9.02 or 9.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the applicable New 1st-Out Notes and Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any New 1st-Out Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such New 1st-Out Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10

AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01    Without Consent of Holders of New 1st-Out Notes.

Notwithstanding Section 10.02 of this Indenture, the Company, the Guarantors, the Tribe and the Trustee may amend or supplement this Indenture or the New 1st-Out Notes or the Note Guarantees without the consent of any Holder of New 1st-Out Notes; to (provided, that any required governmental approval to ensure the enforceability of the New 1st-Out Notes and this Indenture, including that of the NIGC or the BIA, is obtained):

(1)    cure any ambiguity, defect or inconsistency;

(2)    provide for uncertificated New 1st-Out Notes in addition to or in place of certificated New 1st-Out Notes;

(3)    provide for the issuance of Additional Notes, subject to compliance with the Sections 4.11 and 4.16 hereof;

(4)    make any change that would provide any additional rights or benefits to the Holders of the New 1st-Out Notes or that does not adversely affect the legal rights of any Holder under this Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents;

(5)    conform the text of any of the Notes Documents to any provision of the “Description of the New 1st-Out Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the New Notes” was intended to be a verbatim recitation of a provision of any of the Notes Documents;

(6)    enter into additional or supplemental Notes Collateral Documents that would not adversely affect the legal rights of any Holder under this Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents;

(7)    allow any Subsidiary to execute a supplemental indenture otherwise permitted to be executed by the Company hereunder and/or a Note Guarantee with respect to any New 1st-Out Notes; or

(8)    in the event that PIK Notes are issued in certificated form, make reasonable, customary and appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated PIK Notes (which shall in no event be less than $1.00) and establish minimum redemption amounts for certificated PIK Notes.

Upon the request of the Company accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental indenture, and upon receipt by the

Trustee of the documents described in Section 8.02 hereof, the Trustee will join with the Company, the Guarantors and the Tribe in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 10.02    With Consent of Holders of New 1st-Out Notes.

Except as provided below in this Section 10.02, the Company, the Guarantors, the Tribe and the Trustee may amend or supplement this Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents with the consent of the Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, New 1st-Out Notes), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, the New 1st-Out Notes);.

Without the consent of at least 66 2/3% in aggregate principal amount of the New 1st-Out Notes then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, such New 1st-Out Notes), the Company may not amend, alter or waive Section 4.13, 4.16 or 4.35 hereof or any provisions of this Indenture relating to the Notes Collateral Documents that adversely affects the rights of any Holder of New 1st-Out Notes. Section 2.09 hereof shall determine which New 1st-Out Notes are considered to be “outstanding” for purposes of this Section 10.02.

Upon the request of the Company accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of New 1st-Out Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee will join with the Company, the Guarantors and the Tribe in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of New 1st-Out Notes under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Company will mail to the Holders of New 1st-Out Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount of the New 1st-Out Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents. However, notwithstanding the foregoing or anything to the contrary herein, without the consent of each Holder of a series affected, an amendment, supplement or waiver under this Section 10.02 may not (with respect to any New 1st-Out Notes held by a non-consenting Holder):

(1)    reduce the principal amount of New 1st-Out Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal of or change the fixed maturity of any New 1st-Out Note or alter the provisions with respect to the redemption of the New 1st-Out Notes (except as provided above with respect to Sections 4.13, 4.16 and 4.35 hereof);

(3)    reduce the rate of or change the time for payment of interest, including default interest, on any New 1st-Out Note;

(4)    waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the New 1st-Out Notes (except a rescission of acceleration of the New 1st-Out Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)    make any New 1st-Out Note payable in money other than that stated in the New 1st-Out Notes;

(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of New 1st-Out Notes to receive payments of principal of, or interest or premium, if any, on, the New 1st-Out Notes;

(7)    waive a redemption payment with respect to any New 1st-Out Note (other than a payment required by Sections 4.13, 4.16 or 4.35 hereof);

(8)    release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(9)    release all or substantially all of the Collateral from the Lien of this Indenture of the Notes Collateral Documents (except in accordance with the provisions thereof); or

(10)    make any change in the preceding amendment and waiver provisions described in this Section 10.02 related to the New 1st-Out Notes.

Section 10.03    Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the New 1st-Out Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 10.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a New 1st-Out Note and every subsequent Holder of a New 1st-Out Note or portion of a New 1st-Out Note that evidences the same debt as the consenting Holder’s New 1st-Out Note, even if notation of the consent is not made on any New 1st-Out Note. However, any such Holder of a New 1st-Out Note or subsequent Holder of a New 1st-Out Note may revoke the consent as to its New 1st-Out Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 10.05    Notation on or Exchange of New 1st-Out Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any New 1st-Out Note thereafter authenticated. The Company in exchange for all New 1st-Out Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new New 1st-Out Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new New 1st-Out Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06    Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Management Board of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 8.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01.    Security.

The due and punctual payment of the principal of and interest, if any, on the New 1st-Out Notes and all Obligations with respect to each Note Guarantee when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the New 1st-Out Notes and performance of all other obligations of the Company, the Guarantors and the Tribe to the Holders of New 1st-Out Notes or the Trustee under this Indenture, the New 1st-Out Notes and the Note Guarantees, as applicable, according to the terms hereunder or thereunder, are secured as provided in the Notes Collateral Documents. Each Holder of New 1st-Out Notes, by its acceptance thereof, consents and agrees to the terms of the Notes Collateral Documents as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to enter into the Notes Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Notes Collateral Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Notes Collateral Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Notes Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture, the New 1st-Out Notes and the Note Guarantees secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take, any and all actions required to cause the Notes Collateral Documents to create and maintain, as security for the Obligations of the Company, the Guarantors and the Tribe hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders of New 1st-Out Notes, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.

Section 11.02.    Security Interest During an Event of Default.

If an Event of Default occurs and is continuing, the Trustee may, in addition to any rights and remedies available to it under this Indenture and the Notes Collateral Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings.

So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions set forth in this Indenture and the Notes Collateral Documents, the Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral. Upon the occurrence and continuation of an Event of Default, to the extent permitted by applicable federal and state law and the Compact and subject to the limitations set forth under Section 15.04 hereof and the Intercreditor Agreement:

(1)     all rights of the Company and the Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the Collateral Agent;

(2)    all voting and consensual rights pertaining to the Collateral will become vested solely in the Collateral Agent and the right of the Company and the Guarantors to exercise any such voting or consensual rights will cease; and

(3)     the Collateral Agent may distribute or sell the Collateral or any part of the Collateral in accordance with the terms of the Notes Collateral Documents.

Section 11.03.    Release of Collateral.

(a)    Subject to subsections (b) and (c) of this Section 11.03, Collateral may be released from the Lien and security interest created by the Notes Collateral Documents at any time or from time to time in accordance with the provisions of the Notes Collateral Documents and as provided hereby. In addition, upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Company) the Collateral Agent will release from the Lien created by this Indenture and the Notes Collateral Documents:

(1)     Collateral that is sold, transferred, disbursed or otherwise disposed of to the extent such sale, transfer, disbursement or disposition is not in violation of the provisions of this Indenture (including, without limitation, pursuant to an Asset Sale or Event of Loss); provided that any products or proceeds received by the Company or a Guarantor in respect of the Collateral so sold, transferred, disbursed or otherwise disposed of shall continue to constitute Collateral to the extent required by this Indenture and the Notes Collateral Documents;

(2)     the Lien on the property and assets of a Guarantor upon the release of such Guarantor from its Note Guarantee in accordance with the terms of this Indenture;

(3)     any Lien on any property or asset of the Company or a Guarantor that is or becomes an Excluded Asset;

(4)     Collateral that is released with the consent of the Holders of the New 1st-Out Notes as set forth under Article 10 hereof; and

(5)     all Collateral upon legal or covenant defeasance pursuant to the provisions set forth under Article 9 hereof or discharge of this Indenture in accordance with the provisions set forth under Article 13 hereof; provided that the funds deposited with the Trustee, in trust, for the benefit of the Holders of the New 1st-Out Notes as required by such provisions shall not be released other than in accordance with such provisions.

Upon receipt of such Officer’s Certificate the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Collateral Documents.

(b)    No Collateral may be released from the Lien and security interest created by the Notes Collateral Documents pursuant to the provisions of the Notes Collateral Documents unless the certificate required by this Section 11.03 has been delivered to the Collateral Agent.

(c)    The release of any Collateral from the terms of this Indenture and the Notes Collateral Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of this Indenture and the Notes Collateral Documents.

Section 11.04.    Authorization of Actions to Be Taken by the Trustee Under the Notes Collateral Documents.

Subject to the provisions of Sections 8.01 and 8.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of New 1st-Out Notes, direct, on behalf of the Holders of New 1st-Out Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(1)    enforce any of the terms of the Notes Collateral Documents; and

(2)    collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

Following an Event of Default, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Notes Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of New 1st-Out Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of New 1st-Out Notes or of the Trustee).

Section 11.05.    Authorization of Receipt of Funds by the Trustee Under the Notes Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders of New 1st-Out Notes distributed under the Notes Collateral Documents, and to make further distributions of such funds to the Holders of New 1st-Out Notes according to the provisions of this Indenture.

Section 11.06.    Termination of Security Interest.

The Trustee will, if requested by the Company in connection with any release of Collateral in accordance with Section 11.03 hereof, deliver a certificate to the Collateral Agent informing the Collateral Agent of such release and instructing the Collateral Agent to execute and deliver all instruments and documents, and take such other actions, as may be reasonably required to evidence such release.

Section 11.07.    Limitation on Duty of Trustee in Respect of Collateral; Indemnification.(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)    The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Notes Collateral Documents by the Company or the Collateral Agent.

ARTICLE 12

NOTE GUARANTEES

Section 12.01.    Guarantee. (a) Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a New 1st-Out Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the New 1st-Out Notes or the obligations of the Company hereunder or thereunder, that:

(1)     the principal of, and premium and interest on, the New 1st-Out Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the New 1st-Out Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)    in case of any extension of time of payment or renewal of any New 1st-Out Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the New 1st-Out Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the New 1st-Out Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the New 1st-Out Notes and this Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 12.02.    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of New 1st-Out Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03.    Execution and Delivery of Note Guarantees.

To evidence its Note Guarantee set forth in Section 12.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit C hereto will be endorsed by an Officer of such Guarantor on each New 1st-Out Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each New 1st-Out Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the New 1st-Out Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any New 1st-Out Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any domestic Subsidiary after the date of this Indenture, if required by Section 4.18 hereof, the Company will cause such domestic Subsidiary to comply with the provisions of Section 4.18 hereof and this Article 12, to the extent applicable

Section 12.04.    Releases.

(a)    The Note Guarantee of a Guarantor will be released:

(1)    in connection with the sale or other disposition of all or substantially all of the assets of such Guarantor, if the sale or disposition does not violate Section 4.13 hereof or any other term;

(2)    in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.13 or any other term hereof;

(3)    if the Company designates such Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.20 hereof; or

(4)    upon legal defeasance in accordance with Article 9 hereof or satisfaction and discharge of this Indenture in accordance with Article 13 hereof.

(b)    Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 12.04 will remain liable for the full amount of principal of and interest and premium, if any, on the New 1st-Out Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

ARTICLE 13

SATISFACTION AND DISCHARGE

Section 13.01     Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all New 1st-Out Notes of a series issued hereunder, when:

(1)    either:

(a)    all New 1st-Out Notes of such series that have been authenticated, except lost, stolen or destroyed, New 1st-Out Notes that have been replaced or paid and New 1st-Out Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)    all New 1st-Out Notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the New 1st-Out Notes of such series not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)    the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)    the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the New 1st-Out Notes of such series at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 13.01, the provisions of Sections 13.02 and 9.06 hereof will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 8.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02     Application of Trust Money. Subject to the provisions of Section 9.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the applicable New 1st-Out Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the applicable New 1st-Out Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any New 1st-Out Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such New 1st-Out Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14

MISCELLANEOUS

Section 14.01     Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 14.02     Notices.

Any notice or communication by the Company, any Guarantor, the Tribe or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Guarantor:

Inn of the Mountain Gods Resort and Casino

287 Carrizo Canyon Road

Mescalero, New Mexico 88340

Facsimile No.: 575-464-7010

Attention: Chief Operating Officer

With a copy to:

John D. Wheeler & Associates, A Professional Corporation

P.O. Box 1810

Alamogordo, New Mexico 88310

Facsimile No.: (575) 437-3557

Attention: General Counsel to the Mescalero Apache Tribe

And a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Facsimile No.: (212) 354-8113

Attention: Gary A. Kashar

If to the Tribe:

Mescalero Apache Tribe

P.O. Box 227

Mescalero, New Mexico 88340

Facsimile No.: (575) 464-9191

Attention: President

With a copy to:

John D. Wheeler & Associates, A Professional Corporation

P.O. Box 1810

Alamogordo, New Mexico 88310

Facsimile No.: (575) 437-3557

Attention: General Counsel to the Mescalero Apache Tribe

And a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Facsimile No.: (212) 354-8113

Attention: Gary A. Kashar

If to the Trustee:

UMB Bank, N.A.

120 South Sixth Street, Suite 1400

Minneapolis, Minnesota 55402

Facsimile No.: (612) 337-5039

Attention: T. Donofrio

The Company, any Guarantor, the Tribe or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery (or, in the case of New 1st-Out Notes held in book-entry form, by electronic transmission) to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.03     Communication by Holders of New 1st-Out Notes with Other Holders of New 1st-Out Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the New 1st-Out Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07    No Personal Liability.

No member of the Tribe or any director, officer, officeholder, employee, agent, representative or member of the Company, a Guarantor or the Tribe or holder of an Ownership Interest of the Company, as such, will have any liability for any obligations of the Company, a Guarantor or the Tribe under the New 1st-Out Notes, this Indenture, any Guarantees or any Notes Collateral Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New 1st-Out Notes by accepting a New 1st-Out Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New 1st-Out Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 14.08    Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK, SUBJECT TO CERTAIN EXCEPTIONS, WILL GOVERN AND BE USED TO CONSTRUE THE NOTES DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; PROVIDED THAT CERTAIN MATTERS RELATED TO THE NOTES COLLATERAL DOCUMENTS WILL ALSO BE GOVERNED BY THE TRIBAL UCC.

Section 14.09    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10    Successors.

All agreements of the Company in this Indenture and the New 1st-Out Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors.

Section 14.11    Severability.

In case any provision in this Indenture or in the New 1st-Out Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.13    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

ARTICLE 15

WAIVER OF SOVEREIGN IMMUNITY; MANAGEMENT ACTIVITIES;

RECOURSE TO THE TRIBE

Section 15.01    Waiver of Sovereign Immunity; Jurisdiction and Consent to Service of Process.

None of the Company, any of the Guarantors or the Tribe (each a “Tribal Party”) consents to any suit, arbitration, legal process, enforcement proceeding or any dispute resolution method, except that:

(1)     the Tribe, the Company and each Guarantor to the fullest extent legally empowered expressly and irrevocably waives sovereign immunity (and any defense based thereon) of the Company and each Guarantor from unconsented suit, arbitration or other legal proceedings (each, inclusive of actions for equitable or provisional relief and to compel arbitration, an “Action”) with respect to the Notes Documents and any other document or agreement entered into in connection therewith (collectively, the “Transaction Documents”) or the transactions contemplated thereby, provided that:

(a)     each waiver is expressly limited to Actions brought against such party in compliance with the applicable Transaction Document by Persons expressly stated to benefit from the applicable Transaction Document;

(b)     the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(c)     the Action shall only be to (i) interpret or enforce the provisions of the Transaction Documents or rights arising in connection therewith or the transactions contemplated thereby, (ii) enforce and execute any order, judgment, award or ruling resulting from such Action or (iii) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(d)     the Action shall not include a claim for punitive or consequential damages; and

(e)     any order, judgment, ruling or other remedy related to any Action permitting monetary recovery shall be enforceable only against the Resort Property that is not real property or an interest in real property; and

(2)     the Tribe expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from any Action with respect to the Transaction Documents or the transactions contemplated thereby, subject to the terms, conditions and limitations set forth under Section 15.05 hereof, and provided that:

(a)     the Action shall only be to (i) interpret or enforce the provisions set forth under Article 5 hereof or rights arising in connection therewith, (ii) enforce and execute any order, judgment or ruling resulting from such Action or (iii) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(b)     the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(c)     the Action shall not include a claim for punitive or consequential damages; and

(d)     any order, judgment, ruling or other remedy related to any Action shall be consistent with, and enforceable only according to the terms, conditions and limitations set forth under Section 15.05 hereof.

For the avoidance of doubt, the Trustee and the Holders are each expressly recognized by all parties to this Indenture to be persons entitled to benefit from the Transaction Documents and each of the limited waivers of sovereign immunity described in clauses (1) and (2) of this Section 15.01, and the provisions set forth under Section 15.03 hereof.

Each of the parties to the Transaction Documents hereby agrees to irrevocably and unconditionally submit, for itself and its property, to the jurisdiction of the courts of the State of New York sitting in the City of New York, County of New York, and any appellate court from which any appeals therefrom are available (the “New York State Courts”), or if the New York State Courts lack or decline jurisdiction over any Action, any other court of competent jurisdiction, in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each Tribal Party and the Trustee will irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such court. Notwithstanding the foregoing, each of the parties to the Transaction Documents have agreed that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction.

Each of the parties to the Transaction Documents hereby agrees to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to above. Each of the parties to the Transaction Documents hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each Tribal Party hereby expressly waives, to the fullest extent it may legally and effectively do so, any right either may otherwise have to require any suit, arbitration, legal process or enforcement proceeding be considered or heard first in any tribal court or forum of the Tribe, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention.

For the purposes of the Transaction Documents, each of the parties thereto hereby agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Notwithstanding any of the foregoing, other than as set forth in Section 15.03 hereof, nothing in the Transaction Documents will limit the ability of any party to a Transaction Document to move to compel arbitration and/or move to stay or dismiss a lawsuit in favor of arbitration.

Section 15.02    Agent for Service.

In connection with its execution and delivery of the Notes Documents and for the purpose thereof, each of the Company, the Guarantors and the Tribe (1) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System (“CT”) (and any successor entity) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating thereto and acknowledges that CT has accepted such designation and (2) agrees that service of process upon CT and written notices of said service to such party in accordance with the terms of the Notes Documents shall be deemed effective service of process upon such party in any such suit or proceeding. As expressly contemplated by the preceding sentence, each of the Company, the Guarantors and the Tribe further agree to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT in full force and effect so long as any of the Obligations under this Indenture, the New 1st-Out Notes or the Note Guarantees shall be outstanding; provided, however, that such party may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents that (1) maintains an office located in the City of New York, County of New York in the State of New York and (2) is a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the City of New York, County of New York, State of New York.

Nothing in the Notes Documents shall affect the right of any party thereto to serve legal process upon the Company, a Guarantor or the Tribe in any other manner permitted by law.

Section 15.03    Arbitration.

Notwithstanding the irrevocable submission to the exclusive jurisdiction of the courts described in Section 15.01 hereof, but subject to the first paragraph of Section 15.01 hereof, the Company, each Guarantor and the Tribe agree that the Trustee or Holders of the New 1st-Out Notes may, and Holders of the New 1st-Out Notes agree that, with the consent of the Holders of a majority of the aggregate outstanding principal amount of the New 1st-Out Notes, the Company, any Guarantor or the Tribe may (1) submit any controversy, claim, suit or other action between or among the parties thereto arising out of or relating to the Transaction Documents, or the enforcement of rights thereunder, to binding arbitration or (2) remove any such action brought by any other party in any forum other than an arbitration contemplated hereby and submit such action to be determined by binding arbitration. Any such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators in accordance with the AAA Commercial Arbitration Rules. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy will not constitute a waiver of the right of any party to the Transaction Documents to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. Any arbitration undertaken pursuant to a Transaction Document will take place in the City of New York, County of New York.

Section 15.04    Management Activity Limitations.

Notwithstanding any provision in the Notes Documents or the Representation Letter, or any other right to enforce the provisions of any Notes Documents, none of the Trustee, the Collateral Agent or any Holder of the New 1st-Out Notes or anyone acting on their behalf shall engage, or shall cause any other person to engage, in any planning, organizing, directing, coordinating or controlling all or any portion of the operations of the Resort Business (collectively, “Management Activities”), including, but not limited to:

(1)     the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(2)     any working or employment policies or practices;

(3)     the hours or days of operation;

(4)     any accounting systems or procedures;

(5)     any advertising, promotions or other marketing activities;

(6)     the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(7)     the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(8)     budgeting, allocating, or conditioning payments of the Company’s operating expenses.

provided, however, that upon the occurrence of a Default or Event of Default under this Indenture, none of the Trustee, the Collateral Agent or any Holder of the New 1st-Out Notes will be in violation of this Section 15.04 as a result of any such Person: (a) enforcing (or directing the enforcement of) compliance with any term or condition in the Notes Documents that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; (b) requiring that (or directing the requirement that) all or any portion of the Gross Revenues be applied to satisfy terms or conditions of the Notes Documents; or (c) otherwise foreclosing (or directing the foreclosure) on all or any portion of the Collateral securing Obligations under the Notes Documents.

NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED IN THIS INDENTURE OR IN ANY OTHER TRANSACTION DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF IGRA: (A) THE TRANSACTION DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE RESORT BUSINESS BY ANY PERSON OTHER THAN THE COMPANY, GUARANTORS OR THE TRIBE, OR IN EACH CASE A MANAGEMENT COMPANY APPOINTED THEREBY AND DULY APPROVED BY THE APPLICABLE GOVERNMENTAL AUTHORITIES, OR DEPRIVE THE COMPANY, GUARANTORS OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE RESORT BUSINESS; AND (B) NONE OF THE TRUSTEE OR THE HOLDERS OF THE NEW 1ST-OUT NOTES (OR ANY OF THEIR SUCCESSORS, ASSIGNS OR AGENTS) WILL EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY TRANSACTION DOCUMENT IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE RESORT BUSINESS OR THAT WOULD DEPRIVE THE COMPANY, GUARANTORS OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE BUSINESS.

Section 15.05    Recourse to the Tribe.

Except as set forth in the following sentence, holders of the New 1st-Out Notes shall not have any recourse against assets of the Tribe (other than Resort Property and any property transferred in violation of this Indenture as set forth in this Indenture) with respect to the Obligations of the Company and the Guarantors under the Notes Documents. Holders of the New 1st-Out Notes shall have full recourse against the Tribe (including any property transferred to the Tribe in violation of this Indenture, but excluding any recourse to Protected Assets) for the Obligations of the Company and the Guarantors under the Notes Documents if, and only if:

(1)     an Event of Default has occurred as a result of the Company failing to comply with terms of the first sentence of Section 4.08 hereof;

(2)     an Event of Default has occurred as a result of the Tribe failing to comply with the terms of clause (a)(1), (a)(3), (a)(7), (a)(10) or (a)(11) of Section 5.01 hereof;

(3)     the Tribe rescinds, declares invalid or otherwise abrogates the provisions of this Indenture set forth under Section 15.01 or 15.03 hereof (or any similar provisions in the New 1st-Out Notes or any Notes Collateral Document); or

(4)     the Tribe receives a payment or distribution from the Company or any Guarantor that is prohibited by Section 4.09 hereof, and such payment or distribution has not been repaid to the Company or the applicable Guarantor within 30 days after written notice has been provided to the Tribe by the Trustee or any Holder of New 1st-Out Notes.

Section 15.06    Limitation on Encumbrances.

Notwithstanding any right of the Trustee, the Collateral Agent or any Holder of New 1st-Out Notes, or any requirements or restrictions imposed on or with respect to the Company or the Resort Property in any Transaction Document, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81 in any Transaction Document shall not be effective for longer than six years and 364 days.

[Signatures on following page]

SIGNATURES

Dated as of [            ], 2018

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

CASINO APACHE

By:
Name:
Title:

CASINO APACHE TRAVEL CENTER

By:
Name:
Title:

INN OF THE MOUNTAIN GODS

By:
Name:
Title:

SKI APACHE

By:
Name:
Title:

APACHE TRIBE OF THE MESCALERO RESERVATION

By:
Name:
Title:

[Signature page to Indenture]

UMB BANK, N.A. not in its individual capacity, but solely as Trustee

By:
Name:
Title:

[Signature page to Indenture]

EXHIBIT A

[Face of Note]

CUSIP/ISIN

9.25% New Senior 1st-Out Notes due 2020

No.                                                                                                                                                                                                         $

[or such other principal amount as shall

be set forth on the Schedule of Principal

Amount attached hereto as Schedule A]1

INN OF THE MOUNTAIN GODS RESORT AND CASINO

promises to pay to                                                                                    or registered assigns,

the principal sum of          DOLLARS on November 30, 2020 [or such other principal amount as shall be set forth on the Schedule of Principal Amount attached hereto as Schedule A]2.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

[Signature Page Follows]

[1]	Insert in Global Notes.
[2]	Insert in Global Notes.

EXHIBIT A

IN WITNESS HEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture: Dated: , 20

UMB BANK, N.A., as Trustee

By:
Authorized Signatory

EXHIBIT A

[Back of Note]

9.25% New Senior 1st-Out Notes due 2020

[Insert PIK Legend if the Notes are issued in certificated form]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Inn of the Mountain Gods Resort and Casino (the “Company”), a business enterprise of the Apache Tribe of the Mescalero Reservation, promises to pay interest on the principal amount of this Note at a rate of 9.25% per annum from             , 20     until maturity. The Company will pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be October 1, 2018.

Interest will be payable in cash; provided, that, with respect to each Interest Payment Date, to the extent that, as of the last day of the most recent Fiscal Quarter (a “PIK Determination Date”) of the Company ending prior to such Interest Payment Date for which financial reports have been delivered pursuant to Section 4.03 of the Indenture, the Interim Fixed Charge Coverage Ratio (as defined in the Credit Agreement) is below 1.0 to 1.0, an amount of interest payable on such Interest Payment Date up to the difference between the amounts described in clauses (a) and (b) of the definition of Interim Fixed Charge Coverage Ratio (calculated as of such PIK Determination Date) may, at the election of the Company (made by delivering an Officer’s Certificate to the Trustee) be paid on such Interest Payment Date by increasing the principal amount of the outstanding New 1st-Out Notes or by issuing PIK Notes (“PIK Interest”) in the manner described in clause (2) below; provided that the aggregate amount of PIK Interest paid on any Interest Payment Date shall not cause the aggregate amount of PIK Interest paid on all New 1st-Out Notes since the date of issuance of the Initial Notes to exceed $7.5 million. The period (x) commencing on a PIK Determination Date on which the Interim Fixed Charge Coverage Ratio is below 1.0 to 1.0 (and interest on the next Interest Payment Date may therefore be satisfied, in whole or in part (as the case may be pursuant to the preceding sentence), by the Company by issuing PIK Notes) and (y) ending on the first subsequent PIK Determination Date following each occurrence of an event specified in (x) above on which the Interim Fixed Charge Coverage Ratio is not below 1.0 to 1.0 (and the next interest payment due in respect of the Indenture shall therefore be satisfied by Company in full in cash) is referred to as the “PIK Period.”

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All payments of interest on overdue principal and installments of interest shall be paid in cash.

EXHIBIT A

Notwithstanding the foregoing, in the event that the Company fails to make available any report required by the provisions described in Section 4.03 of the Indenture to the Holders of the New 1st-Out Notes (in a manner consist with Section 4.03 of the Indenture) on or prior to the 30th day following the deadline for such report to be made available, the interest rate set forth above shall be increased by 0.50% per annum from and including the day after such deadline through but excluding the date such report is made available. Any references herein and in the Indenture to “interest” shall include such additional interest, if applicable.

(2)    METHOD OF PAYMENT. The Company will pay interest on this Note (except defaulted interest) to the Persons who are registered Holders of this Note at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if this Note is canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. This Note will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of cash interest may be made by check mailed to the Holder of this Note at its address set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on this Note if it is issued as a Global Note or otherwise if the Holder of this Note shall have provided wire transfer instructions to the Company or the Paying Agent. Any such cash payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

PIK Interest on the New 1st-Out Notes will be payable (x) with respect to New 1st-Out Notes represented by one or more Global Notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant Interest Payment Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) as provided in writing by the Company to the Trustee and (y) with respect to New 1st-Out Notes represented by Definitive Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee or the Authenticating Agent will, at the written request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of any outstanding Global Notes as a result of a PIK Payment, such Global Note will bear interest at the applicable rate provided above on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date at the applicable rate provided above.

(3)    PAYING AGENT AND REGISTRAR. Initially, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder.

(4)    INDENTURE. The Company issued the New 1st-Out Notes under an Indenture dated as of [            ], 2018 (the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the New 1st-Out Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The New 1st-Out Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the

EXHIBIT A

Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of New 1st-Out Notes that may be issued thereunder.

(5)    OPTIONAL REDEMPTION. The Company may redeem all or a part of the New 1st-Out Notes at any time upon not less than 30 nor more than 60 days’ notice, at the redemption price of 100.00% (expressed as percentage of principal amount) plus accrued and unpaid interest thereon, if any, to the applicable redemption date. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the New 1st-Out Notes or portions thereof called for redemption on the applicable redemption date.

(6)    MANDATORY REDEMPTION.

(a)    Other than as set forth in the following two paragraphs, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the New 1st-Out Notes.

(b)    If on the last day of a Fiscal Year, beginning with the Fiscal Year ending on September 30, 2018, the Excess Cash Amount is greater than zero, the Company will within 110 days of the last day of such Fiscal Year redeem the maximum principal amount of New 1st-Out Notes that can be redeemed with the Excess Cash Amount at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the applicable redemption date; provided that the Company shall redeem any Existing 1st-Out Notes required to be redeemed after the end of the applicable Fiscal Year pursuant to Section 3.08 of the Existing 2020 Notes Indenture on the same date as the New 1st-Out Notes required to be redeemed pursuant to Section 3.08 of the Indenture. “Excess Cash Amount” shall mean (i) during a Credit Agreement Period, the lesser of (A) an amount equal to the Annual Amount (as defined in the Credit Agreement) calculated as of the last day of the applicable Fiscal Year utilizing the annual financial statements of the Company for such Fiscal Year audited by a nationally recognized firm of independent accountants), and (B) the aggregate amount of funds held by the Company, the Guarantors and each of the Subsidiaries of the foregoing (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash) on the last day of the applicable Fiscal Year in excess of $12.5 million (excluding any proceeds received in respect of an Asset Sale or Event of Loss, any proceeds of insurance, any proceeds from the incurrence of Indebtedness (other than the proceeds of Indebtedness incurred pursuant to, or in compliance with, Section 4.11(b)(11)) of the Indenture that have not been applied to fund the acquisition, lease, improvement or construction of FF&E or to fund Capital Expenditures, as applicable, within one year following the date of the incurrence of such Indebtedness), the aggregate amount to be paid to redeem Existing Notes pursuant to Section 3.08 of the Existing 2020 Notes Indenture with Excess 1st-Out Cash Flow and Excess 2nd-Out Cash Flow (each as defined in the Existing 2020 Notes Indenture) for such Fiscal Year, the amount of any Monthly Service Payments permitted to be paid pursuant to Section 4.09(b)(3) of the Indenture that has not been paid, the amount of the Annual Service Payment (as estimated in good faith by the Company for such Fiscal Year), and Permitted Tax Payments, Services and Allocation Payments and Employee Benefits Payments accrued during such Fiscal Year which have not been paid), and (ii) at any time other than during a Credit Agreement Period, the amount described in clause (i)(B) above.

(c)    In addition to (and without limiting) any redemption required pursuant to clause (b) above, on a date prior to September 30, 2018 determined by the Company, the Company shall redeem the maximum principal amount of New 1st-Out Notes that can be redeemed at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date with an amount equal to the excess, if any, of (i) (A) the aggregate amount of funds held by

EXHIBIT A

the Company, the Guarantors and each of the Subsidiaries of the foregoing (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash) as of the date of the Indenture minus (B) the amount, if any, of unpaid fees and expenses of professionals incurred by the Company on or prior to the date of the Indenture in connection with the entry into the Credit Agreement Documents and the Notes Documents, over (ii) $12.5 million (such excess, the “Closing Excess Amount”). Prior to the earlier of (x) the date of such redemption and (y) the date that is thirty (30) days after the date of the Indenture, the Company shall deliver to the Trustee (and post to the Data System) an Officer’s Certificate certifying as to the Closing Excess Amount and accompanied by reasonable supporting documentation for such calculation.

(7)    GAMING REDEMPTION

(a)    If at any time a Gaming Regulatory Authority determines, and a holder or Beneficial Owner of any of the New 1st-Out Notes is notified, that:

(1)    the holder or Beneficial Owner must obtain a license, qualification or finding of suitability under any applicable Gaming Law and the holder or Beneficial Owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by the applicable Gaming Regulatory Authority;

(2)    the holder or Beneficial Owner will not be licensed, qualified or found suitable under an applicable Gaming Law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

(3)    the holder or Beneficial Owner has been found to be unsuitable for any required license, qualification or finding of suitability;

then the Company, at its option, may:

(A)    require that the holder or Beneficial Owner dispose of such holder’s or Beneficial Owner’s New 1st-Out Notes within 30 days, or an earlier date as may be required by the applicable Gaming Regulatory Authority, of (i) the termination of the 30-day period described above for the holder or Beneficial Owner to apply for a license, qualification or finding of suitability, or (ii) the receipt of the notice from the applicable Gaming Regulatory Authority that the holder or Beneficial Owner will not be licensed, qualified or found suitable or that such license, qualification or finding of suitability has not been renewed upon its expiration or has been revoked; or

(B)    redeem such holder’s or Beneficial Owner’s New 1st-Out Notes at a price equal to the least of (i) 100% of the principal amount of the Notes held by such holder or Beneficial Owner, (ii) the price paid for the New 1st-Out Notes by such holder or Beneficial Owner, minus the amount of accrued and unpaid interest at the time of purchase by such holder or Beneficial Owner, and (iii) the current market price of the New 1st-Out Notes, in each case, other than clause (iii), together with accrued and unpaid interest to the redemption date or such earlier date as may be required by the applicable Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Regulatory Authority.

(b)    Notwithstanding any other provision of the Indenture, immediately upon a determination that a Holder or Beneficial Owner of New 1st-Out Notes will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been

EXHIBIT A

revoked or will not be renewed, such Holder or Beneficial Owner will have no further rights (1) to exercise any right conferred by the Indenture, the Notes or the Notes Collateral Documents, directly or indirectly, through any trustee, nominee or any other Person, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Company or any of the Guarantors for services rendered or otherwise, except the redemption price of the New 1st-Out Notes set forth in clause (a) above.

(8)    REPURCHASE AT THE OPTION OF HOLDER

(a)    If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s New 1st-Out Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within ten days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will commence an offer to the Holders of Notes in accordance with Sections 3.09 and 4.13 of the Indenture. Holders of New 1st-Out Notes that are the subject of such an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such New 1st-Out Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to such Notes.

(c)    If the Company or a Restricted Subsidiary of the Company experiences an Event of Loss with respect to all or any portion of the Resort Property, when the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Company will commence an offer to the Holders of Notes in accordance with Sections 3.09 and 4.35 of the Indenture. Holders of New 1st-Out Notes that are the subject of such an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such New 1st-Out Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to such New 1st-Out Notes.

(9)    NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose New 1st-Out Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New 1st-Out Notes or a satisfaction or discharge of the Indenture. New 1st-Out Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the New 1st-Out Notes held by a Holder are to be redeemed or if any PIK Payment has been made, in which case New 1st-Out Notes in denominations of $1.00 and whole multiples of $1.00 may be redeemed.

(10)    DENOMINATIONS, TRANSFER, EXCHANGE. The New 1st-Out Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1.00 in excess thereof (other than any increase in the principal amount of the New 1st-Out Notes as a result of PIK Interest which may be made in integral multiples of $1.00; provided that PIK Notes shall be issued in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of New 1st-Out Notes may be registered and New 1st-Out Notes may be exchanged as

EXHIBIT A

provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any New 1st-Out Note or portion of a New 1st-Out Note selected for redemption, except for the unredeemed portion of any New 1st-Out Note being redeemed in part. Also, the Company need not exchange or register the transfer of any New 1st-Out Notes for a period of 15 days before a selection of New 1st-Out Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11)    PERSONS DEEMED OWNERS. The registered Holder of a New 1st-Out Note may be treated as its owner for all purposes.

(12)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes voting as a single class.

Without the consent of at least 66 2/3% in aggregate principal amount of the New 1st-Out Notes then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, such New 1st-Out Notes), the Company may not amend, alter or waive Section 4.13, 4.16 or 4.35 of the Indenture or any provisions of the Indenture relating to the Notes Collateral Documents that adversely affects the rights of any Holder of New 1st-Out Notes.

Without the consent of any Holder of a New 1st-Out Note, the Indenture or the New 1st-Out Notes or the Note Guarantees may be amended or supplemented to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated New 1st-Out Notes in addition to or in place of certificated Notes, (iii) provide for the issuance of Additional Notes, subject to compliance with Section 4.11 and 4.16 of the Indenture, (iv) make any change that would provide any additional rights or benefits to the Holders of the New 1st-Out Notes or that does not adversely affect the legal rights of any Holder under the Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents, (v) conform the text of any of the Notes Documents to any provision of the “Description of the New Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the New Notes” was intended to be a verbatim recitation of a provision of any of the Notes Documents, (vi) enter into additional or supplemental Notes Collateral Documents that would not adversely affect the legal rights of any Holder under the Indenture, the New 1st-Out Notes, the Note Guarantees or the Notes Collateral Documents, (vii) allow any Subsidiary to execute a supplemental indenture otherwise permitted to be executed by the Company under the Indenture and/or a Note Guarantee with respect to any New 1st-Out Notes or (viii) in the event that PIK Notes are issued in certificated form, make reasonable, customary and appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated PIK Notes (which shall in no event be less than $1.00) and establish minimum redemption amounts for certificated PIK Notes.

(13)    DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest, including PIK Interest, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on New 1st-Out Notes, (iii) failure by (a) the Company to comply with the provisions of Section 4.13, 4.16 or 4.35 of the Indenture or (b) the

EXHIBIT A

Company or any Guarantor to comply with the provisions described under Section 4.08 or 6.01 of the Indenture; (iv) failure by the Company or any of the Restricted Subsidiaries to comply for (a) 30 days after notice with the provisions described under Section 4.03, 4.07, 4.09 or 4.11 or (b) 60 days after notice with any of the other agreements in the Indenture or the Notes of any series (other than a default set forth in clauses (i), (ii), (iii) or (iv)(a) above); (v) default under certain other agreements relating to Indebtedness of the Company or any of the Restricted Subsidiaries if that default results in the acceleration of such Indebtedness prior to its express maturity; (vi) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of the Guarantors; (viii) any of the Notes Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Company or a Guarantor shall so assert, or any security interest created, or purported to be created, by any of the Notes Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; (ix) any representation or warranty made by the Company or a Guarantor in any Notes Collateral Document or that is contained in any certificate, document or financial or other statement furnished by the Company or a Guarantor at any time under or in connection with any such Notes Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; (x) any breach of any agreement in the Notes Collateral Documents and the expiration of any applicable grace period set forth therein or the repudiation by the Company or any Guarantor of any of its obligations under the Notes Collateral Documents or the unenforceability of the Notes Collateral Documents against the Company or any Guarantor for any reason; (xi) any representation or warranty made by the Company or the Tribe in the Representation Letter shall prove to have been inaccurate in any material respect on or as of the date made; (xii) revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of a material portion of the Gaming operations for a period of more than 90 consecutive days at the Resort Property; (xiii) failure by the Tribe to comply with the provisions described under Section 5.01 of the Indenture for 45 days after notice to comply; and (xiv) the Tribe ceases to be recognized (a) by the United States as an Indian tribe as defined in IGRA or (b) as an Indian tribal government pursuant to Section 7871 of the Code. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding New 1st-Out Notes may declare all the New 1st-Out Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding New 1st-Out Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the New 1st-Out Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New 1st-Out Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding New 1st-Out Notes by notice to the Trustee may, on behalf of the Holders of all of the New 1st-Out Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the New 1st-Out Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Notes Collateral Documents, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

EXHIBIT A

(14)    TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15)    NO PERSONAL LIABILITY. No member of the Tribe or any director, officer, officeholder, employee, agent, representative or member of the Company, a Guarantor or the Tribe or holder of an Ownership Interest of the Company, as such, will have any liability for any obligations of the Company, a Guarantor or the Tribe under the New 1st-Out Notes, the Indenture, any Guarantees or any Notes Collateral Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New 1st-Out Notes by accepting a New 1st-Out Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New 1st-Out Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(16)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on this Note, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Note or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK, SUBJECT TO CERTAIN EXCEPTIONS, WILL GOVERN AND BE USED TO CONSTRUE THE NOTES DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; PROVIDED THAT CERTAIN MATTERS RELATED TO THE NOTES COLLATERAL DOCUMENTS WILL ALSO BE GOVERNED BY THE TRIBAL UCC.

(20)    WAIVER OF SOVEREIGN IMMUNITY; MANAGEMENT ACTIVITIES; RECOURSE TO THE TRIBE. All provisions of the Indenture relating to waivers of sovereign immunity, jurisdiction and consent to service of process, agent for service, arbitration, management activity limitations, recourse to the Tribe and limitation on encumbrances are hereby incorporated herein with the same force and effect as though set forth herein.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Inn of the Mountain Gods Resort and Casino

287 Carrizo Canyon Road

Mescalero, NM 88340

EXHIBIT A

Attention: Corporate Secretary

EXHIBIT A

SCHEDULE A3

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Note shall be $        . The following (i) exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note and (ii) other decreases/increases in the principal amount at maturity of this Note or at other times (including as a result of PIK Payments) have been made.

Date of Exchange/ Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Total Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Paying Agent

[3]	Insert in Global Notes.

EXHIBIT A

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                         (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT A

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13, 4.16 or 4.35 of the Indenture, check the appropriate box below:

☐ Section 4.13	☐ Section 4.16	☐ Section 4.35

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.13, 4.16 or 4.35 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 20    , among                      (the “Guaranteeing Subsidiary”), a subsidiary of Inn of the Mountain Gods Resort and Casino (or its permitted successor) (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein), the Apache Tribe of the Mescalero Reservation (the “Tribe”) and UMB Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [            ], 2018 providing for the issuance of 9.25% New Senior 1st-Out Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 12 thereof.

4.    NO PERSONAL LIABILITY. No member of the Tribe or any director, officer, officeholder, employee, agent, representative or member of the Company, a Guarantor or the Tribe or holder of an Ownership Interest of the Company, as such, will have any liability for any obligations of the Company, a Guarantor or the Tribe under the Notes, the Indenture, any Guarantees or any Notes Collateral Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK, SUBJECT TO CERTAIN EXCEPTIONS, WILL GOVERN AND BE USED TO CONSTRUE THE NOTES DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; PROVIDED THAT CERTAIN MATTERS RELATED TO THE NOTES COLLATERAL DOCUMENTS WILL ALSO BE GOVERNED BY THE TRIBAL UCC.

EXHIBIT B

6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

9.    WAIVER OF SOVEREIGN IMMUNITY; MANAGEMENT ACTIVITIES; RECOURSE TO THE TRIBE. All provisions of the Indenture relating to waivers of sovereign immunity, jurisdiction and consent to service of process, agent for service, arbitration, management activity limitations, recourse to the Tribe and limitation on encumbrances are hereby incorporated herein with the same force and effect as though set forth herein.

EXHIBIT B

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:            , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

CASINO APACHE
CASINO APACHE TRAVEL CENTER
SKI APACHE
INN OF THE MOUNTAIN GODS

By:
Name:
Title:

UMB BANK, N.A., as Trustee

By:
Authorized Signatory

EXHIBIT C

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of [            ], 2018 (the “Indenture”) among Inn of the Mountain Gods Resort and Casino (the “Company”), the Apache Tribe of the Mescalero Reservation, the Guarantors party thereto and UMB Bank, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the New 1st-Out Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the New 1st-Out Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any New 1st-Out Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of New 1st-Out Notes and to the Trustee pursuant to the Note Guarantees and the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantees.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

EXHIBIT D

CREDIT AGREEMENT

EXHIBIT D

LOAN AGREEMENT

By and Among

INN OF THE MOUNTAIN GODS RESORT AND CASINO, as Borrower

CASINO APACHE, CASINO APACHE TRAVEL CENTER,

INN OF THE MOUNTAIN GODS, AND SKI APACHE, as Guarantors

APACHE TRIBE OF THE MESCALERO RESERVATION, as the Tribe

and

BOKF, NA dba Bank of Albuquerque, as Lender

EXHIBIT D

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated for reference purposes as of             , 2018, by and among INN OF THE MOUNTAIN GODS RESORT AND CASINO, a casino and hotel operated as a business enterprise of the Tribe, as borrower (the “Borrower”); CASINO APACHE, an unincorporated enterprise of the Tribe, CASINO APACHE TRAVEL CENTER, an unincorporated enterprise of the Tribe, INN OF THE MOUNTAIN GODS, an unincorporated enterprise of the Tribe, and SKI APACHE, an unincorporated enterprise of the Tribe (each a “Guarantor” and collectively the “Guarantors”); and APACHE TRIBE OF THE MESCALERO RESERVATION, a federally recognized Indian tribe (the “Tribe”); and BOKF, NA dba Bank of Albuquerque, as Lender.

Factual Background

A.    All capitalized terms used herein without definition shall have the meanings set forth below in Article 1.

B.    Lender has agreed to make a term loan available to Borrower in accordance with the terms and conditions of this Agreement.

C.    Borrower, as issuer, has heretofore issued those certain “1st-Out Notes” and “2nd-Out Notes” (collectively, the “Existing Notes”) pursuant to that certain Indenture dated as of February 9, 2011, among Borrower, as issuer, the Guarantors, as guarantors, and UMB Bank, N.A., successor to U.S. Bank National Association, as trustee (in such capacity, the “Existing Trustee”), as amended by (i) that certain Amendment No. 1 to Indenture dated as of October 9, 2013, (ii) that certain Amendment No. 2 to Indenture dated as of October 9, 2013, and (iii) that certain Amendment No. 3 to Indenture dated as of December 17, 2013 (as so amended, the “Existing Indenture”).

D.    Borrower, as issuer under the Existing Indenture has commenced an exchange offer in respect of the Existing Notes, offering to (i) exchange Existing Notes for a combination of cash and new notes (the “New Notes”) issued under a new Indenture (the “New Indenture”) dated as of even date herewith entered into by and among Borrower, as issuer, the Guarantors, as guarantors, and UMB Bank, N.A., as trustee (in such capacity, the “New Trustee”) and (ii) modify the Existing Indenture in certain respects (the “Exchange Offer”).

E.    The Loan, as defined below, is evidenced by the Note, as defined below. The proceeds of the Loan will be used to fund the cash consideration in the Exchange Offer.

F.    Those Existing Notes that are not tendered into the Exchange Offer will remain outstanding under the Existing Indenture, as modified by the Fourth Amendment to the Indenture (as defined below).

Now, therefore, Lender and Borrower agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. As used herein, the following terms shall have the meanings set forth below:

“Account Agreements” means all deposit account agreements and related treasury service agreements between any Credit Party or the Tribe and Lender.

“Accrued Unpaid Interest” means all accrued unpaid interest on the Loan, including interest on unpaid Protective Advances and interest on all unpaid Fees and Expenses.

“Affiliate” means any entity controlling, controlled by or under common control with another Person.

EXHIBIT D

“Agreement” means this Loan Agreement and all exhibits attached hereto, as such agreement may be amended, supplemented, extended, restated or otherwise modified from time to time.

“Annual Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA of the Gaming Enterprise less: (i) Monthly Service Payments (as defined in the New Indenture) paid to the Tribe; (ii) Unfinanced Capital Expenditures; (iii) the Annual Service Payment to be paid to the Tribe in the current Fiscal Year based on the results of operations of the Gaming Enterprise for the prior Fiscal Year; and (iv) any scheduled payments of principal and interest with respect to Tribal Indebtedness to be paid to the Tribe in the current Fiscal Year based on the results of operations of the Gaming Enterprise for the prior Fiscal Year, to (b) the sum of: (1) payments of principal and interest on the Loan pursuant to the terms of this Agreement; (2) payments of cash interest on the New Notes pursuant to the terms of the New Indenture (excluding interest on the New Notes paid in the form of PIK Notes) and payments of interest on the Existing Notes pursuant to the terms of the Existing Indenture; and (3) the repurchases or redemptions of the New Notes and the PIK Notes pursuant to the New Indenture and Existing Notes pursuant to the Existing Indenture to be made in the current Fiscal Year based on the results of operations of the Gaming Enterprise for the prior Fiscal Year.

“Annual Service Payment” means, with respect to each Fiscal Year ending on or after September 30, 2017, a distribution by the Borrower to the Tribe in an amount (if a positive number) equal to (A) the product of (1) 0.30 multiplied by (2) the sum of (a) the Borrower’s Consolidated Cash Flow (as defined in the New Indenture) for such Fiscal Year less (b) $30.0 million, plus (B) the product of (1) 0.10 multiplied by (2) the sum of (a) the Borrower’s Consolidated Cash Flow (as defined in the New Indenture) for such Fiscal Year less (b) $40.0 million.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or its subsidiaries from time to time concerning or relating to bribery or corruption.

“Assignor” means any Credit Party.

“Authorized Representative of Borrower” means the person or persons designated by Borrower in the Borrower Authorization to take any and all actions on the part of Borrower under any of the Loan Documents.

“Borrower” means Inn of the Mountain Gods Resort and Casino, a casino and hotel operated as a business enterprise of the Tribe, created and existing under the Charter of the Management Board of the Inn of the Mountain Gods Resort and Casino adopted by Mescalero Apache Tribal Council Resolution 03-28 as amended by Resolution 04-58.

“Borrower Authorization” means a written authorization and direction on a form that is reasonably acceptable to the Lender, duly signed by Borrower, pursuant to which, in addition to such other things as Lender may reasonably require, (a) Borrower identifies and authorizes the individual or individuals who, acting alone, may act on behalf of Borrower pursuant to the Loan Documents; and (b) Borrower identifies the deposit account of Borrower into which the loan proceeds are to be deposited and provides the wire transfer instructions and other information for such deposit as Lender may require. Each Borrower Authorization shall remain in full force and effect unless and until Lender has received from the Borrower and acknowledged in writing an amendment or replacement of such authorization.

“Borrower’s Funds Accounts” means one or more deposit accounts maintained by the Borrower or any Guarantor with Lender.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Albuquerque, New Mexico or New York, New York.

2

EXHIBIT D

“Capital Expenditure” means any expenditure that is considered a capital expenditure under GAAP, consistently applied, including any amount that is required to be treated as an asset subject to a Capital Lease, but excluding any Capital Expenditure made as a result of a casualty and paid for with the proceeds of casualty insurance.

“Capital Expenditure Budget” means the budget provided by Borrower to Lender describing in detail the Borrower’s Capital Expenditure projects for the next Fiscal Year. The Borrower’s 2018 Capital Expenditure Budget is attached hereto as Exhibit C.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is or should be in accordance with Accounting Standards Codification No. 840 adopted by the Financial Accounting Standards Board, as amended from time to time, or if Accounting Standards Codification No. 840 is not then in effect, such other statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Cash Equivalents” means:

(1)    U.S. dollars;

(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)    certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case with any Qualified Bank (as defined in the New Indenture);

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (a) of the definition of “Qualified Bank” in the New Indenture;

(5)    commercial paper having the highest ratings obtainable from Moody’s or S&P and in each case maturing within 270 days after the date of acquisition; and

(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CC&Rs” shall mean any and all covenants, conditions, restrictions, maintenance agreements and/or easement agreements affecting the Property.

“Change of Control” means the occurrence of any of the following:

(1)    Borrower ceases to be an unincorporated unit, business enterprise, instrumentality or subdivision of the government of the Tribe or any Guarantor ceases to be a wholly-owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe;

(2)    Borrower and the Guarantors cease to have the exclusive legal right to conduct the Gaming Enterprise of the Tribe (other than pursuant to a Management Agreement);

(3)    the Borrower or any Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into

3

EXHIBIT D

any other Person, other than the Borrower, a Guarantor or any other wholly owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe that becomes a Guarantor; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Borrower or a Guarantor unless such plan provides for the assets of the Borrower or such Guarantor to be transferred to the Borrower.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means the Gaming Assets and all other property, tangible and intangible, as to which Lender is granted a lien pursuant to any of the Loan Documents, and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that under the Loan Documents becomes subject to a lien in favor of Lender, with references to the Collateral to include all or any portion of or interest in any of the Collateral and all “collateral” referred to in the Collateral Documents as defined in the New Indenture.

“Commitment Fee” means the commitment fee in an amount equal to $400,000.00 payable by Borrower to Lender in accordance with Section 3.4.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compact” means the Tribal-State Gaming Compact executed April 13, 2015, entered into between the Tribe and the State of New Mexico for the conduct of Class III gaming pursuant to IGRA, as amended, supplemented, restated or replaced from time to time.

“Constitution” means the Revised Constitution of Apache Tribe of the Mescalero Reservation adopted by the membership of Apache Tribe of the Mescalero Reservation on December 11, 1964 and approved by the United States Secretary of the Interior on January 12, 1965, as subsequently amended.

“County” means the County of Otero, State of New Mexico.

“Credit Parties” means Borrower and the Guarantors.

“Default” means any condition which, with the giving of notice or passage of time, or both, would become an Event of Default.

“Default Rate” means 4.0% per annum in excess of the interest rate which would otherwise be applicable to the Loan under the provisions of this Agreement.

“Distribution” means (a) any transfer by or for the Gaming Enterprise to the Tribe or any Affiliate thereof following which such transferred property is not maintained for the exclusive use of the Gaming Enterprise, (b) any transfer by the Gaming Enterprise to any of the Tribe’s members or Affiliates or to their respective accounts, (c) payment from Gaming Assets of any retirement, redemption, prepayment of principal, purchase or other acquisition for value of any securities or other obligations of Borrower, Guarantors, the Tribe or any of their Affiliates (or of any other Person to the extent that such securities or other obligations are guaranteed by Borrower, Guarantors, the Tribe or any of their Affiliates), (d) the declaration or payment by Borrower or Guarantors of any dividend or distribution out of Gaming Assets to any of the Tribe’s members or any of its Affiliates, whether in cash or in property (but not the making

4

EXHIBIT D

of arm’s length payments for goods and services provided by the Tribe or any of its Affiliates to the Gaming Enterprise), (e) any other payment, assignment or transfer, whether in cash or other property consisting of Gaming Assets to the general tribal fund of the Tribe or to any of its members or Affiliates, including the payment of any tax, fee, charge or assessment imposed by the Tribe on the Gaming Enterprise, their revenues or properties; provided that (i) assessments by the Tribe against the Gaming Enterprise for reasonable regulatory and administrative costs and expenses of the Gaming Commission in accordance with past practices of the Tribe shall not be considered Distributions and (ii) sales, use, room occupancy, leisure and related excise taxes, including admissions and cabaret taxes and any other taxes (other than income taxes) imposed by the Tribe on the patrons of the Gaming Enterprise, provided that the rate and scope of such taxes shall not be materially more onerous (taken as a whole) than those in place as of the date of this Agreement, shall not be considered Distributions.

“EBITDA” means, for any period, Net Income of the Gaming Enterprise for such period, plus, the sum of the following, without duplication: (a) Interest Expense for such period with respect to Recourse Obligations, plus (b) depreciation and amortization of the Recourse Assets for such period, plus (c) non-cash losses and extraordinary losses for such period, plus (d) the fees, costs and expenses incurred by Borrower in connection with the closing of the Loan the consummation of the Exchange Offer and the execution of the Fourth Amendment to the Existing Indenture relating to such period, plus (e) any fees, costs and expenses incurred in connection with any investment, acquisition, disposal, incurrence, repayment, amendment or modification of Indebtedness (whether or not successful), in each case, to the extent such investment, acquisition, disposal, incurrence, repayment, amendment or modification is permitted under the Loan Documents, plus (f) the provision for federal, state, local and foreign income taxes payable during such period, minus (g) non-cash gains and extraordinary gains for such period; in each instance to the extent taken into account in the determination of Net Income. For the avoidance of doubt, only interest that is expensed on the income statement will be added back pursuant to clause (a) above; interest that is paid but not included in interest expense due to the amortization of troubled debt will not be added back in the calculation of EBITDA.

“Environmental Indemnity” means that certain Certificate of No Hazardous Waste of even date herewith executed by Borrower, the Guarantors and the Tribe (as amended, supplemented, extended, restated or otherwise modified from time to time).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower or any Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer

5

EXHIBIT D

Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition upon Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Event of Default” means an event or circumstances specified in Section 8.1 and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Section 8.1.

“Excluded Assets” means:

(1)    furniture, furnishings or equipment used in the ordinary course of the business of any Assignor, but only to the extent that such furniture, fixtures and equipment is subject to a purchase money lien incurred in connection with the acquisition of such furniture, fixtures or equipment, it being understood that Excluded Assets shall not encompass (i) any furniture, fixtures and equipment that is unencumbered by a purchase money lien, as determined from time to time, or (ii) any gaming machines, other gaming equipment including chips, tokens, cash kiosks, table games, gaming management equipment or any other electronic equipment, including computer terminals and computer servers and related networking equipment used to conduct gaming, regardless of where located or by whom operated;

(2)    (a) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property to the extent that a grant of a lien thereon is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law and (b) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property (in each case, which are not individually, or in the aggregate, material to the Gaming Enterprise) to the extent that a grant of a lien thereon (i) would require the consent of unaffiliated third parties and such consent has not been obtained after the Borrower has used commercially reasonable efforts to obtain such consent or (ii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provision thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the New Mexico UCC, any section of the Tribal UCC or any other applicable law); provided, that, with respect to the foregoing clauses (a) and (b), immediately upon the ineffectiveness, lapse or termination of any such prohibition, the provisions that would be so breached, such breach, default or termination or immediately upon the obtaining of any such consent, in each such case, the Excluded Assets shall automatically thereupon not include, and the Borrower shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;

(3)    any assets transferred by any Assignor to any Person other than an Assignor in transactions not prohibited by Article 6;

(4)    all personal property constituting assets of the Gaming Commission and reasonably required to be owned or otherwise in the possession of the Gaming Commission for the proper discharge of the Gaming Commission’s responsibilities under the Gaming Ordinance; and

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EXHIBIT D

(5)    all personal property of the Borrower or any Guarantor used directly in the Tribe’s provision of customary essential governmental services, such as those related to health, safety and welfare.

“Excluded Business” means:

(1)    any activity that constitutes an “essential government function” as defined in Section 7871(e) of the Code;

(2)    any activity relating to (a) the production, purchase, sale or delivery of fuel or energy, (b) providing health care, emergency, safety, education or telecommunication services or (c) mining;

(3)    any museum or cultural center;

(4)    the sale of hunting licenses and activities related to camping and fishing on the Tribe’s Reservation in Mescalero, New Mexico, including the sale of licenses therefore, in each case by the Tribe;

(5)    Mescalero Forest Products, Mescalero Tribal Fish Hatchery, Mescalero Cattle Growers, Mescalero Gas Company, Mescalero Apache Telecom, the Mescalero Tribal Store located at 190 Chiricahua Plaza, Mescalero, New Mexico, Mescalero Care Center and Mescalero Apache Ceremonials and Rodeo;

(6)    the ownership and operation of automated teller machines, provided that cash in the disbursement cassettes in the automated teller machines shall not constitute an Excluded Asset nor proceeds of an Excluded Business unless such cash in the disbursement cassettes is shown by competent written evidence to be provided by an Excluded Business;

(7)    any reasonable expansion or extension of a business or commercial activity set forth in clauses (4), (5) or (6) above; and

(8)    any other business or commercial activity owned or operated by the Tribe; provided that (a) within 45 days of the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days of the end of each Fiscal Year, the Borrower shall provide to the Lender a list of such businesses and commercial activities and the aggregate fair market value thereof and (b) if such aggregate fair market value exceeds $750,000, the Borrower shall designate within ten days of the date such list is provided to the Lender (and provide the Lender with written confirmation of such designation) one or more of such businesses or commercial activities as no longer constituting an Excluded Business so that the aggregate fair market value of all businesses or commercial activities constituting an Excluded Business pursuant to this clause (8) shall be no more than $750,000, and such business or commercial activity shall no longer constitute an Excluded Business beginning on the 20th day after the date such list is provided to the Lender;

provided, however, any Excluded Business’s assets or revenues that are included in the Borrower’s Financial Information shall not be considered part of, or included in, the definition of an Excluded Business described in clauses (1) through (8) above. For the avoidance of doubt, no business activity (i) regulated under IGRA or (ii) generally referred to as “online” or internet-based electronic gaming, nor any proceeds or profits of any such activity, shall be conducted or owned by an Excluded Business, and are expressly excluded from the definition of “Excluded Business.”

“Excluded Swap Obligation” means (a) with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such

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EXHIBIT D

Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any rule or regulation thereof) and (b) with respect to Borrower, any Swap Obligation of another Credit Party if, and to the extent that, all or a portion of the joint and several liability of Borrower with respect to, or the grant of Borrower of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s (in the case of (a)) or Borrower’s (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Guarantor, joint and several liability of Borrower, or grant of such security interest by such Guarantor or Borrower, as applicable, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

“Excluded Taxes” has the definition set forth in Section 2.15(a).

“Existing 2010 Notes” means the Company’s 12% Senior Notes due 2010.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, (“Code”), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Fees and Expenses” means all cost or expense reimbursements, fees or indemnities then due and payable to Lender by Borrower, any Guarantor or the Tribe pursuant to the provisions of the Loan Documents.

“FF&E” means furniture, furnishings or equipment used in the ordinary course of the business of the Borrower.

“Financial Information” means all financial statements and other financial information required under the Loan Documents.

“Financing Statement” means (i) a UCC financing statement listing Borrower, Guarantor and the Tribe as debtors, and Lender as secured party, to be filed in the Office of the Secretary of State of New Mexico, (ii) a UCC financing statement listing Borrower, Guarantor and the Tribe as debtors, and Lender as secured party, to be filed in the Office of the Recorder of Deeds of the District of Columbia, (iii) a UCC financing statement listing Borrower, Guarantor and the Tribe as debtors, and Lender as secured party, to be filed in the appropriate office under the Tribal UCC, and (iv) such other offices as may be reasonably required by Lender.

“Fiscal Quarter” means a fiscal quarter of Borrower consisting of a three month period ending on each December 31, March 31, June 30, and September 30.

“Fiscal Year” means a fiscal year of Borrower consisting of a twelve month period ending on each September 30.

“Fourth Amendment to the Existing Indenture” means Amendment No. 4 to Indenture dated of even date herewith, executed by Borrower, Guarantors, the Tribe and Existing Trustee, as trustee.

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EXHIBIT D

“GAAP” means generally accepted accounting principles, consistently applied, or other sound accounting principles reasonably acceptable to Lender.

“Gaming” means any and all activities defined as Class II or Class III gaming under IGRA or any other gaming activity authorized under the Compact.

“Gaming Assets” means all real and personal property (and any interest therein) owned by any of the Borrower, the Tribe or any Affiliate of the foregoing, used in connection with or produced by the Gaming Enterprise, IMG Resort & Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Borrower, the Guarantors or the Tribe, as the same may now or hereafter exist, together with any extensions or improvements thereto, including, without limitation all revenues generated therefrom and all Assignor Collateral (as defined in the Security Agreement); provided, however, that Gaming Assets shall not include any real and personal property (or any interest therein) that is exclusively used or produced by any Excluded Business.

“Gaming Board” means, collectively, (a) the New Mexico Gaming Control Board, (b) the Mescalero Apache Tribal Gaming Commission, and (c) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming, lottery or casino activities conducted by Borrower or on its behalf within its jurisdiction.

“Gaming Commission” means the Mescalero Apache Tribal Gaming Commission, the administrative body of the Tribe having regulatory jurisdiction over Borrower’s Gaming Enterprise.

“Gaming Enterprise” means, collectively, (a) any Gaming, lodging, skiing, golf, hunting, recreational, retail, food and beverage and other resort businesses or commercial activities operated by the Borrower and the Guarantors, (b) any business or commercial activities which are reasonably related to, a reasonable expansion, extension or development of, or ancillary to, the activities described in clause (a), including, but not limited to, any other hotel, entertainment, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the activities described in clause (a), whether owned or operated by the Borrower, the Tribe or any Affiliate of the foregoing; provided, however, that Gaming Enterprise shall not include any non-gaming business activity of any Excluded Business.

“Gaming Laws” means IGRA, the Compact and all other laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by Borrower, or any Guarantor, or on their respective behalf within its jurisdiction.

“Gaming License” shall mean every license, franchise or other authorization required to own, lease, operate or otherwise conduct Gaming activities of the Borrower, a Guarantor or the Tribe including, without limitation, all such licenses granted under the Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state or local laws.

“Gaming Ordinance” means Mescalero Apache Gaming Ordinance adopted by Mescalero Apache Tribal Ordinance 03-08 as revised by Mescalero Apache Tribal Ordinance 09-08 and Ordinance 09-13, as amended from time to time in a manner not prohibited by this Agreement.

“Governmental Authority” means any Indian Nation, sovereign or government, including, without limitation, any federally recognized Indian Tribe; any state or other political subdivision thereof; any agency, authority or instrumentality thereof or of any such state or political subdivision; and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, the Gaming Commission and Gaming Board.

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EXHIBIT D

“Guarantee Obligation” means, with respect to any Person, any obligation, including a reimbursement, counterindemnity or similar obligation, of such Person or other person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another person that guarantees or in effect guarantees, any Loan, leases, dividends or other obligations (the “primary obligations”) of any other third person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, the term Guarantee Obligations of such person shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Guaranty and the other Loan Documents, the definition of “Swap Contract” shall not create any guarantee by any Guarantor (or the Tribe or grant of security interest by any Guarantor or the Tribe to support, if applicable) of any Excluded Swap Obligation of such Guarantor or the Tribe.

“Guarantor” and “Guarantors” mean, collectively, Casino Apache, an unincorporated enterprise of the Tribe; Casino Apache Travel Center, an unincorporated enterprise of the Tribe; Inn of the Mountain Gods, an unincorporated enterprise of the Tribe; and Ski Apache, an unincorporated enterprise of the Tribe, and any other Person who now or hereafter guarantees the payment or performance of any of the Obligations.

“Guaranty” means any document executed by any Guarantor for the purpose of guaranteeing, or granting a security interest in any of its assets to secure the payment or performance of any of the Obligations, including, without limitation, the obligations of each Guarantor under Article 13.

“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. § 2701, et seq.

“Indebtedness” means, as to any Person on any date of determination, without duplication:

(a)    all Indebtedness of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse),

(b)    that portion of the obligations of such Person under Capital Leases which should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP,

(c)    Synthetic Lease Obligations of such Person,

(d)    any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money,

(e)    any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary terms not exceeding 90 days past the date of invoice),

(f)    any obligation of such Person that is secured by a lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is

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EXHIBIT D

nonrecourse to the credit of such Person (including obligations under any agreement for the purchase of materials, supplies or other property or services if such agreement or any related document requires that payments for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered),

(g)    obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person,

(h)    obligations of such Person under letters of credit issued for the account of such Person,

(i)    any Unfunded Pension Liability of such Person,

(j)    any obligation of such Person payable more than one year from the date of creation which is shown on the balance sheet of such Person as a liability in accordance with GAAP,

(k)    any Guarantee Obligation of such Person, and

(l)    with respect to any Swap Contracts, the Termination Value thereof (if negative).

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document.

“Insolvency Proceeding” has the definition as set forth in Section 8.1(c).

“Intercreditor Agreement” means the Intercreditor Agreement between the Lender, the New Trustee and the Existing Trustee.

“Interest Expense” means, with respect to any Person for any period, the sum of the following: (a) all interest, fees, charges and related expenses (capitalized or otherwise) payable by such Person during such period to any other Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP plus (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP, plus (or minus, if applicable) (c) the net amounts payable (or the net amounts receivable) under Specified Swap Agreements or a Swap Contract accrued during such period.

“Interim Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA of the Gaming Enterprise less: (i) Monthly Service Payments paid to the Tribe; and (ii) Unfinanced Capital Expenditures, to (b) the sum of: (1) payments of principal and interest on the Loan pursuant to the terms of this Agreement; and (2) payments of cash interest on the New Notes pursuant to the terms of the New Indenture (excluding interest on the New Notes paid in the form of PIK Notes) and payments of interest on the Existing Notes pursuant to the terms of the Existing Indenture.

“Land” means the real property legally described in Exhibit A attached hereto, which real property is the site of the Gaming Enterprise.

“Law” or “Laws” means, collectively, all international, foreign, Governmental Authority, federal, law of the Tribe, state and local constitutions, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including, without limitation, the Gaming Laws.

“Leverage Ratio” means, as of any calculation date, the ratio of (i) the outstanding principal balance of the Loan as of such date, to (ii) the EBITDA of the Gaming Enterprise for the then most recently ended four Fiscal Quarters.

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EXHIBIT D

“LIBOR” means a rate (expressed to the fifth decimal place) equal to (i) the rate of interest which is identified and normally published by ICE Benchmark Administration for loans in United States dollars for thirty (30) day periods as of 11:00 a.m. (London time), on the first day of each month (or if such day is not a Business Day, the next succeeding Business Day) plus (ii) the maximum reserve requirement, if any, then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein); provided, however, that if LIBOR determined as provided above shall be less than zero, LIBOR shall be deemed to be zero for the purposes of this Agreement; provided further, however, that if Borrower and Lender have entered into a Swap Contract in relation to the interest rate in respect of the Loan, then LIBOR shall be as determined, irrespective if such determination is less than zero. If ICE Benchmark Administration no longer reports the LIBOR or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market or if such index no longer exists or accurately reflects the rate available to Lender in the London Interbank Market, Lender may, in good faith, select a replacement index.

“Loan” means the loan described herein and evidenced by the Note.

“Loan Documents” means, collectively, this Agreement, the Note, the Intercreditor Agreement, the Security Documents, the Tri-Party Deposit Account Control Agreement, Account Agreements, and the Environmental Indemnity, together with all of their exhibits and schedules attached thereto, and all other documents which evidence, guarantee, secure or otherwise pertain to the Loan, as the same may be amended, supplemented, extended, restated or otherwise modified from time to time.

“Management Agreement” means that certain Amended and Restated Management Agreement among Borrower, Casino Apache Travel Center, Ski Apache and WG-IMG, LLC, dated as of January 6, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof) or another management agreement for the Gaming Enterprise that, if required by law, has been approved by the NIGC.

“Management Board” means the Management Board of Borrower or any authorized committee of the Management Board of Borrower, as applicable.

“Material Adverse Effect” means any fact, event or circumstance, whether foreseeable or unforeseeable, that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition (a) has or is reasonably expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Borrower, the Gaming Enterprise and the other Credit Parties (taken as a whole); (b) materially impairs or is reasonably expected to materially impair the ability of Borrower, the Gaming Enterprise or any other Credit Party (taken as a whole) to pay and perform their obligations under the Loan Documents to which they are a party; or (c) materially impairs or is reasonably expected to materially impair the ability of Lender to enforce its material rights and remedies under any Loan Document.

“Maturity Date” means November 30, 2020.

“New Mexico UCC” shall mean the Uniform Commercial Code as adopted and in effect in the State of New Mexico.

“Monthly Service Payment” means a monthly distribution by the Borrower to the Tribe not to exceed $997,245.16 (whether or not a Default or an Event of Default has occurred and is continuing), commencing with the calendar month in which the date of this Agreement occurs; provided that such amount shall increase by 1.00% on September 30 of each year.

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EXHIBIT D

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Income” means, with respect to any period, the net income from continuing operations of the Gaming Enterprise, determined in accordance with GAAP, consistently applied.

“Note” or “Promissory Note” means the Promissory Note of even date herewith in the principal amount of $40,000,000.00 made by Borrower to Lender to evidence the Loan made hereunder, as the same may be amended, supplemented, extended, restated or otherwise modified from time to time.

“Obligations” means all amounts, obligations, liabilities, covenants and duties of every type and description (including for the payment of money), owing by any Credit Party to Lender arising out of, under, or in connection with any Loan Document or any Specified Swap Agreement (as the same may be amended, restated, supplemented, extended or renewed from time to time), cash or treasury management services, whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.

“Operating Budget” means the budget provided by Borrower to Lender describing in detail the Borrower’s operating expense projections for the next Fiscal Year. Borrower’s 2018 Operating Budget is attached hereto as Exhibit D.

“Operating Reserve Account” means a deposit account in Borrower’s name maintained with Lender for the purposes described in Section 2.12(b)(i).

“Payment Account” means an account specified by Lender from time to time for the purposes described in Article 12.

“Payroll Accounts” shall mean deposit accounts of Borrower and the Guarantors maintained with banks located in the State of New Mexico for the sole purpose of facilitating the payment of employees of Borrower and the Guarantors.

“Permitted Debt” shall mean (i) Indebtedness of Borrower or the Guarantors in an aggregate principal amount not to exceed $500,000 at any time outstanding (or a greater amount if consented to in writing by Lender), (ii) Indebtedness of Borrower or the Guarantors in an aggregate principal amount not to exceed $1,000,000 at any time outstanding (or a greater amount if consented to in writing by Lender), incurred for the sole purpose of funding the acquisition, lease, improvement or construction of FF&E, (iii) Indebtedness arising under the New Indenture and the New Notes (including, without limitation, the PIK Notes) as the same may be increased from time to time as provided in Section 5.3(b) of the Intercreditor Agreement and (iv) Indebtedness arising under the Existing Indenture and the Existing Notes.

“Permitted Liens” means:

(a)    Liens in favor of the Lender created pursuant to this Agreement and the Loan Documents;

(b)    Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under this Agreement;

(c)    (i) Liens in favor of the Existing Trustee created pursuant to, and securing obligations arising under, the Existing Indenture and the security documents executed in connection therewith and (ii) Liens in favor of the New Trustee created pursuant to, and securing

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EXHIBIT D

obligations arising under, the New Indenture and the security documents executed in connection therewith;

(d)    Liens in favor of the Borrower or any Guarantor; provided that such Liens are subordinate to the Liens of the Loan Documents;

(e)    Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, pledges or deposits made in connection with obligatory workers’ compensation laws, unemployment insurance or similar laws) incurred in the ordinary course of business;

(f)    Liens existing on the date of this Agreement as listed on Schedule 6.1;

(g)    Liens arising as a result of survey exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Borrower or any Guarantor;

(h)    Liens arising by operation of law or contract in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(i)    Liens incurred as a result of any interest or title of a lessor or lessee under any operating lease of property;

(j)    Liens (not to exceed, when combined with the Liens permitted under clause (j), $500,000 at any one time without the written consent of Lender, such consent not to be unreasonably withheld) on property existing at the time of acquisition thereof by the Borrower or any Guarantor, provided that such Liens were in existence prior to the contemplation of such acquisition;

(k)    Liens (not to exceed, when combined with the Liens permitted under clause (i), $500,000 at any one time without the written consent of Lender, such consent not to be unreasonably withheld) on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any Guarantor; provided that such Liens were in existence prior to the contemplation of such acquisition, merger, or consolidation and do not extend to any assets other than those of the Person acquiring such property or merged into or consolidated with the Borrower or any Guarantor;

(l)    Liens for taxes, assessments or governmental charges, claims or rights that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(m)    Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default;

(n)    Liens arising under this Agreement in favor of the Lender for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Agreement, provided, that unless otherwise permitted herein, such Liens are solely for the benefit of the trustees, agents or

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EXHIBIT D

representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(o)    set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Borrower or any Guarantor on deposit with or in the possession of such institutions;

(p)    Liens on FF&E securing Indebtedness of the Borrower and the Guarantors permitted under this Agreement in an aggregate amount at any one time outstanding not to exceed $1,000,000 (or a greater amount if consented to in writing by Lender, such consent not to be unreasonably withheld) allowed under clause (ii) of the definition of Permitted Debt; provided that such Liens do not extend to or cover any property or assets other than those being acquired, leased, improved or constructed with the proceeds of such Indebtedness;

(q)    Liens to secure any Permitted Refinancing Indebtedness; provided, however, that:

(1)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(2)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(r)    extensions, renewals or refunding of any Liens referred to in clauses (a) through (q) above; provided that the renewal, extension or refunding is limited to all or part of the assets or property securing the original Lien.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any Guarantor issued in exchange for or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any Guarantor (each, “Old Indebtedness”); provided that

(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the applicable Old Indebtedness (plus the amount of accrued interest on such Indebtedness and prepayment premiums and reasonable expenses incurred in connection therewith);

(b)    such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of the applicable Old Indebtedness;

(c)    if the applicable Old Indebtedness is subordinated in right of payment to the Loan, the Permitted Refinancing Indebtedness has a final maturity date either (i) later than the final maturity date of the applicable Old Indebtedness or (ii) at least one year after the maturity date of the Loan, and is subordinated in right of payment to the Loan, on terms at least as

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EXHIBIT D

favorable to the holders of the Loan as those contained in the documentation governing the applicable Old Indebtedness; and

(d)    such Indebtedness is incurred by the Borrower or any Guarantor which is the obligor on the applicable Old Indebtedness.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“PIK Determination Date” has the meaning set forth in Section 7.4.

“PIK Interest” has the meaning set forth in Section 7.4.

“PIK Notes” has the meaning set forth in the New Indenture.

“PIK Period” has the meaning set forth in Section 7.4.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any ERISA Affiliate may have any liability.

“Pledged Revenues” means earnings, income, revenues and the rights to receive the foregoing, whether in the form of cash, deposit accounts, investments or other assets, and the proceeds thereof, including all receipts, revenues and rents from (i) Gaming Assets, (ii) the Gaming Enterprise, (iii) the lease or sublease of space or equipment constituting Gaming Assets, and (iv) the disposition of, or insurance proceeds, including business interruption insurance proceeds, relating to, all or any portion of any Gaming Assets.

“Property” means the Land and the improvements thereon, or any interest in all or any part of it, as the context may require.

“Protective Advances” means amounts disbursed by Lender either (i) in accordance with the terms and conditions of the Loan Documents for the purpose of preserving and protecting the Collateral, including the Gaming Assets, whether requested by Borrower or not, or (ii) provided that (x) the amount thereof shall at no time exceed $5,000,000 in the aggregate and (y) the amount thereof shall not result in the outstanding principal balance of the Loan (exclusive of Accrued Interest and Fees and Expenses) exceeding $40,000,000, amounts disbursed by Lender to Borrower at Borrower’s request and made in Lender’s sole and absolute discretion in order to enable Borrower to continue operating the Gaming Enterprise.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Borrower and Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RAP” means any current or future Revenue Allocation Plan of the Tribe.

“Recourse Assets” means all now owned or hereafter acquired property of Borrower, the Guarantor or any enterprise, instrumentality or Affiliate of Borrower (whether or not otherwise designated as property of Borrower or such enterprise, instrumentality or Affiliate) which is located at, should be accounted for as an asset of, or used in connection with activities of, any element of the Gaming

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EXHIBIT D

Enterprise, including the revenues therefrom, property arising from the sale or other disposition thereof and all proceeds of any of the foregoing (collectively, “assets of the Gaming Enterprise”).

“Recourse Obligations” means (a) all Indebtedness and Guarantee Obligations of Borrower or the Guarantors or any other Person in respect of which the creditor has any recourse to Recourse Assets (whether or not such obligations are unsecured or are secured by a lien on Recourse Assets) or as to which the Gaming Enterprise has any direct or indirect liability or obligation (whether as the primary obligor or as a surety, whether or not Borrower or any Guarantor is the nominal obligor with respect thereto and whether or not such obligations appear on the balance sheet of the Gaming Enterprise), (b) all Indebtedness and other obligations of a Person secured by any lien upon any Recourse Assets, and (c) any other obligations that have enforcement recourse to the Recourse Assets.

“Requirements” means all existing and future laws, regulations, orders, building codes, restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over the Property, including those pertaining to the construction, sale, leasing or financing of the Improvements, and with all recorded covenants and restrictions affecting the Property.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Security Agreement” means the security agreement executed by Borrower, Guarantor and the Tribe in favor of Lender, pursuant to which Lender is granted a Lien on the Collateral described in such Security Agreement, as such agreement may be amended, restated, supplemented, extended or renewed from time to time.

“Security Documents” means, collectively, the Security Agreement, the Financing Statement, Tri-Party Deposit Account Control Agreement, any deposit account control agreements, any securities account control agreements, and any and all other instruments or documents securing the Loan.

“Specified Swap Agreement” means any Swap Contract in respect of interest rates, currency exchange rates, commodities, weather, power or emissions entered into by any Borrower or any Guarantor and Lender or an affiliate of Lender (or, in respect of any Swap Agreement entered into prior to the Closing Date, Lender or any affiliate of Lender on or after the Closing Date), which has been designated as a “Specified Swap Agreement” by Lender and Borrower, by notice to Lender not later than 15 days after the later of (i) the Closing Date and (ii) the execution and delivery by Borrower or Guarantor of such Swap Contract (or such later date agreed by Lender and Borrower, but in no event more than 30 days after such later date referred to above.

“Subsidiary” means any business enterprise (whether such enterprise is a distinct legal entity or not), or any corporation, association or other business entity, under the control of the Management Board.

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EXHIBIT D

“Swap Contract” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of its subsidiaries shall be a “Swap Contract”.

“Swap Obligations” means, with respect to any person or entity, any and all obligations of such person or entity, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Contract, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Contract transaction.

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all applicable taxes, including income taxes, excess profits taxes, sales taxes, gross receipts taxes, payroll and other withholding taxes, ad valorem real and personal property taxes and assessments, and all other taxes, duties or imposts, levies, assessments, deductions, withholdings, and charges imposed by any Governmental Authority, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto.

“Termination Value” means, in respect of any Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Contract, as determined by Lender based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender).

“Tribal Council” means the Tribal Council of Apache Tribe of the Mescalero Reservation elected in accordance with the Tribe’s Constitution.

“Tribal Court” means the court system of the Tribe established under the Laws of the Tribe.

“Tribal Indebtedness” means all obligations of Borrower to the Tribe pursuant to that certain Revolving Loan Agreement dated as of July 1, 2014 between Borrower, as “Borrower,” and the Tribe, as “Lender,” as amended from time to time.

“Tribal Law” means the Tribe’s Constitution; Resolutions 03-04, 03-05, 03-28, 03-29 and 04-58 establishing Borrower and Guarantors, adopted by the Tribal Council in 2003 and 2004; and the Tribal UCC.

“Tribal UCC” means the Tribe’s Secured Transactions Ordinance, as in effect on the date of this Agreement.

“Tribe” means Apache Tribe of the Mescalero Reservation, a federally recognized Indian Tribe.

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EXHIBIT D

“Tri-Party Deposit Account Control Agreement” means the Bank Deposit Account Control Agreement among Borrower, Guarantors, the Tribe, Lender, New Trustee and Existing Trustee dated of even date herewith respecting the Borrower’s Funds Accounts.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, including, without limitation, the Tribal UCC and the New Mexico UCC.

“Unfinanced Capital Expenditures” means, for any period of determination, the change in the net fixed assets of the Gaming Enterprise from the beginning of such period to the last day of such period, plus depreciation expense, minus any new debt during the same period the proceeds of which financed Capital Expenditures, minus Capital Expenditures made as a result of a casualty and paid for with the proceeds of casualty insurance; as such calculation may be adjusted by mutual agreement of the Borrower and the Lender.

1.2    Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein or in the Recitals shall have the meanings assigned to them in conformity with GAAP.

ARTICLE 2

LOAN FACILITY

2.1    The Loan. Upon Closing, Lender agrees to make the Loan to Borrower in the aggregate principal amount of $40,000,000. Borrower shall use all Loan proceeds solely to repurchase or refinance and retire a portion of the Existing Notes. Borrower shall pay all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the Commitment Fee, from its own funds and not with proceeds of the Loan. Upon Closing, the Loan will be funded by wire transfer of immediately available funds, subject to any prorations and adjustments required by this Agreement. Once repaid, the Loan may not be re-borrowed.

2.2    Note. The Loan will be evidenced by this Agreement and the Note. The Note will be secured by the Collateral, as provided in the Loan Documents. Borrower agrees to repay the outstanding principal amount of the Loan, together with interest thereon, in accordance with the terms and conditions of this Agreement, the Note, and the other Loan Documents.

2.3    Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will occur upon the satisfaction of each of the conditions precedent set forth in Article 3.

2.4    Fees, Costs, and Expenses.

(a)    Transaction Costs. Borrower agrees to pay Lender, at or prior to the Closing, all reasonable and documented out-of-pocket costs and expenses then incurred by or on behalf of Lender in connection with the Loan, Lender’s underwriting and closing due diligence with respect to the Loan, the negotiation, documentation, and closing of the Loan (collectively, “Transaction Costs”), including (i) the reasonable and documented fees, costs, and expenses of Lender’s outside legal counsel; (ii) costs and expenses of UCC search reports and title searches; (iii) escrow costs; (iv) recording and filing costs and expenses; (v) transfer fees and taxes, including all mortgage taxes; and (vi) reasonable and documented costs and expenses of any required site inspections and inspection reports, surveys, appraisals, environmental reports and environmental testing, and other due diligence investigations, including the fees of environmental consultants, appraisers, auditors, inspectors, or other consultants and advisers retained by Lender. Any deposits paid by Borrower to Lender prior to entering into this Agreement on account of Transaction Costs shall be applied in full at the Closing to the payment of Transaction Costs and any other fees, costs and expenses payable by Borrower at Closing.

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EXHIBIT D

2.5    Computation of Interest and Related Fees. All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of the Loan shall be included in the calculation of interest. The date of payment of the Loan shall be excluded from the calculation of interest. Interest on the Loan is payable in arrears on the first day of each month and on the maturity of the Loan, whether by acceleration or otherwise. If any payment of interest under the Note would otherwise be due on a day which is not a Business Day, the payment instead shall be due on the next succeeding Business Day and such extension of time shall be included in computing the interest due in respect of said payment.

2.6    Default Rate.

(a)    Upon the occurrence and during the continuation of any Event of Default, until the time when such Event of Default shall have been cured or waived in writing by Lender (as may be required by this Agreement), Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the Default Rate payable on demand. Overdue interest shall itself bear interest at the Default Rate.

(b)    Notwithstanding any other provision of this Agreement, from and after maturity of the Note (whether upon scheduled maturity, by acceleration or otherwise) and from and after an Event of Default (but only for so long as such Event of Default is continuing and has not been waived in accordance with the terms of this Agreement), all sums then due and payable under the Note, including all principal and all accrued and unpaid interest, shall bear interest until paid in full at the Default Rate.

2.7    Maximum Rate of Interest. The parties intend to comply with any applicable usury laws; accordingly, it is agreed that, any provision in this Agreement, the Note, or any of the other Loan Documents to the contrary notwithstanding, in no event shall this Agreement, the Note, or any other Loan Document require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum amount permitted by applicable Law as now or hereafter construed by a court of competent jurisdiction. If any such excess interest is contracted for, charged or received pursuant to this Agreement, the Note, or any other Loan Document, or in the event that all of the principal balance under this Agreement and the Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received shall exceed the maximum amount of interest permitted by applicable Law as so construed, then in such event any such excess which may have been collected shall, at Lender’s option, either be credited to the unpaid principal balance of the Loan as a prepayment of principal, without any prepayment fee, or refunded to Borrower, and the effective rate of interest shall automatically be reduced to the maximum lawful rate allowed under applicable Law as now or hereafter construed by a court of competent jurisdiction. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged or received with respect to the Loan or under this Agreement, the Note, or any other Loan Document which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the fullest extent permitted by applicable Law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, charged to or received from Borrower in connection with such indebtedness.

2.8    No Deductions. All payments of principal or interest hereunder or under the Note shall be made (a) without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts shall be paid by Borrower, and (b) without any other set off. Borrower will pay the amounts necessary such that the gross amount of the principal and interest received by Lender is not less than that required hereby and by the Note.

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EXHIBIT D

2.9    Late Charges. To the extent any principal or interest due with respect to the Loan, with the exception of the final principal payment due at maturity, is not paid within 15 calendar days of the due date therefore, in addition to any interest or other fees and charges due hereunder or under the applicable Loan Document, Borrower shall pay a late fee equal to 5% of the amount of the payment that was to have been made to Lender; provided, however, that at such times as Lender is automatically debiting monthly payments of principal and interest on the Loan from a Borrower’s Funds Account Borrower shall have no obligation to pay a late charge if Lender fails to timely make such debit and there were sufficient funds in the Borrower’s Funds Account to make such monthly payment. For the avoidance of doubt, only one late fee shall be assessed with respect to any specific payment that was to have been made to Lender.

2.10    Note Interest Rate and Payment Terms.

(a)    Calculation of Interest. From and following the Closing Date, interest on the Note shall bear interest at LIBOR (the “Index”) plus four percent (4.00%) (the “Applicable Margin”), as calculated in accordance with Section 2.5. The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index that is generally accepted in the U.S. capital markets as a replacement for LIBOR after notifying Borrower.

(b)    Monthly Payments of Interest and Principal. Beginning on [            ], 2018 and continuing on the first day of each calendar month thereafter, Borrower shall pay to Lender mortgage-style amortization payments of principal and all accrued unpaid interest on the Note based upon an 84-month amortization period that commences on the Closing Date. The initial monthly payment amount shall be $575,932.044. Beginning on [            ], 2019 and on each succeeding anniversary thereof, the amount of the next 12 monthly installments of principal and interest shall be adjusted based upon the reamortization of the outstanding principal balance over the remainder of an 84-month amortization period which commenced on the Closing Date at the Index in effect on such redetermination date plus the Applicable Margin.

(c)    Prepayment. The Note may be prepaid in whole or in part at any time without premium or penalty. Any amount prepaid shall be applied to installments coming due in inverse order of maturity.

(d)    Payment at Maturity. The outstanding principal balance of the Note, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to the Note or with respect to the Loan pursuant to the terms of any other Loan Documents, shall be due and payable on the Maturity Date.

2.11    Making Payments.

(a)    Manner and Place of Payment. All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without setoff, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Lender at the address for payment specified in the signature page hereof (or such other address as Lender may from time to time specify in accordance with Section 10.3), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (Central time), and if after 2:00 p.m. (Central time), may in Lender’s discretion be deemed to have been received on the immediately succeeding Business Day and any

[4]	Based on current LIBOR rates and subject to change prior to Closing Date.

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EXHIBIT D

applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Borrower hereby authorizes Lender to pay, by withdrawal from a Borrower’s Funds Account, (i) interest, principal, and fees due pursuant to this Agreement, in each instance, on the date due, or (ii) after five days prior notice to any of the individuals named in the Borrower Authorization, other costs or expenses payable by a Credit Party hereunder or under the other Loan Documents.

(b)    Payments to be made without Deductions. All payments shall be made without any other right of abatement, reduction, setoff, defense, counterclaim, interruption, deferment or recoupment. Except as provided in Section 2.15, Borrower will pay the amounts necessary such that the gross amount of the payment received by Lender is not less than that required by the terms of this Agreement, the Note, and the other Loan Documents.

(c)    Non-Conforming Payments. Credit to Borrower’s account may be delayed if the payment is not made as provided above or if not accompanied by the correct invoice number. Lender may, at its sole option, refuse any amount tendered by Borrower that is not in the required form or in the exact amount of the required payment. Delayed credit may cause you to incur a late payment fee. Credit for payments is subject to final payment by the institution on which the item of payment was drawn.

2.12    Application of Payments.

(a)    Application of Other Payments. Except as otherwise specifically provided in this Agreement or any of the other Loan Documents, all payments shall be applied as Borrower may designate; provided, however, that in the absence of a designation by Borrower, such amounts not representing the payment of principal or interest on the Loan (for example, insurance proceeds and condemnation awards) may be applied to principal and interest on a prorated basis.

(b)    Application of Collateral during the Continuance of an Event of Default. Any other provision of this Agreement or the other Loan Documents to the contrary notwithstanding, but giving continuing effect to Section 6.6(ii), during such time as an Event of Default has occurred and is continuing all payments and all proceeds of Collateral to the extent available on a monthly basis, shall be applied as follows:

(i)    First, to make Monthly Service Payments to the Tribe with respect to any month that began on or prior to the date of such payment and has not previously been paid; provided, however, if Gaming Enterprise operations have ceased, then no Monthly Service Payments will be made under this subsection (i);

(ii)    Second, to pay or fund the payment of Current Monthly Operating Expenses as required under Section 12.1, and to fund an Operating Reserve Account in an amount equal to the prior month’s Current Monthly Operating Expenses; provided, however, if Gaming Enterprise operations have ceased, then no Current Monthly Operation Expense or Operating Reserve Account payments will be made under this subsection (ii);

(iii)    Third, in order, (i) to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due and payable to Lender; (ii) to pay interest at the Default Rate and any late charges under Section 2.9 then due and payable in respect of the Loan; (iii) to the payment of the Obligations then due and payable pursuant to the terms of this Agreement (including as a result of the acceleration of the Loan and any other Obligations); and (iv) to pay Swap Obligations;

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EXHIBIT D

(iv)    Fourth, to pay interest then due or during the current month becoming due on the New Notes in accordance with the New Indenture and to make payments or transfers to the Interest Reserve Account (as defined in the New Indenture) as required by Section 4.07(a) of the New Indenture for such month, provided that such transfers to the Interest Reserve Account in any month shall be limited to the amount that can be transferred without resulting in the Liquidity Amount (as defined in Section 4.07(a) of the New Indenture) being less than $12,500,000;

(v)    Fifth, until the Annual Amount is exhausted, to make any payments (including, without limitation, principal, pursuant to mandatory redemption or otherwise), due or during the current month coming due on the New Notes (including, without limitation, any mandatory redemption to be made pursuant to Section 3.08 of the New Indenture in an amount not to exceed in any Fiscal Year the applicable Excess Cash Amount defined in Section 3.08(b) of the New Indenture), to redeem Existing Notes pursuant to Section 3.08 of the Existing Indenture, and to redeem the principal amount of any PIK Notes then outstanding (and pay any accrued and unpaid interest thereon), provided that such repayment of PIK Notes then outstanding and interest thereon shall be limited to one annual payment to be made at the time of the mandatory redemption to be made pursuant to Section 3.08 of the New Indenture;

(vi)    Sixth, if a PIK Period is in effect, to the Interest Reserve Account under the New Indenture for application to PIK Notes, but if no PIK Period is in effect, to make annual payments of amounts due on Tribal Indebtedness;

(vii)    Seventh, to make any payments due on any other Indebtedness (other than the Loan) incurred in compliance with the New Indenture and to make payments required to be made on the Existing Notes;

(viii)    Eighth, to repay, repurchase, redeem, defease or otherwise discharge the New Notes and any other Indebtedness incurred in compliance with the New Indenture;

(ix)    Ninth, to repay, repurchase, redeem, defease or otherwise discharge the Existing Notes and any other Indebtedness incurred in compliance with the Existing Indenture;

(x)    Tenth, to make Permitted Investments (as defined in the New Indenture);

(xi)    Eleventh, after the consummation of the redemption required by Section 3.08(b) of the New Indenture with respect to any subsequent Fiscal Year, but on or prior to the 135th day after the end of such Fiscal Year, to pay the Annual Service Payment for such Fiscal Year;

(xii)    Twelfth, to make any payments due on any other Indebtedness incurred in compliance with this Agreement and to make payments required to be made on the Existing 2010 Notes; and

(xiii)    Finally, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

2.13    Lender Computations Final. Lender’s computations, in accordance with the terms of this Agreement, of interest rates, payment amounts prepayment fees, and other amounts due and owing from Borrower to Lender shall be final and conclusive, absent manifest error.

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EXHIBIT D

2.14     Increased Cost and Reduced Return. If at any time after the date hereof, Lender (which shall include, for purposes of this Section, any corporation controlling Lender) determines that the adoption or modification of any applicable Laws, rules, regulations or other requirements of a Governmental Authority (i) regarding taxation, Lender’s required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), liquidity or similar requirements, or any interpretation or administration thereof (whether or not having the force of law) by any Governmental Authority, or (ii) that imposes on Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or the Loan or any Letter of Credit or participation therein, or compliance by Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s costs relating to the Obligations, or (b) reducing the yield or rate of return of Lender on the Obligations, to a level below that which Lender could have achieved but for the adoption or modification of any such requirements, Borrower shall, within 10 days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender. No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. For the avoidance of doubt, this Section shall include and apply to all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented. This Section 2.14 shall not apply to Indemnified Taxes or Excluded Taxes.

2.15     Taxes.

(a)     Payments Free and Clear of Taxes. Except as otherwise provided in this Section, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future Taxes other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) taxes that are directly attributable to the failure (other than as a result of a change in any applicable Law) by Lender to deliver the documentation required to be delivered pursuant to clause (e) below, or (iii) any Taxes imposed pursuant to FATCA (“Excluded Taxes”).

(b)     Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to Lender (i) if such Tax is an Indemnified Tax, then such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section), such Lender receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Laws and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Lender an original or certified copy of a receipt evidencing such payment.

(c)     Other Taxes. In addition, Borrower agrees to pay, and authorizes Lender to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or

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EXHIBIT D

otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, Borrower shall furnish to Lender, at its address referred to in Section 10.3, the original or a certified copy of a receipt evidencing payment thereof.

(d)     Indemnification. Borrower shall reimburse and indemnify Lender, within 30 days after receipt of demand therefor, for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Lender and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of Lender claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrower with copy to Lender shall be conclusive, binding and final for all purposes, absent demonstrable error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

(e)    (i) Any Lender which is a Foreign Financial Institution (as defined in FATCA) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower at the time such Lender becomes a party to this Agreement and thereafter at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender which is a Foreign Financial Institution (as defined in FATCA), if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)     if a payment made to a Lender which is a Foreign Financial Institution (as defined in FATCA) under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

ARTICLE 3

CONDITIONS PRECEDENT

3.     Conditions Precedent to Closing. The obligation of Lender to consummate the transactions contemplated by this Agreement and to fund the Loan at Closing is subject to the satisfaction (or waiver) of each of the following conditions:

3.1     Financial Statements of Borrower and Other Financial Information. Borrower shall deliver to Lender the Financial Information, certified as being true, correct and complete in all material respects by an authorized officer of Borrower, all in form and substance reasonably acceptable to Lender.

3.2     Organizational Documents. Borrower shall provide at Borrower’s cost and expense, all organization documents requested by Lender in its sole and exclusive discretion.

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3.3     Loan Documents. Borrower shall have executed or obtained the execution of, and delivered to Lender, all applicable documents and instruments in form and content required by Lender and its counsel, including, without limitation, the following Loan Documents, and any and all other such documentation reasonably required by Lender.

(a)     This Agreement;

(b)     The Note;

(c)     The Security Agreement;

(d)     The Environmental Indemnity;

(e)     The Intercreditor Agreement;

(f)     The Tri-Party Deposit Account Control Agreement with regard to the Borrower’s Funds Accounts; and

(g)     Such certificates and resolutions as may be reasonably required by Lender relating to Borrower.

3.4     Fees. Borrower has paid to Lender, in immediately available funds, the Commitment Fee and all other fees and costs required to be paid at Closing under this Agreement and any applicable Specified Swap Agreement.

3.5     Accounts with Lender. The Credit Parties shall have established the Borrower’s Funds Accounts, including the Operating Reserve Account, entered into an Account Agreement with Lender with respect to each such deposit account, pledged the same to Lender pursuant to the Security Agreement and each such deposit account shall be subject to the Tri-Party Deposit Account Control Agreement. Within three (3) Business Days after the Closing Date, except for Payroll Accounts, all of the accounts of Borrower and the Guarantors into which Gaming Assets are deposited shall be maintained with Lender and are included in the definition of “Borrower’s Funds Accounts.”

3.6     Flood Certificate. A flood certificate in form and substance reasonably acceptable to Lender.

3.7     Background Check. Lender shall have received a background check for key personnel of Borrower, Guarantors and the Tribe which is reasonably acceptable to Lender.

3.8     Payment of Existing Notes. Borrower shall have paid from its own funds and not with proceeds of the Loan not less than $5,000,000 of the outstanding principal amount of the Existing Notes.

3.9     [Reserved].

3.10     Miscellaneous. Borrower has delivered to Lender Borrower’s and Guarantors’ organizational and taxpayer identification numbers and any other item or items reasonably deemed necessary to Lender, and has fulfilled any other condition reasonably required by Lender.

3.11     Due Diligence. Lender shall have completed such credit underwriting and due diligence with respect to the Credit Parties and the Tribe, the Collateral, and the transaction as Lender deems

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EXHIBIT D

reasonably appropriate, and the results of such underwriting and due diligence are reasonably satisfactory to Lender.

3.12     No Material Adverse Effect. Lender shall have determined, in its sole and absolute discretion, that since December 31, 2016, (i) no Material Adverse Effect has occurred and (ii) there are no facts or circumstances existing and not previously disclosed in writing to Lender with respect to Borrower or any other Credit Party, the Tribe, the Collateral, any other Person representing or otherwise acting on behalf of Borrower or any other Credit Party, or the transaction that, in Lender’s sole judgment, are inconsistent in a material and adverse manner with any such information disclosed to Lender prior to the date of this Agreement.

3.13     Taxes. Borrower has provided to Lender evidence that all material taxes and assessments levied against or affecting the Property have been paid current; or in the event Borrower has commenced a legal or administrative challenge to any such tax or assessment, evidence that such liability has been bonded over, or that funds for the payment thereof (in the amount of the original assessment) have been escrowed with an independent third party with provisions for the payment thereof reasonably satisfactory to Lender.

3.14     Leased Property. With respect to each Property leased by Borrower, Borrower shall have executed and delivered and shall have used reasonable efforts to cause the applicable landlord to execute and deliver to Lender such acknowledgments, estoppels, consents, and agreements as Lender may reasonably require, among other things, to ensure Lender that Lender can cure defaults and otherwise exercise rights and remedies with respect to such Property in the case of an Event of Default by Borrower.

3.15     [Reserved].

3.16     Insurance. Lender shall have received evidence that all insurance coverages required pursuant to Section 5.2 to be in place at Closing, have been obtained and are in full force and effect and in compliance with the requirements of this Agreement and the other Loan Documents.

3.17     No Default; Representations. No Default has occurred and is continuing or would occur as a result of the consummation of the transactions at the Closing. All representations and warranties of each of the Credit Parties and the Tribe in Loan Documents signed by such Credit Party are true, correct, and complete.

3.18     Request for Disbursement. Borrower shall have provided to Lender a duly executed request for disbursement of the Loan proceeds on Lender’s form, designating the Persons to whom the Loan proceeds are to be disbursed and providing the wire transfer instructions for such disbursements.

3.19     Opinions. Lender shall have received such legal opinions as Lender may reasonably require, such opinions to be in form and substance and from outside counsel reasonably satisfactory to Lender.

3.20     Tribal Matters. Lender shall have received copies of the following, certified as to authenticity by an Authorized Representative of Borrower (or any person authorized by law to act in his or her stead):

(a)     Constitution adopted by the Tribe;

(b)     resolution of the Tribal Council authorizing execution of the Compact;

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(c)     a copy of the Compact, and all amendments thereto;

(d)     evidence of the publication of notice of the Compact in the Federal Register as required by IGRA;

(e)     Gaming Ordinance, and all amendments thereto;

(f)     NIGC Chairman’s approval of Gaming Ordinance, and all amendments thereto;

(g)     all other regulations governing the operation of the Gaming Enterprise;

(h)     all licenses, authorizations, approvals, permits, franchises, consents, privileges, waivers and certificates necessary for the Borrower and Guarantors to operate the Gaming Enterprise;

(i)     to the extent not identified above in this Section, copies of all other agreements or contracts of Borrower or any Affiliate of Borrower (including the Tribe) that do or may materially affect the conduct of the Gaming Enterprise, including any agreements with respect to gaming devices in or a part of the Gaming Enterprise, consulting, management, joint venture, partnership, purchase, financing, mortgage, loan or equipment transportation agreements, and any lease, franchise, licensing or easement contracts; and

(j)     to the extent not identified above in this Section, copies of all resolutions, ordinances or other written actions (if any) of the Tribe, Borrower, the Guarantors or any Affiliate relating to the Gaming Enterprise, or the Loan or the Loan Documents, including those that relate to or may affect any action relating to:

•	referendum or initiatives

•	taxes affecting the Gaming Assets

•	the Gaming Assets securing the financing

•	Uniform Commercial Code

•	pledges or security interests

•	real estate and secured financing matters

•	usury

•	contract claims

•	arbitration or other dispute resolution

•	the Tribe’s RAP

•	sovereign immunity (or its waiver)

•	assets and liabilities of the Tribe

•	investment guidelines/policy

•	establishment, jurisdiction and operation of the tribal court

•	adoption of tribal corporation code

•	gaming

•	Gaming Licenses

3.21     Tribal Council Resolutions. Lender shall have received copies of the resolution of the Tribal Council of the Tribe authorizing the execution, delivery and performance of the Loan Documents to which the Tribe, Borrower or Guarantors are a party, certified as to authenticity by the secretary of the Tribal Council (or any person authorized by law to act in his or her stead).

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3.22     Borrower Management Board Resolutions. Lender shall have received copies of the resolution of the Management Board of the Borrower and Guarantor authorizing the execution, delivery and performance of the Loan Documents to which Borrower or Guarantor is a party, certified as to authenticity by an Authorized Representative of Borrower (or any person authorized by law to act in his or her stead).

3.23     NIGC Declination Letter. Lender shall have received a letter (“declination letter”) from the NIGC Office of General Counsel that the Loan Documents are not “management contracts” and do not require approval of the NIGC and that the Loan Documents do not violate IGRA’s sole proprietary interest requirement.

3.24     Financing Statement. The Financing Statement shall have been duly filed with the New Mexico Secretary of State and the Office of the Recorder of Deeds of the District of Columbia.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.     Representations and Warranties. Borrower and each Guarantor promises that each representation and warranty set forth in Article 4 below is true, correct and complete in all material respects as of the date of this Agreement. In addition, the Tribe promises that each representation and warranty set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8 (but only with respect to financial information relating to the Tribe), 4.15, 4.17(b), 4.18, 4.19, 4.20, 4.21 and 4.23 (but only with respect to the Tribe as an ERISA Affiliate, if applicable) is true, correct and complete in all material respects as of the date of this Agreement.

4.1     Authority. The Tribe is federally recognized as an Indian Tribe as evidenced by the list of recognized tribes published annually by the Bureau of Indian Affairs. Borrower is a nontaxable entity for purposes of federal income taxation, and the Gaming Enterprise revenues of Borrower are exempt from federal income taxation. Borrower and Guarantors have complied in all material respects with any and all laws and regulations concerning its organization, existence and the transaction of its business. Borrower and Guarantors have the right, power and authority to operate the Gaming Enterprise on the Property. Borrower has all requisite right, power and authority to conduct the Gaming Enterprise, to own and lease its Gaming Assets, to execute and deliver each Loan Document and to perform the Obligations.

4.2     Compliance. Borrower and Guarantors are familiar and have complied in all material respects with all of the Requirements, as well as all other applicable Laws, regulations and ordinances except as would not reasonably be expected to have a Material Adverse Effect. Borrower and Guarantors have properly obtained all permits, licenses and approvals necessary to construct, occupy and operate the Gaming Enterprise in accordance with all Requirements, including those pertaining to zoning except as would not reasonably be expected to have a Material Adverse Effect. Borrower is in compliance with the terms of the Compact, the Gaming Ordinance and with all laws and other legal requirements applicable to its existence and business (including IGRA and all Gaming Laws), has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business except as would not reasonably be expected to have a Material Adverse Effect.

4.3     Ownership of Gaming Assets. Borrower and Guarantors are the sole legal owners of the Gaming Assets (it being understood that title to the Land is held in trust solely for the Tribe by the United States of America). Borrower and Guarantors are the sole legal and beneficial owners of the improvements constituting the Gaming Enterprise and of the equipment, fixture and furnishings located

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therein as well as the sole legal and beneficial owner of the revenues generated by the Gaming Enterprise. This provision shall not prevent Borrower from entering into leases, including Capital Leases, with respect portions of the improvements constituting the Gaming Enterprise or leases, including Capital Leases, or participation agreements, with respect to the equipment, fixture and furnishings located therein.

4.4     Gaming Activities of Borrower. All gaming activities conducted by Borrower and Guarantors constituting or relating to the ownership and operation of gaming facilities (including all Class II and Class III gaming activities within the meaning of IGRA) and all activities of Borrower and Guarantors constituting or relating to the ownership of gaming, restaurant, and entertainment facilities (except leased restaurant and entertainment facilities, as disclosed by Borrower to Lender in writing prior to the Closing), are conducted directly by Borrower and Guarantors, and not through any other agency or instrumentality.

4.5     Enforceability. Borrower, Guarantors and the Tribe are authorized to execute, deliver and perform their respective obligations under the Loan Documents. All notices, approvals, consents and other actions required to authorize the execution, delivery and performance of the Loan Documents by Borrower, Guarantors and the Tribe have been obtained or made. The Loan Documents are valid and binding obligations of Borrower, Guarantors and the Tribe enforceable against such Persons in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state and federal laws relating to or limiting creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law and principles of good faith and fair dealing.

4.6     No Violation. Borrower, Guarantors and the Tribe are not aware of any violation of any law, regulation or ordinance, or any order of any court or governmental entity by Borrower, Guarantors or the Tribe. To the best of their knowledge, no provision or obligation of Borrower, Guarantors or the Tribe contained in any of the Loan Documents violates (a) any of the Requirements, any other applicable Law, regulation or ordinance, or any order or ruling of any court or governmental entity or (b) any indenture, instrument or agreement to which Borrower, Guarantors or the Tribe are party or are subject, or by which they, or their Property, are bound, or conflicts with or constitutes a default thereunder, or results in, or requires, the creation or imposition of any Lien in, of or on the Property of Borrower, Guarantors or the Tribe pursuant to the terms of any such indenture, instrument or agreement. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement binding or regulating the Property, Borrower, Guarantors or the Tribe.

4.7     No Claims. There are no material claims, actions, proceedings or investigations pending against Borrower, Guarantors or the Tribe or affecting the Property except for those previously disclosed by Borrower to Lender in writing. There has been no threat of any such claim, action, proceeding or investigation, except for those previously disclosed by Borrower to Lender in writing and those which would not reasonably be expected to have a Material Adverse Effect.

4.8     Financial Information. All financial information which has been delivered to Lender, including all information relating to the financial condition of Borrower, Guarantors and the Tribe, the Gaming Enterprise or the Property, fairly and accurately represents the financial condition being reported on in all material respects. All such information was prepared in accordance with GAAP, unless otherwise noted. There has been no material adverse change in any financial condition reported at any time to Lender.

4.9     Accuracy. All reports, documents, instruments, information and forms of evidence which have been delivered to Lender concerning the Loan or required by the Loan Documents are accurate,

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EXHIBIT D

correct and sufficiently complete in all material respects to give Lender true and accurate knowledge of their subject matter. None of them contains any material misrepresentation or omission.

4.10     Taxes. Borrower and Guarantors have filed all required state, federal, local and tribal income tax returns or obtained extensions, and have paid all material taxes which are due and payable except as would not reasonably be expected to have a Material Adverse Effect.

4.11     Not a “Foreign Person”. No Credit Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

4.12     Office of Foreign Asset Control. No Credit Party is subject to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with any Credit Party.

4.13     No Felony Certification. To the extent the same would adversely affect the Gaming License, no officer of Borrower or any Guarantor, and no member of the Management Board, has been convicted of, or pled no contest to, a felony under state or federal law or to any other crime that requires identification in any registry and/or notification program maintained by any federal or state jurisdiction.

4.14     No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA, or deprive Borrower of the sole proprietary interest and responsibility of the conduct of the Gaming Enterprise.

4.15     Real Property. Exhibit A is an accurate and complete description of the Land upon which the Gaming Enterprise is now located, including the Land for all associated improvements and support facilities. The Land is owned by the United States of America in trust for the benefit of the Tribe and was acquired by the Secretary of the Interior in trust for the benefit of Tribe prior to October 17, 1988. All Gaming Assets, including all property which is operationally integral to the on-reservation gaming activities of Borrower, including the Gaming Enterprise, are located on the Land. The Land abuts a publicly maintained road and has legal access to the same through governmentally approved curb cuts.

4.16     Governmental Regulation. Except for the Compact, the applicable provisions of which have been satisfied, Borrower is not subject to regulation under any law limiting or regulating its ability to incur Indebtedness for money borrowed, to grant liens to secure its obligations with respect to such Indebtedness or to otherwise perform the Obligations, except for such laws that have been complied with.

4.17     Gaming Laws; Tribal Distributions.

(a)     Borrower and the Gaming Enterprise are each in compliance with all applicable Gaming Laws in all material respects. All gaming devices used in connection with Class III gaming are permitted under the Compact.

(b)     No Law or resolution of the Tribe requires Borrower or any Guarantor to make any Distribution to the Tribe (or any affiliated entity) to fund per capita distributions by the Tribe (or any affiliated entity) to the Tribe’s members, or to fund per capita distributions to the Tribe’s members. No future Law of the Tribe will require Borrower to use net gaming revenues for Distributions to the Tribe or its members unless net gaming revenues are available to Borrower and Guarantors to do so and only after the Obligations are paid to Lender in accordance with the Loan Documents.

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EXHIBIT D

4.18     Transactions with Affiliates. As of the Closing Date, there is no contract, agreement, understanding or arrangement to which the Tribe is a party with any of its members, or their respective Affiliates, which involves the Gaming Enterprise, or any Gaming Assets which involves (a) the purchase or provision of goods or services, (b) the payment by Borrower of any management fees or other amounts, (c) the sharing of services, or (d) which would violate Section 6.5 if entered into after the date hereof, other than employment of enrolled tribal members, and the immediate family members of tribal members on reasonable terms and conditions.

4.19     Compact. The Compact and Gaming Ordinance are in full force and effect in the same form as most recently disclosed to Lender. Borrower has paid to the State of New Mexico all amounts required to be paid to the State of New Mexico to be owed pursuant to the terms of the Compact.

4.20     No Pending Referendum. Except as provided in the Tribe’s Constitution, no law exists by resolution, statute, ordinance, constitution, bylaw or otherwise, whether in writing or by custom or tradition, permitting any tribal member to challenge by referendum or initiative any action of the Tribe’s tribal membership or the Tribal Council taken in connection with the approval, authorization, execution, delivery or performance of any Loan Document, or the application of the proceeds of the Loan. No referendum action has occurred and no referendum petition is threatened or pending.

4.21     No Lender Licenses. Lender is not required to be licensed under any Law of the Tribe, regulation or the Compact with respect to the transactions contemplated by the Loan Documents.

4.22     Swaps Supplement. Borrower hereby represents and warrants to Lender and covenants that:

(a)     the rate, asset, liability or other notional item underlying any Specified Swap Agreement regarding an interest or monetary rate, or foreign exchange swap, entered into or executed in connection with this Agreement is, or is directly related to, a financial term hereof;

(b)     the aggregate notional amount of all Swap Contracts entered into or executed by Borrower in connection with the financial terms of this Agreement, whether entered into or executed with Borrower or any other individual or entity, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously from time to time during and throughout the term of this Agreement;

(c)     each Swap Contract entered into or executed in connection with the financial terms of this Agreement has been entered into within the period of time permitted under applicable Law;

(d)     the purpose of any Swap Contracts in respect of any commodity entered into or executed in connection with this Agreement is to hedge commodity price risks incidental to Borrower’s business and arising from potential changes in the price of such commodity; and

(e)     each Swap Contract entered into or executed in connection with this Agreement mitigates against the risk of repayment hereof and is not for speculative purposes.

For purposes of this Section 4.22, the term (i) “financial term” shall include, without limitation, the duration or term of this Agreement, rate of interest, the currency or currencies in which the Loan is made and its principal amount, and (ii) “transfer of principal” means any draw of principal under this Agreement, any amendment, restructuring, extension or other modification of this Agreement.

4.23     ERISA. With respect to each Plan, Borrower, Guarantors and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under

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EXHIBIT D

Section 430(j) of the Code and would not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither Borrower, Guarantors nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Guarantor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of the Loan gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. Neither Borrower nor any Guarantor is subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

ARTICLE 5

AFFIRMATIVE COVENANTS

5.     Covenants of Borrower, Guarantors and the Tribe. Borrower, Guarantors and the Tribe promise to keep each of the covenants set forth below.

5.1     Permits, Licenses and Approvals. Borrower shall properly obtain, comply with and keep in effect all material permits, licenses and approvals which are required to be obtained from governmental bodies in order to construct, occupy or operate the Gaming Enterprise on the Land and the improvements thereon. If requested by Lender, Borrower shall promptly deliver copies of all such permits, licenses and approvals to Lender.

5.2     Insurance Requirements. At all times throughout the Loan term, Borrower, Guarantors and the Tribe shall, at their sole cost and expense, maintain and shall pay, as the same becomes due and payable, all premiums in respect thereto, fire and other risk insurance, public liability insurance, and such other insurance as specified in Schedule 5.9 with respect to their respective properties and operations, in form, amounts, coverages and with insurance companies specified in Schedule 5.9. Borrower, Guarantors and the Tribe upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form attached as Schedule 5.9, including stipulations that coverages will not be cancelled or diminished without at least 30 days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower, Guarantors or the Tribe, or any other person. In connection with all policies covering assets in which Lender holds or is offered a lien or security interest for the Loan, Borrower, Guarantors and the Tribe will provide Lender with such lender’s loss payable and/or a lender’s loss payable endorsement with respect to the business interruption insurance required under clause (f) below. Such insurance shall include, but not necessarily be limited to:

(a)     Insurance against casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism. Such insurance shall name Lender as mortgagee and loss payee. Such insurance shall be for the full insurable value of the Property on a replacement cost basis, with a deductible amount not to exceed the amounts specified in Schedule 5.9. No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise. The term “full insurable value” means 100% of the actual replacement cost of the Property, including improvements (excluding

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EXHIBIT D

foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(b)     Commercial (also known as comprehensive) general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, as described in Schedule 5.9, with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period. Such insurance shall name Lender as an additional insured.

(c)     Evidence of worker’s compensation insurance coverage as described in Schedule 5.9.

(d)     If the Property, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development, a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier if necessary, for the duration of the Loan in the amount of the full insurable value of the improvements.

(e)     During any period of construction upon the Property, Borrower, Guarantors and the Tribe shall maintain, or cause others to maintain, builder’s risk insurance (non-reporting form) of the type customarily carried in the case of similar construction for 100% of the full replacement cost of work in place and materials stored at or upon the Property.

(f)     Business interruption insurance (extra expense/loss of income insurance) in an amount sufficient to cover any loss of income from the Gaming Enterprise, Gaming Assets or other Collateral in an amount of not less than actual income loss for a period of 12 months.

Borrower shall furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser listed in Schedule 5.9 determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower if such approval is required by any law, rule or regulation during any Event of Default.

5.3     [Reserved].

5.4     Trade Names. Borrower and Guarantors shall promptly notify Lender in writing of any change in the legal, trade or fictitious business names used by Borrower and Guarantors and shall, upon Lender’s written request, execute any additional financing statements and other certificates reasonably necessary to reflect the change in trade names or fictitious business names.

5.5     Distributions. In the event that Borrower is currently, or in the future shall be, obligated to pay any amount pursuant to the Tribe’s RAP for the Gaming Enterprise, such obligations shall be expressly subordinated to the Obligations hereunder, and the agreements, resolutions, or other documents creating or evidencing such RAP provide that such obligations will not be paid in the event that such RAP payment would cause a Default or an Event of Default hereunder.

5.6     Payment of Expenses. Borrower shall pay Lender’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the making, disbursement and administration of

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EXHIBIT D

the Loan and any Specified Swap Agreement, as well as any revisions, extensions, renewals or “workouts” of the Loan, and in the exercise of any of Lender’s rights or remedies under this Agreement, except to the extent prohibited by law. Such costs and expenses may include charges for title searches, filing, recording and escrow charges, fees for appraisal and appraisal review, third party inspectors, architectural and engineering review, construction services and environmental services, inspections, mortgage taxes, legal fees and expenses of Lender’s counsel and any other reasonable and documented fees and costs for services, regardless of whether such services are furnished with respect to the Loan, the Property or any Specified Swap Agreement, or by Lender’s employees, agents or independent contractors. Borrower acknowledges that amounts payable under this Article are not included in any loan or commitment fees for the Loan. All such sums incurred by Lender and not reimbursed by Borrower within fifteen (15) Business Days after the Borrower receives a written request therefor (together with the documentation required by this Section 5.6) shall be considered Fees and Expenses added to the principal amount of the Loan and shall bear interest at the Default Rate until paid.

5.7     Financial and Other Information of Borrower. Borrower shall maintain its books and records in accordance with GAAP, applied on a consistent basis and permit Lender to examine and audit Borrower’s books and records at all reasonable times. Borrower shall provide to Lender the following:

(a)     Within 270 days after the end of each fiscal year of the Tribe (as such period may be extended by Lender in its reasonable discretion), the annual certified public accountant audited financial statements of the Tribe (including, without limitation, a balance sheet, income statement and profit and loss statement and showing all contingent liabilities).

(b)     Within 120 days after the end of each Fiscal Year of Borrower (as such period may be extended by Lender in its reasonable discretion), the annual certified public accountant audited financial statements of Borrower (including, without limitation, a balance sheet, income statement and profit and loss statement and showing all contingent liabilities, and showing Borrower’s Capital Expenditures for such Fiscal Year), as well as an executed compliance certificate substantially in the form of Exhibit B attached hereto.

(c)     Within 60 days after the end of each of the first three Fiscal Quarters of Borrower (as such period may be extended by Lender in its reasonable discretion), unaudited quarterly financial statements of Borrower, as well as an executed compliance certificate substantially in the form of Exhibit B attached hereto, and such other information as Lender may reasonably request.

(d)     Not later than 15 days following a filing (as such period may be extended by Lender in its reasonable discretion), copies of any specific report or other document filed by Borrower in respect of its gaming operations or any Gaming Assets with any Governmental Authority, including all reports which Borrower is required to file with the National Indian Gaming Commission under 25 C.F.R. Part 514.

(e)     Within 30 days after the end of each Fiscal Year of Borrower (as such period may be extended by Lender in its reasonable discretion), a copy of (i) Borrower’s current Gaming License, (ii) Borrower’s certification of no Online Gambling, Off-Track Betting or live racing, and (iii) a copy of each amendment of Borrower’s Anti-Money Laundering Policy since the most recent Anti-Money Laundering Policy and amendments provided to Lender.

(f)     Not later than the first day of each Fiscal Year of Borrower (as such period may be extended by Lender in its reasonable discretion), an Operating Budget and a Capital Expenditure Budget in reasonable detail for such Fiscal Year. In addition, upon written request from Lender, the Borrower will, no later than five days prior to the commencement of each calendar month, submit to the

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EXHIBIT D

Lender a budget of expected operating expenses and capital expenditures of the Gaming Enterprise to be paid during such month, delineating by separate line items various categories of such expenses and expenditures in reasonable detail, and a schedule of any payments of principal, interest, premium or other amounts that are expected to be paid on any Indebtedness during such month; provided, that the Borrower shall have the right to amend any such budget at any time by submitting the amendment thereto in writing to the Lender.

(g)     Within 60 days after the end of each Fiscal Year of Borrower (as such period may be extended by Lender in its reasonable discretion), a capital expenditures report detailing all of the Capital Expenditures of the Gaming Enterprise during such Fiscal Year.

(h)     Within 5 Business Days after (i) the delivery of any notice of default given by Borrower to any other party to the Management Agreement, or (ii) receipt by Borrower of any notice of default from any other party to the Management Agreement, a copy of such notice of default.

(i)     Within 5 Business Days after the execution thereof, a copy of any amendment to the Management Agreement or a replacement Management Agreement.

(j)     Promptly upon the written request of Lender, provide documentary and other evidence of such Credit Party’s identity as may be prescribed by Applicable Law or reasonably requested by Lender at any time to enable Lender to verify its identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. In addition, each Credit Party hereby agrees to provide to Lender any additional information prescribed by Applicable Law or that Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws, rules and regulations concerning money laundering and similar activities.

(k)     Promptly upon the written request of Lender, such other information as Lender may reasonably request concerning the affairs and properties of Borrower.

5.8     Notice of Litigation, Claims and Adverse Conditions. Borrower, Guarantors and the Tribe will give, or cause to be given, prompt written notice to Lender of (a) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower, Guarantors or the Tribe which if adversely determined would have a Material Adverse Effect, (b) all material adverse changes in Borrower’s, Guarantors’ and the Tribe’s (taken as a whole) financial condition and any other action, event or condition of any nature which could reasonably be likely to have a material and adverse effect upon Borrower’s, Guarantors’ or the Tribe’s business, operations, management, assets, properties (including the Property), ownership or condition (financial or otherwise), or which, with notice or lapse of time or both, would constitute an Event of Default or a default under any other contract, instrument or agreement to which it is a party or to which it or any of its properties or assets may be bound or subject, (c) any actions, proceedings or notices which materially and adversely affect the Property by any zoning, building or other municipal officers, offices or departments having jurisdiction with respect to the Property, (d) with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard, and (e) any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

5.9     Maintenance of Existence. Borrower and each Guarantor shall maintain and preserve its existence and all rights and franchises material to its business.

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5.10     Protection against Lien Claims. Subject to the immediately succeeding sentence, Borrower and each Guarantor shall perform in a timely manner all of its material obligations under any and all contracts and agreements related to any construction activities at the Property or the maintenance or operation of the improvements thereon, and will pay when due all bills for services or labor performed and materials supplied in connection with such construction, maintenance and/or operation. Borrower and each Guarantor has the right to contest in good faith any bill, claim or lien, provided that it does so diligently, without prejudice to Lender or unreasonable delay in completing any improvements.

5.11     Further Assurances. Borrower, Guarantors and the Tribe shall execute and deliver from time to time, promptly after any request therefor by Lender, any and all instruments, agreements and documents and shall take such other action as may be reasonably necessary or desirable in the opinion of Lender to maintain or perfect Lender’s security provided for herein and in the other Loan Documents, including, without limitation, the filing of UCC renewal statements and the execution of amendments to the Loan Documents, all as Lender shall reasonably require for such purposes, and Borrower shall pay all reasonable and documented out-of-pocket fees and expenses (including reasonable attorneys’ fees) related thereto.

5.12     Other Agreements. Borrower, Guarantors and the Tribe shall comply in all material respects with all terms and conditions of all other material agreements (including any Swap Contract), whether now or hereafter existing, between Borrower, Guarantors or the Tribe and any other party and notify Lender promptly in writing of any material default in connection with any such other agreements.

5.13     Taxes, Charges and Liens. Other than as would not reasonably be expected to have a Material Adverse Effect, Borrower, Guarantors and the Tribe will pay and discharge when due all of its Indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower, Guarantors or the Tribe, or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of its properties, income, or profits; provided however, Borrower, Guarantors or the Tribe will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower, Guarantors or the Tribe, as applicable, shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with generally accepted accounting principles, consistently applied.

5.14     Environmental Compliance and Reports. Borrower, Guarantors and the Tribe shall comply in all material respects with any and all environmental laws, rules and regulations; not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part or on the part of any third party over whom Borrower, Guarantors or the Tribe has control (such as tenants) or legal responsibility for their actions (such as employees, agents and contractors), on property owned and/or occupied by Borrower, Guarantors or the Tribe, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state, local or tribal Governmental Authorities; shall furnish to Lender promptly and in any event within 30 days after receipt thereof a copy of any material notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s, Guarantors’ or the Tribe’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

5.15     [Reserved].

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EXHIBIT D

5.16     Performance of Acts. Borrower, Guarantors and the Tribe shall perform and comply, in a timely manner, with all terms, conditions and provisions set forth in this Agreement, any Specified Swap Agreement and in the other Loan Documents, and in all other instruments and agreements between Borrower, Guarantors or the Tribe and Lender. Borrower, Guarantors and the Tribe shall notify Lender promptly in writing of any default in connection with any such agreements. Upon request by Lender, Borrower, Guarantors and the Tribe shall perform all acts which may be reasonably necessary or advisable to create, attach or perfect any lien or security interest provided for in the Loan Documents or to carry out the intent of the Loan Documents. Borrower, Guarantors and the Tribe shall also make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, pledges, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loan, to perfect all of Lender’s security interests and liens and/or in connection with any Specified Swap Agreement.

5.17     Compliance with Laws. Borrower, Guarantors and the Tribe will comply in all material respects with all laws, ordinances, regulations and requirements now or hereafter in effect of all Governmental Authorities having jurisdiction over its properties, businesses and operations, including the Property and will furnish Lender with reports of any official searches for violation of any requirements established by such Governmental Authorities. Borrower, Guarantors and the Tribe will comply in all material respects with applicable CC&Rs and all restrictive covenants and all obligations created by private contracts and leases which affect ownership, use or operation of the Property.

5.18     Inspections. Throughout the term of the Loan and during normal business hours (but not more often than once per Fiscal Year), Borrower, Guarantors and the Tribe will permit Lender and its representatives, employees, inspectors and consultants to enter upon the Property and to inspect the Property, to audit, examine and copy all leases, contracts, books, accounts, records (including, but not limited to, financial and accounting records pertaining to the Loan or the Property), and to discuss the affairs, finances and accounts of Borrower, Guarantors and the Tribe and the Property with representatives of Borrower, Guarantors and the Tribe. If Borrower, Guarantors or the Tribe now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, Guarantors or the Tribe, as applicable, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may reasonably request, all at Borrower’s expense.

5.19     Lender as Depository and holder of Deposit Account. Borrower and the Guarantors shall deposit and thereafter maintain all Cash and Cash Equivalents which are Gaming Assets in the accounts of Borrower maintained with Lender, other than (a) Cash and Cash Equivalents maintained at the Gaming Assets as “cage cash” and cash in automated teller machine cassettes or player card cash-out machine cassettes, (b) Cash and Cash Equivalents withdrawn and expended in the ordinary course of business (including from Payroll Accounts) of the Gaming Enterprise, and (c) other nominal amounts reasonably required in connection with Gaming Enterprise operations for petty cash and other purposes.

5.20     Referendum. The Tribe shall immediately provide Lender with notice of (i) the issuance of or request for of any petition or (ii) Tribal Council request for a referendum under Article XIV of the Tribe’s Constitution, calling for a popular initiative or referendum that may affect the Loan, the Loan Documents, the Gaming Assets, Borrower, Guarantors, or any resolutions of the Tribal Council of the Tribe approving the Loan or execution of the Loan Documents.

5.21     Preservation of Existence of Federal Regulation. The Tribe shall do all things necessary to maintain the existence of the Tribe as a federally recognized Indian Tribe under 25 C.F.R. Part 83.

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5.22     [Reserved.]

5.23     Continual Operation of Gaming Enterprise Operations. Borrower, Guarantors and the Tribe shall continually maintain Gaming Enterprise operations in compliance with all applicable Laws.

5.24     Cash Flow Waterfall. Provided that (i) no Event of Default has occurred and is continuing, and (ii) the amount available to make in any Fiscal Year payments required under Sections 5.24(e), (f), (g), (h), (i), (j), (k) or (l) below shall not exceed an amount equal to the amount by which actual EBITDA for the immediately preceding Fiscal Year is greater than the amount of EBITDA required to achieve an Annual Fixed Charge Coverage Ratio for such immediately preceding Fiscal Year of 1.0 to 1.0 calculated without giving effect to payments entitled to be made under Sections 5.24(e), (f), (g), (h), (i), (j), (k) or (l) in the current fiscal year (the “Annual Amount”), then all unrestricted cash on deposit in the Borrower’s Funds Accounts shall be distributed by Borrower to satisfy the following obligations (including at such times as will enable the payments provided for below to be timely made when due in accordance with their terms) in the following order of priorities:

(a)     First, to make Monthly Service Payments to the Tribe with respect to any month that began on or prior to the date of such payment and has not previously been paid;

(b)     Second, to pay or fund the payment of any amount set forth on the Capital Expenditure Budget (to the extent included in the applicable Capital Expenditure Budget and not exceeding $5,000,000 in any Fiscal Year) that has been submitted to the Lender and New Trustee on or before the commencement of each Fiscal Year;

(c)     Third, in order, (i) to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due and payable to Lender; and (ii) to pay scheduled principal and interest on the Loan as required pursuant to the terms of this Agreement, including, without limitation, interest at the Default Rate and any late charges under Section 2.9 then due and payable in respect of the Loan;

(d)     Fourth, to pay interest then due or during the current month becoming due on the New Notes in accordance with the New Indenture and to make payments or transfers to the Interest Reserve Account (as defined in the New Indenture) as required by Section 4.07(a) of the New Indenture for such month, provided that such transfers to the Interest Reserve Account in any month shall be limited to the amount that can be transferred without resulting in the Liquidity Amount (as defined in Section 4.07(a) of the New Indenture) being less than $12,500,000;

(e)     Fifth, until the Annual Amount is exhausted, to make any payments (including, without limitation, principal, pursuant to mandatory redemption or otherwise), due or during the current month coming due on the New Notes (including, without limitation, any mandatory redemption to be made pursuant to Section 3.08 of the New Indenture in an amount not to exceed in any Fiscal Year the applicable Excess Cash Amount defined in Section 3.08(b) of the New Indenture), to redeem Existing Notes pursuant to Section 3.08 of the Existing Indenture, and to redeem the principal amount of any PIK Notes then outstanding (and pay any accrued and unpaid interest thereon), provided that such repayment of PIK Notes then outstanding and interest thereon shall be limited to one annual payment to be made at the time of the mandatory redemption to be made pursuant to Section 3.08 of the New Indenture;

(f)     Sixth, until the Annual Amount is exhausted, if a PIK Period is in effect, to the Interest Reserve Account under the New Indenture, but if no PIK Period is in effect, to make annual payments of amounts due on Tribal Indebtedness;

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(g)     Seventh, until the Annual Amount is exhausted, to make any payments due on any other Indebtedness (other than the Loan) incurred in compliance with the New Indenture and to make payments required to be made on the Existing Notes;

(h)     Eighth, until the Annual Amount is exhausted, to repay, repurchase, redeem, defease or otherwise discharge the New Notes and any other Indebtedness incurred in compliance with the New Indenture;

(i)     Ninth, until the Annual Amount is exhausted, to repay, repurchase, redeem, defease or otherwise discharge the Existing Notes and any other Indebtedness incurred in compliance with the Existing Indenture;

(j)     Tenth, until the Annual Amount is exhausted, to make Permitted Investments (as defined in the New Indenture);

(k)     Eleventh, until the Annual Amount is exhausted, after the consummation of the redemption required by Section 3.08(b) of the New Indenture with respect to any subsequent Fiscal Year, but on or prior to the 135th day after the end of such Fiscal Year, to pay the Annual Service Payment for such Fiscal Year; and

(l)     Finally, until the Annual Amount is exhausted, to make any payments due on any other Indebtedness incurred in compliance with this Agreement and to make payments required to be made on the Existing 2010 Notes.

For the avoidance of doubt, the distributions pursuant to Sections 5.24(e), (f), (g), (h), (i), (j), (k) and (l) in respect of any Fiscal Year shall be made only after the Lender has received the annual certified public accountant audited financial statements of the Borrower pursuant to Section 5.7(b) for the immediately preceding Fiscal Year and has determined the Annual Amount based upon the computation of the Annual Fixed Charge Coverage Ratio for such immediately preceding Fiscal Year as required pursuant to Section 7.3.

Notwithstanding the foregoing, it is understood and agreed that for the Fiscal Year ending on September 30 2018, the Closing Excess Amount defined in Section 3.08(c) of the New Indenture shall be applied to the repayment of principal of the New Notes during the period between Closing and September 30, 2018 and, notwithstanding the definition of “Annual Fixed Charge Coverage Ratio,” such payment shall not be included in the calculation of the Annual Fixed Charge Coverage Ratio for the Fiscal Year ending on September 30 2018.

5.25     Additional Guarantors. Borrower and the Tribe agree to cause each future Subsidiary to guarantee the prompt and full payment and performance when due of the Obligations pursuant to a Joinder Agreement, in a form that is reasonably satisfactory to Borrower and Lender, in which such Subsidiary becomes a party to this Agreement as a Guarantor and becomes a party to the Security Agreement as an Assignor (a “Joinder Agreement”). As soon as practicable and in any event within 20 days after any Person becomes a Subsidiary, the Borrower shall provide the Lender with written notice thereof and shall cause such Person to execute and deliver to the Lender a Joinder Agreement.

5.26     Anti-Corruption Laws. Borrower, Guarantors and the Tribe, and their respective subsidiaries and their respective officers, employees, directors and agents, to the knowledge of Borrower, Guarantors and the Tribe are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. To the knowledge of Borrower, Guarantors and the Tribe, none of its council members, members of the Management Board, directors, officers or employees is a Sanctioned Person. The Loan

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EXHIBIT D

and the use of the proceeds of the Loan or other transactions contemplated hereby will not violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Loan hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. Borrower, Guarantors and the Tribe and their respective subsidiaries are in compliance in all material respects with the PATRIOT Act.

5.27     Anti-Corruption Compliance. Borrower, Guarantors and the Tribe will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Anti-Corruption Laws and applicable Sanctions.

5.28     Covenants of the Tribe.

(a)     The Tribe will not, and will not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law or the Compact, to do any of the following:

(i)     adopt, enact, promulgate or otherwise place into effect any Law of the Tribe which impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of Lender, the obligations of Borrower, any Guarantor or the Tribe under this Agreement or the other Loan Documents (it being understood and agreed that any such Law of the Tribe which is adopted, enacted, promulgated or otherwise placed into effect without the consent of Lender shall, with respect to the Loan Documents, the rights and remedies of Lender hereunder, and the Obligations, be void and of no effect);

(ii)     adopt, enact, promulgate or otherwise place into effect any Laws of the Tribe which impose a lien in favor of the Tribe on any Gaming Assets;

(iii)     demand, impose or receive any tax, charge, assessment, fee or other imposition (except as specifically contemplated by this Section) or impose any regulatory or licensing requirement (except as provided in the Compact or the Gaming Ordinance), against Lender or against the Gaming Enterprise, their customers or guests, its operations or any other Gaming Assets, the creditors, the employees, officers, directors, patrons or vendors of the Gaming Enterprise, other than (x) charges upon the Gaming Enterprise to pay the actual and reasonable regulatory expenditures of the Gaming Commission under the Gaming Ordinance, (y) sales, use, room occupancy, leisure and related excise taxes, including admissions and cabaret taxes and any other taxes (other than income taxes) imposed by the Tribe on the patrons of the Gaming Enterprise, provided that the rate and scope of such taxes shall not be more onerous (taken as a whole) than those in place as of the date of this Agreement, and (z) fees imposed on Borrower by the Gaming Commission under IGRA;

(iv)     amend or repeal the Gaming Ordinance in effect on the date of this Agreement (unless any such amendment is a legitimate effort to ensure that the Borrower and Guarantors conduct the Gaming Operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Borrower and the Guarantors) or restrict or eliminate the exclusive right of the Borrower and the Guarantors to conduct Gaming Operations on any property owned or controlled by the Tribe, in each case in a manner that would be materially adverse to the rights or the economic interests of the Lender; provided that the

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EXHIBIT D

foregoing shall never be construed or applied to permit the Lender to engage in any management activity;

(v)     amend governing documents of the Borrower or any Guarantor or the Tribal UCC, in each case, as in effect on the date of this Agreement or take any other action, enter into any agreement, or enact, amend, withdraw, repeal, or supersede, by referendum or otherwise, any ordinance, law, rule, resolution or regulation if such amendment, repeal agreement, action withdrawal or enactment would have a material adverse effect on the rights of the Lender;

(vi)     impose a tax or otherwise make a charge on the Note, this Agreement, the Security Documents or any payments or deposits to be made thereunder or on the Lender;

(vii)     except pursuant to the Loan Documents, the Existing Indenture, the New Indenture and other documents entered into in connection therewith and agreements in effect on the date of this Agreement, waive its sovereign immunity in any manner that would create recourse to the Recourse Assets, except that the Tribe may do so to the extent it is acting for the account and benefit of the Borrower or any of the Guarantors and so long as such action of the Tribe would not be prohibited by this Agreement if undertaken directly by the Borrower or any of the Guarantors and such action has been approved by the Management Board;

(viii)     conduct or permit on behalf of the Tribe or any Affiliate of the Tribe the conduct of any Gaming within the State of New Mexico or over the internet other than through the Borrower or a Guarantor.

(ix)     dissolve, reorganize, restructure or rename the Borrower or any Guarantor, cause the Borrower to cease to be a wholly-controlled instrumentality of the Tribe, restrict or eliminate the right of the Borrower to conduct the Gaming Enterprise or operate the Gaming Assets;

(x)     fail to timely pay or cause to be paid any tax, imposition, judgment, award or charge of any nature that is not an obligation of the Borrower or the Guarantors which, if not paid, would permit enforcement of a lien on the Recourse Assets, other than any such payment that is being contested in good faith and, during the time such payment is being contested, does not create any risk of foreclosure or forfeiture of those assets;

(xi)     permit or incur any consensual liability of the Tribe (or any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Borrower or any of the Guarantors, for which any of the Recourse Assets or the assets of the Borrower or any of the Guarantors may be bound or for which there may be recourse to the assets of the Borrower or any of the Guarantors, other than a liability that the Borrower or the Guarantors are permitted or not prohibited from incurring on their own behalf under this Agreement;

(xii)     appoint or consent to the appointment of a receiver or custodian of the Borrower or a Guarantor for all or substantially all of the assets of the Borrower or such Guarantor;

(xiii)     enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Lender provided for in the Loan Documents;

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EXHIBIT D

(xiv)     directly or indirectly challenge the validity or legality of any provision of the Loan Documents in any court or other forum on the basis that such agreement or document violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally recognized Indian tribes; or

(xv)     exercise any power of eminent domain over the Property or any assets of the Borrower or any of the Guarantors (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Lender).

(b)     The Tribe shall not allow any amendments to be made in the terms of its Constitution that will have a Material Adverse Effect without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c)     The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Borrower or a Guarantor, the Lender shall be entitled to receive payment in full in respect of all Obligations before any payment or any distribution to the Tribe.

(d)     In the event that the Tribe receives any payment from the Borrower or any Guarantor at a time when such payment is prohibited by the terms of this Agreement, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Lender or the Borrower, to the Borrower.

(e)     The Tribe will, as soon as practicable, provide written notice to the Lender of any action taken or to be taken by the Tribe to comply with federal or state law that would otherwise violate any provision of this Section 5.28, accompanied by an opinion of counsel for the Tribe that such action is required by federal or state law.

ARTICLE 6

NEGATIVE COVENANTS

6.     Negative Covenants. Neither Borrower nor any Guarantor shall:

6.1     Indebtedness and Liens. (a) Create, incur or assume Indebtedness for borrowed money, including Capital Leases, except for (i) trade debt incurred in the normal course of the business of the Gaming Enterprise, (ii) Permitted Debt, (iii) indebtedness to Lender contemplated by this Agreement and (iv) indebtedness listed on Schedule 6.1 hereto, (b) sell, transfer, mortgage, assign, pledge, grant a security interest in, or encumber any of the Gaming Assets, other than Permitted Liens, or (c) sell with recourse any of Borrower’s or Guarantors’ accounts relating to the Gaming Enterprise after the date of this Agreement, except to Lender.

6.2     Continual Operation of Gaming Enterprise. Fail to continuously maintain the Gaming Enterprise in compliance with all applicable Laws.

6.3     Other Gaming Enterprises. Other than the Gaming Enterprise and the gaming activities provided therein, own any casino or gaming facility in connection with, or otherwise conduct, Class II or Class III gaming pursuant to IGRA, or gaming over the internet, or allow any such facilities to operate on the Tribe’s reservation, unless such new gaming facility is owned and operated by Borrower, and all assets, including all personal property and revenues, are included as part of the Collateral in accordance with the Loan Documents.

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6.4     Segregation of Gaming Assets. Commingle any Gaming Assets, including any funds and bank accounts, with any other assets of the Tribe.

6.5     Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate (including, without limitation, any Excluded Business) which involves the Gaming Enterprise, or any other Gaming Assets other than (a) employment of enrolled tribal members and the immediate family members of tribal members, on terms consistent with the past practices of Borrower, and (b) other transactions on terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to Lender in writing prior to the consummation thereof.

6.6     Distributions. Make any Distribution, whether from capital, income or otherwise, except Distributions made in compliance with Section 5.24 when no Default or Event of Default exists (and which would not result in any Event of Default) so long as such Distribution does not cause actual or pro forma violations of any of the financial covenants set forth in Article 7 of this Agreement. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Credit Parties shall be permitted to (i) make Monthly Service Payments during an Event of Default or the existence of any Default pursuant to Section 2.12(b) and (ii) make Distributions to redeem or otherwise retire New Notes using all net cash proceeds of each borrowing from Lender made after the Closing Date other than additional borrowings made as a result of Protective Advances, Accrued Unpaid Interest added to principal and Fees and Expenses added to principal.

6.7     Loan Proceeds. Borrower shall not, and shall ensure that the Management Board, its directors, officers, employees and agents shall not use the proceeds of the Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) in any manner that would result in the violation of any applicable Sanctions. Borrower shall not use the net cash proceeds of any borrowing from Lender made after the Closing Date (other than additional borrowings made as a result of Protective Advances, Accrued Unpaid Interest added to principal and Fees and Expenses added to principal) for any purpose other than a Distribution thereof to redeem or otherwise retire New Notes as permitted in Section 6.6.

6.8     Accounting Changes. Change (a) its fiscal year or (b) its accounting practices except as required by GAAP.

6.9     Gaming Enterprise; Acquisitions. Permit the Gaming Enterprise to be operated by any Person other than Borrower, or, to the extent affecting or relating to the ownership or operation of the Gaming Enterprise or the Gaming Assets, acquire or create any Person, acquire all or substantially all of the assets of any other Person or enter into an agreement related to any of the foregoing.

6.10     Investments and Acquisitions. Make any acquisition of all or substantially all of the assets or equity interests in any Person, or enter into any agreement to make any acquisition, or make or suffer to exist any Investment, in each case using Gaming Assets, except (a) Investments in Cash Equivalents that are subject to the control of Lender; (b) Investments existing as of the Closing Date and described in Schedule 6.10; and (c) Investments in accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms.

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6.11     Disposition of Property; Sale of Assets.

(a)     Sell, convey, assign, transfer, lease or otherwise dispose of any material portion of the Gaming Assets to any Person other than in the ordinary course of business of the Borrower.

(b)     Make any disposition of any Gaming Assets whether now owned or hereafter acquired, other than: (i) dispositions made in the ordinary course of business; (ii) the sale or other disposition of equipment in the ordinary course of business; (iii) the disposition of equipment through a trade-in with a vendor for new equipment in the ordinary course of business; (iv) any Distribution otherwise permitted under Section 6.6; and (v) any Disposition of its real property to the federal government of the United States of America to be held in trust for the benefit of the Tribe.

6.12     Change of Control. Permit any Change of Control to occur.

6.13     Ownership Interests. Permit any Person (1) other than the Tribe to acquire any ownership interest in the Borrower or acquire any right to elect or appoint any member of the Management Board and (2) other than the Borrower, a Guarantor or the Tribe to acquire any ownership interest in any Guarantor.

6.14     Capital Expenditures. Make Capital Expenditures in any Fiscal Year in an amount greater than $5,000,000. Borrower’s compliance with this covenant shall be verified upon receipt of Borrower’s audited financial statements in accordance with Section 5.7(b).

6.15     Amendment of New Indenture. Solicit, execute or consent to any amendment, waiver or modification of, or supplement to, the New Indenture, the New Notes, any collateral document securing the New Indenture or any other document or instrument delivered in connection with the transactions contemplated by the New Indenture except (i) as permitted in Section 5.3(b) of the Intercreditor Agreement or (ii) with the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

6.16     Amendment of Existing Indenture. Solicit, execute or consent to any amendment, waiver or modification of, or supplement to, the Existing Indenture, the Existing Notes, any collateral document securing the Existing Indenture or any other document or instrument delivered in connection with the transactions contemplated by the Existing Indenture except (i) as permitted in Section 5.3(d) of the Intercreditor Agreement or (ii) with the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

6.17     Defeasance under New Indenture. Defease the New Notes pursuant to Article 9 of the New Indenture or otherwise effect a defeasance of the New Notes.

6.18     Defeasance under Existing Indenture. Defease the Existing Notes pursuant to Article 9 of the Existing Indenture or otherwise effect a defeasance of the Existing Notes.

6.19     Redemption under New Indenture. Purchase or make any redemption or prepayment of New Notes except as provided in Sections 5.24 and 6.6, and subject to the covenants in Section 7.5.

6.20     Redemption under Existing Indenture. Purchase or make any redemption or prepayment of Existing Notes except as provided in Sections 5.24 and 6.6, and subject to the covenants in Section 7.5.

6.21     Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined

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within Regulations G, T, and U of the Board of Governors of the Federal Reserve System), and not more than 25% of the value of Borrower’s assets consists of such margin stock. No part of the Loan will be used to purchase or carry any margin stock or to extend credit to others for that purpose or for any other purpose that violates the provisions of Regulations U or X of said Board of Governors.

ARTICLE 7

FINANCIAL COVENANTS

7.     Financial Covenants.

7.1     Leverage Ratio. Borrower shall, as of the last day of each Fiscal Quarter, have a Leverage Ratio of not more than 1.50 to 1.00, measured on a trailing four Fiscal Quarter basis. Borrower’s compliance with this covenant shall be verified for the first three Fiscal Quarters of the year upon receipt of Borrower’s quarterly financial statements in accordance with Section 5.7(c), and for the Fiscal Year End upon receipt of Borrower’s audited financial statements in accordance with Section 5.7(b).

7.2     Interim Fixed Charge Coverage Ratio. Borrower shall, as of the last day of each Fiscal Quarter, have an Interim Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for the period of four Fiscal Quarters then ended. Borrower’s compliance with this covenant shall be verified for the first three Fiscal Quarters of the year upon receipt of Borrower’s quarterly financial statements in accordance with Section 5.7(c), and for the Fiscal Year then ended upon receipt of Borrower’s audited financial statements in accordance with Section 5.7(b).

7.3     Annual Fixed Charge Coverage Ratio. Borrower shall, as of the last day of each Fiscal Year, have an Annual Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for the period of four Fiscal Quarters then ended. Borrower’s compliance with this covenant shall be verified upon receipt of Borrower’s audited financial statements in accordance with Section 5.7(b).

7.4     PIK Notes. With respect to each “Interest Payment Date” (arising under and as defined in the New Indenture), to the extent that, as of the last day of the most recent Fiscal Quarter (a “PIK Determination Date”) of the Borrower ending prior to such Interest Payment Date for which financial reports have been delivered pursuant to Section 4.03 of the New Indenture, the Interim Fixed Charge Coverage Ratio is below 1.0 to 1.0, an amount of interest payable on such Interest Payment Date up to the difference between the amounts described in clauses (a) and (b) of the definition of Interim Fixed Charge Coverage Ratio (calculated as of such PIK Determination Date) may, at the election of the Borrower (made by delivering an officer’s certificate to the Lender) be paid on such Interest Payment Date by increasing the principal amount of the outstanding New Notes or by issuing PIK Notes (“PIK Interest”) in the manner described in clause (2) of the New Notes; provided that the aggregate amount of PIK Interest paid on any Interest Payment Date shall not cause the aggregate amount of PIK Interest paid on all New Notes since the date of issuance of the Initial Notes (under and as defined in the New Indenture) to exceed $7.5 million. Borrower covenants to exercise its option to issue PIK Notes pursuant to the New Indenture so as to avoid to the extent possible a Default or Event of Default under and as defined in the New Indenture for failure to pay interest in cash. Borrower shall not be obligated pursuant to this Section 7.4 to exercise its option to issue PIK Notes if Borrower is not permitted to issue PIK Notes under the New Indenture. The period (x) commencing on a PIK Determination Date that indicates, pursuant to this Section 7.4, that interest the next Interest Payment Date may be satisfied by Borrower by issuing PIK Notes and (y) ending on the first subsequent PIK Determination Date following each occurrence of an event specified in (x) above that indicates that the next interest payment due in respect of the New Indenture shall be satisfied by Borrower in full in cash is referred to as the “PIK Period”.

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7.5     Required Prepayments.

(a)     Borrower and the Guarantors covenant and agree to apply the Net Proceeds of any Asset Sale (each as defined in the New Indenture) to the prepayment of the Loan prior to the purchase of New Notes pursuant (and subject) to Section 4.13 of the New Indenture or to the purchase of Existing Notes pursuant (and subject) to Section 4.13 of the Existing Indenture.

(b) Borrower and the Guarantors covenant and agree to apply the Net Loss Proceeds of any Event of Loss (each as defined in the New Indenture) to the prepayment of the Loan prior to the purchase of New Notes pursuant (and subject) to Section 4.35 of the New Indenture or to the purchase of Existing Notes pursuant (and subject) to Section 4.34 of the Existing Indenture.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

8.     Events of Default and Remedies.

8.1     Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a)     Borrower, Guarantors or the Tribe fail to pay (i) any principal amount due hereunder or under the Note (including any scheduled principal repayments) when due, (ii) any interest or other monetary amounts under the Note, this Agreement or any other Loan Document within 15 days after the applicable due date therefor; provided, such grace period shall not apply to any amounts due on the Maturity Date; or

(b)     Borrower, Guarantors or the Tribe fail to comply with any covenant contained in this Agreement or any other Loan Document (other than as provided in Section 8.1(e) and Section 8.1(n) below) and does not cure that failure within 30 days after the earlier of (i) Borrower obtaining actual knowledge of such failure and (ii) written notice from Lender; provided, however, Borrower, Guarantors or the Tribe, as applicable, shall have such additional time to cure any such failure, not to exceed a total of 60 days, if Borrower, Guarantors or the Tribe, as applicable, at all times diligently pursues the cure of such failure to Lender’s reasonable satisfaction; or

(c)     Borrower, Guarantors or the Tribe becomes insolvent or the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, and, with respect to any such proceeding that is involuntary, such proceeding is not dismissed within 60 days of the filing thereof (an “Insolvency Proceeding”); or

(d)     Borrower, Guarantors or the Tribe dissolves, terminates or liquidates (it being acknowledged and agreed that any consolidation of a Guarantor into another Guarantor or the Borrower shall not constitute an Event of Default hereunder); or

(e)     Borrower, Guarantors or the Tribe fails to comply with any covenant contained in Article 6 or Article 7; or

(f)     Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

(g)     Any material breach or default occurs under any Specified Swap Agreement; or

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(h)     Lender fails to have an enforceable first lien on a material portion of the Collateral (except as expressly permitted under the Loan Documents); or

(i)     A lawsuit or suits are filed against Borrower, Guarantors or the Tribe, or a judgment or judgments are entered against Borrower, Guarantors or the Tribe, or any government authority takes action, in each case, that materially adversely affects Borrower’s ability to repay the Loan (provided that no enforcement action or judgment in respect of the Existing Notes or the Existing 2010 Notes shall give rise to an Event of Default); or

(j)     [Reserved]; or

(k) (i) Any failure, breach or default by Borrower under the Other Loans, it being the intention and agreement of Lender and Borrower to cross-default the Loan and the Other Loans with one another. As used in this paragraph, “Other Loans” means any existing or future loans by Lender to Borrower; or (ii) failure of Borrower, Guarantors or the Tribe to pay when due any payment (whether of principal, interest or any other amount) in respect of any Recourse Obligations, or (iii) the default by Borrower in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition in any Recourse Obligations, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Recourse Obligations or the lender(s) under any agreement governing Recourse Obligations to cause, any portion of such Recourse Obligations to become due prior to its stated maturity or any commitment to lend under any such agreement to be terminated prior to its stated expiration date (for avoidance of doubt, neither the Existing Notes nor the Existing 2010 Notes constitute Other Loans); or

(l)     Any sale of an ownership interest in Borrower or any Guarantor other than to another Credit Party or the Tribe; or

(m)     Any Loan Document is terminated, revoked or otherwise rendered void or unenforceable other than as expressly permitted hereunder; or

(n)     [Reserved]; or

(o)     The Tribe at any time ceases to be a federally recognized Indian Tribe; or

(p)     The occurrence of any event or circumstance which results in the failure of any material portion of the Gaming Assets being open to conduct Class III gaming activities for any reason or which results in the prohibition of conduct of Class III gaming activities at the Gaming Assets, in each case for a period in excess of five consecutive days; or

(q)     The occurrence of any violation of, or the termination or cancellation of, the Compact, or a failure to timely renew the Compact; or

(r)     A member of the Tribe requests or presents to the Tribal Council of the Tribe a petition signed by not less than 30% of the qualified voters of the Tribe pursuant to Article XIV of the Tribe’s Constitution calling for a popular initiative or referendum that, if passed, would have an adverse effect on (A) any of the Loan Documents, (B) any provision in the Loan Documents, (C) Gaming Assets, (D) Gaming Operations, (E) the Guarantors or (F) the Tribal Council’s resolution authorizing execution of the Loan Documents; or

(s)     A majority of the members of the Tribal Council of the Tribe request a popular initiative or referendum pursuant to Article XIV of Tribe’s Constitution that, if passed, would have an

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adverse effect on (A) any of the Loan Documents, (B) any provision in the Loan Documents, (C) Gaming Assets, (D) Gaming Operations, (E) the Guarantors or (F) the Tribal Council’s resolution authorizing execution of the Loan Documents;

(t)     The occurrence and continuation of any Event of Default (as defined in the New Indenture) under the New Indenture, provided that any waiver under the New Indenture of any such Event of Default will automatically constitute a waiver of the corresponding Event of Default under this Section 8.1(t);

(u)     [Reserved]; or

(v) (i) With respect to a Plan, Borrower, Guarantors or the Tribe, or an ERISA Affiliate is subject to a lien pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (ii) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

8.2     Remedies.

(a) If an Event of Default occurs under this Agreement, Lender may exercise any right or remedy which it has under any of the Loan Documents (other than any Specified Swap Agreement), or which is otherwise available at law or in equity or by statute and all of Lender’s rights and remedies shall be cumulative. No disbursement of Loan funds by Lender shall cure any default of Borrower, unless Lender agrees otherwise in writing in each instance.

(b)     Upon the occurrence of any Event of Default described in Section 8.1(c), all of the Obligations under the Loan Documents (other than any Specified Swap Agreement) shall automatically become immediately due and payable upon the filing of the petition commencing such proceeding, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character. Upon the occurrence of any other Event of Default, Lender may declare all of the Obligations under the Loan Documents immediately due and payable without additional notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other additional notices or demands of any kind or character. If such acceleration occurs, Lender may apply any sums in the Borrower’s Funds Accounts to the Obligations under the Loan Documents, in accordance with Section 2.12(b).

ARTICLE 9

EXPENSES AND INDEMNITY

9.     Payment of Expenses and Indemnification.

9.1     Payment of Expenses. Borrower shall pay all taxes and assessments and all reasonable and documented out-of-pocket expenses, charges, costs and fees provided for in this Agreement or relating to the Loan and/or in connection with any Specified Swap Agreement, including, without limitation, any fees incurred for recording or filing any of the Loan Documents, title insurance premiums and charges, tax service contract fees, reasonable and documented fees of any consultants, reasonable and documented fees and expenses of Lender’s counsel, documentation and processing fees, printing, photostatting and duplicating expenses, air freight charges, escrow fees, costs of surveys, premiums of hazard insurance policies and surety bonds and fees for any appraisal and appraisal review reasonably required by Lender, as well as any revisions, extensions, renewals or “workouts” of the Loan, and in the exercise of Lender’s rights and remedies under this Agreement, any Specified Swap Agreement or the

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other Loan Documents. Borrower hereby authorizes Lender to disburse the proceeds of the Loan to pay such expenses, charges, costs and fees notwithstanding that Borrower may not have requested a disbursement of such amount. Such disbursement shall be added to the outstanding principal balance of the Note. The authorization hereby granted shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Lender to make such disbursements. However, the provision of this Section 9.1 shall not prevent or excuse Borrower from paying such expense, charges, costs and fees from its own funds. All such expenses, charges, costs and fees shall be Borrower’s obligation regardless of whether or not Borrower has requested and met the conditions for the disbursement of the Loan.

9.2     Indemnification. Borrower agrees to protect, indemnify, defend and save harmless Lender, its directors, officers, agents and employees for, from and against any and all liability, expense or damage of any kind or nature and for, from and against any suits, claims or demands, including reasonable legal fees and expenses on account of any matter or thing or action or failure to act by Lender, whether in suit or not, arising out of this Agreement or in connection herewith, including, without limitation, any suit, claim or demand arising out of any default which may occur under the CC&Rs, but excluding liability, damages, costs and expenses arising from the gross negligence, illegal conduct, fraud or willful misconduct of Lender, as determined by a final judgment or arbitration decision obtained in accordance with Article 13. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter to the extent reasonably practicable and an opportunity (within 10 days of receiving such notice) to defend it, at Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to Lender for such litigation. The obligations on the part of Borrower under this Section 9.2 shall survive the closing of the Loan and the repayment thereof.

9.3     Waiver of Damages. Lender shall have no liability with respect to, and Borrower, Guarantors and the Tribe hereby waive, release and agree not to sue for, any special, indirect, consequential or punitive damages suffered by such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. The Tribe shall have no liability with respect to, and Lender hereby waives, releases and agrees not to sue the Tribe for, any special, indirect, consequential or punitive damages suffered by Lender in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

ARTICLE 10

MISCELLANEOUS

10.     Miscellaneous Provisions.

10.1     Purpose and Effect of Lender Approval. Lender’s approval of any matter in connection with the Loan shall be for the sole purpose of protecting Lender’s security and rights. No such approval shall result in a waiver of any Default. In no event shall Lender’s approval be a representation of any kind with regard to the matter being approved.

10.2     No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of Lender and its successors and assigns. No trust fund is created by this Agreement and no other persons or entities shall have any right of action under this Agreement or any right to the Loan funds.

10.3     Notices. All notices given under this Agreement shall be in writing and shall be given either by personal delivery, overnight receipted courier (such as Federal Express), or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below its signature. Notices shall be effective upon receipt or when proper delivery is refused. Addresses for notice may be

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changed by either party by notice to the other party in accordance with this Article. Service of any notice on Borrower shall be effective service on Borrower, Guarantors and the Tribe for all purposes.

10.4     Actions. Lender shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding which might affect its security or its rights, duties or liabilities relating to the Loan, the Property, or any of the Loan Documents. Borrower shall pay promptly on demand all of Lender’s reasonable and documented out-of-pocket costs, expenses, and legal fees and expenses of Lender’s counsel incurred in those actions or proceedings.

10.5     Attorneys’ Fees. In all situations, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Lender’s reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees, which may be incurred in enforcing or protecting Lender’s rights or interests. From the time(s) incurred until paid in full to Lender, all such sums shall bear interest at the Default Rate. Whenever Borrower is obligated to pay or reimburse Lender for any attorneys’ fees, those fees shall not include the allocated costs for services of in-house counsel directly employed by Lender.

10.6     Relationships with Other Lender Customers. From time to time, Lender may have business relationships with Borrower’s customers, suppliers, contractors, members, tenants, partners, shareholders, officers or directors, or with businesses offering products or services similar to those of Borrower, or with persons seeking to invest in, borrow from or lend to Borrower. Borrower agrees that Lender may extend credit to such parties and may take any action it may deem necessary to collect the credit, regardless of the effect that such extension or collection of credit may have on Borrower’s financial condition or operations. Borrower further agrees that in no event shall Lender be obligated to disclose to Borrower any information concerning any other Lender customer.

10.7     Restriction on Personal Property. None of Borrower, Guarantors or the Tribe shall sell, convey, or otherwise transfer or dispose of its interest in any personal property in which Lender has a security interest, or contract to do any of the foregoing except in accordance with Section 6.11.

10.8     Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provision. If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents.

10.9     Interpretation. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Agreement are for convenience only and do not define or limit any terms or provisions. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Agreement. Lender shall not be required to disclose any privileged or confidential information (including detailed descriptions of legal services) in order to document any expenses incurred by Lender.

10.10     Waivers; Amendments.

(a)     No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further

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exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have.

(b)     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower, Guarantors and the Tribe and Lender.

10.11     Counterparts. This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document. A counterpart hereof delivered by electronic means shall be as effective as an originally executed counterpart hereof.

10.12     Language of Agreement. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party.

10.13     Survival. The representations, warranties, acknowledgments and agreements set forth herein shall survive the date of this Agreement. This Agreement shall survive the repayment in full of the New Notes and the Existing Notes.

10.14     Further Performance. Borrower, Guarantors and the Tribe, whenever and as often as they shall be reasonably requested by Lender, shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered such further instruments and documents and to do any and all things as may be reasonably requested in order to carry out the intent and purpose of this Agreement and the other Loan Documents.

10.15     Time is of the Essence. Time is of the essence in the performance of this Agreement and the other Loan Documents by Borrower, Guarantors and the Tribe and each and every term thereof.

10.16     Recitals; Exhibits. The Recitals to this Agreement set forth above are true, complete, accurate and correct and such recitals are hereby incorporated by reference. The exhibits to this Agreement are hereby incorporated by reference.

10.17     Integration. The Loan Documents (a) integrate all the terms and conditions mentioned in or incidental to this Agreement, (b) supersede all oral negotiations and prior writings with respect to their subject matter, including Lender’s loan commitment to Borrower, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in the Loan Documents. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any other Loan Document, but excluding the Environmental Indemnity, the terms, conditions and provisions of this Agreement shall prevail.

10.18     WAIVER OF JURY TRIAL. EACH OF BORROWER, GUARANTORS AND THE TRIBE AND LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF BORROWER, GUARANTORS AND THE TRIBE AND LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL

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CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF BORROWER, GUARANTORS AND THE TRIBE AND LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.19     USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower, Guarantors and the Tribe pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower, Guarantors and the Tribe: When Borrower, Guarantors or the Tribe opens an account, if such Person is an individual, Lender will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify such Person and, if such Person is not an individual, Lender will ask for its name, taxpayer identification number, business address, and other information that will allow Lender to identify such Person. Lender may also ask, if such Person is an individual, to see such Person’s driver’s license or other identifying documents and, if such Person is not an individual, to see such Person’s legal organizational documents or other identifying documents.

10.20     Binding Effect. The Loan Documents will be binding upon, and inure to the benefit of, Borrower, Guarantors and the Tribe and Lender and their respective successors and assigns and enforceable against such Persons in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state and federal laws relating to or limiting creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law and principles of good faith and fair dealing. None of Borrower, Guarantors or the Tribe may assign any of its rights under this Agreement or delegate any of its Obligations under the Loan Documents.

10.21     Participations; Assignments. Lender shall have the right at any time to sell, assign, transfer, negotiate, or grant participations in all or any part of the Loan or the Note to one or more participants. Borrower, Guarantors and the Tribe hereby acknowledge and agree that any such disposition will give rise to a direct obligation of Borrower, Guarantors and the Tribe to each such participant. Lender may at any time, without the consent of Borrower, Guarantors or the Tribe assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank. Lender and each participant who now or hereafter becomes a party to this Agreement or who becomes a participant with Lender in the Loan represents that one of the following statements applies to it: (a) it is a national banking association; (b) it is a bank organized and existing under the laws of the State of New Mexico; or (c) each Gaming Board having jurisdiction over the Gaming Enterprise has determined that such Lender is not required to be licensed or certified by such Gaming Board under the Compact in order to make or participate in the Loan. Participants shall not have any rights under Section 10.10(b) of this Agreement. The Borrower shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive

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absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

10.22     Change, Discharge, Termination, or Waiver. No provision of this Agreement may be changed, discharged, terminated, or waived except in writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought.

10.23     Setoff. Borrower, Guarantors and the Tribe hereby grant Lender a security interest in all deposits, credits and deposit accounts of the Gaming Enterprise (including all account balances, whether provisional or final and whether or not collected or available) of Borrower, Guarantors or the Tribe with Lender or any Affiliate of Lender (the “Gaming Enterprise Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lender under applicable law, if Borrower, Guarantors or the Tribe become insolvent, however evidenced, or any Event of Default occurs, Borrower, Guarantors or the Tribe authorize Lender to offset and apply all such Gaming Enterprise Deposits toward the payment of the Obligations owing to Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lender.

ARTICLE 11

WAIVER OF SOVEREIGN IMMUNITY, CHOICE OF LAW, ARBITRATION,

AND CONSENT TO JURISDICTION

11.1     Waiver of Sovereign Immunity, Jurisdiction and Consent to Service of Process. None of Borrower, Guarantor or the Tribe (each, a “Tribal Party”) consents to any suit, arbitration, legal process, enforcement proceeding or any dispute resolution method, except that:

(a)     The Tribe, Borrower and each Guarantor, expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from unconsented suit, arbitration or other legal proceedings (each, inclusive of actions for equitable or provisional relief and to compel arbitration, an “Action”) arising under or relating to the Note, the Security Agreement, Environmental Indemnity Agreement, and any other document or agreement entered into in connection therewith (collectively, the “Transaction Documents”) or the transactions contemplated thereby, provided that:

(i)     each waiver is expressly limited to Actions brought against such party in compliance with the applicable Transaction Document by Persons expressly stated to benefit from the applicable Transaction Document;

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(ii)     the Action is brought only in the courts of the United States, sitting in the State of New Mexico, or the courts of the State of New Mexico (and any appellate court to which any appeals therefrom are available);

(iii)     the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(iv)     the Action shall only be to (A) interpret or enforce or otherwise seek or obtain relief with respect to the provisions of the Transaction Documents or rights or obligations arising in connection therewith or the transactions contemplated thereby, (B) enforce and execute any order, judgment, award or ruling resulting from such Action or (C) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(v)     the Action may seek all available legal and equitable remedies, including the right to specific performance, money damages and injunctive or declaratory relief, but in any event shall not include a claim for punitive or consequential damages; and

(vi)     any order, judgment, ruling or other remedy related to any Action permitting monetary recovery against the Property shall be enforceable only against the Property that is not real property or an interest in real property.

(b)     the Tribe expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from any Action arising under or relating to any Transaction Document or the transactions contemplated thereby, subject to the terms, conditions and limitations set forth under this Article 11 hereof, and provided that:

(i)     the Action shall only be to (A) interpret or enforce or otherwise seek or obtain relief with respect to the provisions set forth under this Article 11 hereof or rights arising in connection therewith, (B) enforce and execute any order, judgment or ruling resulting from such Action or (C) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(ii)     the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(iii)     the Action may seek all available legal and equitable remedies, including the right to specific performance, money damages and injunctive or declaratory relief, with the exception of punitive or consequential damages; and

(iv)     any order, judgment, ruling or other remedy related to any Action shall be consistent with, and enforceable only according to the terms, conditions and limitations set forth under this Article 11.

(c)     Each Tribal Party expressly and irrevocably waives, to the fullest extent it may legally and effectively do so, any right it may otherwise have to require any suit, arbitration, legal process or enforcement proceeding be considered or heard first in any tribal court or forum of the Tribe, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention. Each Tribal Party agrees not to commence any Action in any tribal court or forum of the Tribe without the consent of the Lender.

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(d)     Each Tribal Party expressly agrees that a tribal police officer, tribal law enforcement official or licensed peace officer (each a “Tribal Officer”) is authorized to execute such judgment, award or order entered against a Tribal Party in respect of the Loan Documents.

For the avoidance of doubt, Lender and its successors and assigns are each expressly recognized by all parties to this Agreement to be persons entitled to benefit from the Transaction Documents and each of the limited waivers of sovereign immunity described in clauses (a) and (b) of this Article 11. Each of the parties to the Transaction Documents hereby agrees to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to above. Each of the parties to the Transaction Documents hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. For the purposes of the Transaction Documents, each of the parties thereto hereby agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.2     Choice and Adoption of Law. The Loan Documents and the rights and obligations of the parties thereunder shall be construed in accordance with, and governed by, the laws of the State of New Mexico (without regard to conflict of law provisions); provided, however, that if the creation or attachment of any security interest in any item of collateral is excluded from the coverage of the New Mexico Uniform Commercial Code or the security interest in any item of collateral cannot be created or attached under the New Mexico Uniform Commercial Code, then the creation and or attachment of the security interest in such collateral shall be governed by Tribal Law, and except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular collateral is governed by the Laws of a jurisdiction other than the State of New Mexico (including, without limitation, the Tribal UCC). The provisions of this Section are irrevocable and may not be rescinded, revoked or amended without the prior written consent of Lender. The lien created by the pledge of the Collateral under the Security Agreement shall be valid and binding from the time the pledge is made as evidenced by the execution and delivery of the Loan Documents. The Collateral shall be immediately subject to the lien of the pledge without physical delivery, filing or any other act. Except as otherwise expressly provided in the Loan Documents, the lien of the pledge is perfected, is superior to and has first priority over any other claims and liens of any kind. Borrower, Guarantors and the Tribe acknowledge that Lender is the secured party under the Security Agreement and that Lender has a first irrevocable priority security interest in all Collateral, including all Pledged Revenues until all Obligations are paid in full. Borrower, Guarantors and the Tribe represent and warrant that the foregoing choice and adoption of law is permitted by the applicable Laws and customs of the Tribe and the Tribe’s Constitution. In connection with the foregoing, the Tribe represents and warrants to Lender that the Tribe has no Laws that provide for or contemplate the filing or recording of liens, encumbrances, security instruments, or other documents with any tribal office or agency for any purpose, including constructive notice to creditors or other persons and/or the perfection of liens and security interests.

11.3     Arbitration. Upon the demand of any party hereto, any disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from the Loan Documents or otherwise in connection therewith, including contract disputes and tort claims (collectively, a “Dispute”), shall be resolved by binding arbitration pursuant to the Commercial Financial Dispute Rules of the American Arbitration Association (“AAA”) and governed by the Federal Arbitration Act. The Tribe, for itself, Borrower and each Guarantor, agrees that the sovereign immunity and other waivers described in Section 11.1 above will expressly extend to such arbitration. Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in Albuquerque, New Mexico, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver

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of arbitration or be prohibited by this arbitration provision. This arbitration provision shall not limit the right of Lender during any Dispute, to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise within any Federal Court, State Court or Tribal Court, for the purposes of realizing upon, preserving, protecting, repossessing upon or proceeding under forcible entry and detainer for possession of, any Collateral and any such action shall not be deemed an election of remedies (collectively, the “Ancillary Remedies”). Such Ancillary Remedies include obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any writ of attachment, seeking the enforcement of subpoenas or exercising any rights relating to the Collateral, including exercising the right of setoff or taking or disposing of such property, with or without an arbitration, Tribal Court hearing under Tribal Law, any other Law of the Tribe or any other judicial process. Any Dispute concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided, however, that no arbitrator shall have the right or the power to enjoin or restrain any act of Lender authorized under the Loan Documents. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. No act or acts to take or dispose of any Collateral shall constitute a waiver of this arbitration provision or be prohibited by this Article 11. The Federal Arbitration Act shall apply to any arbitration under this Article 11. The Federal Arbitration Act shall apply to the enforcement of this Article 11 or any arbitration award. The arbitrators shall apply applicable federal law and, to the extent not inconsistent with federal law, the laws of the State of New Mexico and Tribal Law, without regard to conflicts of laws principles. Notwithstanding the previous sentence, with respect to enforcement of the Loan Documents and interpretation of the meaning of the Loan Documents (including any word, clause, phrase, section or Article therein), the arbitrators shall apply the laws of the State of New Mexico. Arbitrators must be active members of the New Mexico State Bar or retired judges of the state or federal judiciary of New Mexico. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the laws of the State of New Mexico and (ii) shall have the power to award recovery of all costs and fees and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure or the New Mexico Rules of Civil Procedure. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. Arbitrators will not have any power to issue any award that would result in any Lender exercising management control over the Gaming Enterprise in violation of IGRA. The arbitrators shall not have the authority to award relief that will in any way affect any real property held in trust by the United States for the benefit of the Tribe or any real property held in trust by the United States for the benefit of individual Indians.

11.4     Service of Process; Waiver of Tribal Court Exhaustion. Service of process may be made by any means authorized by applicable Law and arbitration rules. Borrower, Guarantors and the Tribe acknowledge that the tribal president, the tribal vice president and tribal secretary (and each successor thereof) are persons authorized to receive service of process and that the address of Borrower, Guarantors and the Tribe set forth in this Agreement or the other Loan Documents is the authorized address for mailing when service of process is by mail. Borrower, Guarantors and the Tribe further waive and agree not to assert any doctrine requiring exhaustion of Tribal Court procedures and/or remedies (including any administration procedures and/or remedies) prior to Lender proceeding with arbitration, self-help remedies, repossession and provisional and Ancillary Remedies pursuant to the Loan Documents and

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agree not to file or commence any action or defense relating to this Agreement or any other Loan Document in Tribal Court or any other tribal court that may have jurisdiction except to enforce or confirm an award or judgment in accordance with this Article 11.

11.5     Entry and Review of Award. Lender may seek to enforce the arbitration award in Federal Court under the Federal Arbitration Act (or any other federal law allowing such enforcement) or in State Court, or Borrower, Guarantors and the Tribe may seek to enforce the arbitration award in Federal Court under the Federal Arbitration Action (or any other federal law allows such enforcement) or in State Court. Borrower, Guarantors and the Tribe hereby consent and agree the Federal Court shall have concurrent jurisdiction with respect to the entry and review of arbitration awards and other matters as provided for herein. Borrower, Guarantors and the Tribe acknowledge that this commercial lending transaction involves interstate commerce and therefore any party may avail itself to federal jurisdiction under the Federal Arbitration Act. In the event the Federal Court lacks jurisdiction to do so, such judgment may be entered in State Court. Without limiting the generality of the foregoing, Borrower, Guarantors and the Tribe expressly authorize any Governmental Authority or other agency authorities who have the right and duty under applicable Law to take any and all action awarded in any arbitration proceeding or by Tribal Court, Federal Court or State Court, including entry upon the land and any premises owned or controlled by Borrower, Guarantors or the Tribe to give effect to any arbitration award. Borrower, Guarantors and the Tribe also acknowledge that once entered in Tribal Court, Federal Court and/or State Court, judgments may also be transferred to and enforced through other courts as necessary to enforce the judgment creditors’ rights against the judgment debtor’s properties and assets. It is the intent of the parties that Lender will be able to obtain possession and control of the Collateral, including, without limitation, the Pledged Revenues and proceeds thereof, in accordance with the rights afforded Lender under the Loan Documents, under Tribal Law, under the Security Agreement, under any arbitration award and/or under any court order.

ARTICLE 12

GAMING OPERATIONS AND LICENSES

12.1     Payment of Gaming Operating Expenses after Event of Default. Notwithstanding anything to the contrary in any of the Loan Documents, after the occurrence and during the continuation of an Event of Default, Lender will allow Borrower to withdraw on the first day of every month, the amount required by Borrower to pay Current Monthly Operating Expenses (as defined below) incurred by the ongoing Gaming Enterprise from Pledged Revenues as is consistent with Borrower’s prior Gaming Enterprise operations. “Operating Expenses” means, for any period, the then-current normal expenses of the Gaming Enterprise in accordance with GAAP, as necessarily adjusted to account for the operation of a casino business. “Operating Expenses” shall include, without limitation, cage cash, promotional allowances, wages, salaries and bonuses to personnel, the cost of materials and supplies used for current operation and maintenance, security costs, utilities expenses, trash removal, costs of goods sold, marketing, advertising, legal, accounting, consulting, insurance premiums, reasonable regulatory fees, information systems expenses, depreciation, amortization, charges imposed upon Borrower by authorized governmental authorities other than the Tribe (provided that the Tribe may charge for other identified goods and services obtained by Borrower at no more than reasonable fair market value), and charges for the accumulation of appropriate reserves for current expenses that are not recurrent monthly but may reasonably be expected to be incurred in accordance with GAAP. “Operating Expenses” shall not include any expense of operation, maintenance and repair of the Gaming Enterprise facilities beyond that which is reasonable and necessary for facilities of the size, scope and location of the Gaming Enterprise. “Current Monthly Operating Expenses” means, with regard to the particular month in which the Gaming Assets are open to the public, the projected cash flow from the Gaming Enterprise required for payment of Operating Expenses for only the current month’s ongoing Gaming Enterprise operations.

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12.2     No Management of Gaming Assets and No Mortgage Lien on Real Property.

(a)     NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED HEREIN, OR IN ANY OTHER LOAN DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF GAMING LAWS: (I) THE LOAN DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE GAMING ENTERPRISE BY ANY PERSON OTHER THAN BORROWER, GUARANTOR OR THE TRIBE, OR IN EACH CASE A MANAGEMENT COMPANY APPOINTED THEREBY AND DULY APPROVED BY THE APPLICABLE GOVERNMENTAL AUTHORITIES, OR DEPRIVE BORROWER, GUARANTOR OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE GAMING ENTERPRISE; (II) LENDER WILL NOT INTERFERE WITH BORROWER’S RIGHT TO DETERMINE STANDARDS OF OPERATION AND EFFICIENT MANAGEMENT OF THE GAMING ASSETS AND THE GAMING ENTERPRISE, INCLUDING BUT NOT LIMITED TO BUDGETING MATTERS AND POLICIES RELATING TO GAMING AND CASINO SERVICES AND LENDER WILL NOT EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE GAMING ENTERPRISE OR THAT WOULD DEPRIVE BORROWER, GUARANTOR OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE GAMING ENTERPRISE; (III) LENDER NEITHER HAS, NOR SHALL IT ASSERT, ANY LIEN AGAINST ANY REAL PROPERTY OR ANY IMPROVEMENTS OF BORROWER THEREON; AND (IV) LENDER’S LIEN IS RESTRICTED TO THE PLEDGED REVENUES AND THE COLLATERAL DESCRIBED IN THE SECURITY AGREEMENT.

(b)     In addition to the limitations set forth above, and notwithstanding any other provision in any Loan Document, Lender nor anyone acting on its behalf shall engage in any of the following: planning, organizing, directing, coordinating, or controlling all or any portion of the Gaming Assets or any other Gaming Enterprise facilities (collectively, “Management Activities”), including, but not limited to:

(i)     the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(ii)     any employment policies or practices;

(iii)     the hours or days of operation;

(iv)     any accounting systems or procedures;

(v)     any advertising, promotions or other marketing activities;

(vi)     the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(vii)     the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(viii)     budgeting, allocating, or conditioning payments of Borrower’s operating expenses;

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EXHIBIT D

provided, however, that Lender shall not be deemed in violation of the foregoing restriction solely because they:

(1)     enforce compliance with any term in the Loan Documents that does not require the Gaming Enterprise to be subject to any third-party decision-making as to any Management Activities; or

(2)     require that all or any portion of the Pledged Revenues securing the Obligations be applied to satisfy valid terms of the Loan Documents; or

(3)     otherwise foreclose on all or any portion of the Collateral securing the Obligations.

12.3     25 U.S.C. § 81. The parties agree that the Loan Documents do not encumber any land or interest in land of Borrower, Guarantors or the Tribe, within the meaning of 25 U.S.C. § 81, and that the Loan Documents are not subject to approval under that statute. Notwithstanding any right of Lender, or any requirements or restrictions imposed on or with respect to Borrower or the Collateral in the Loan Documents, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81 in the Loan Documents shall not be effective for longer than six years and 364 days.

12.4     Organization of Lender. Lender and each participant who now or hereafter becomes a party to this Agreement or who becomes a participant with Lender in the Loan represents that one of the following statements applies to it: (a) it is a national banking association; (b) it is a bank organized and existing under the laws of the State of New Mexico; or (c) each Gaming Board having jurisdiction over Borrower’s Gaming Enterprise has determined that such Lender is not required to be licensed or certified by such Gaming Board under the Compact in order to make or participate in the Loan.

ARTICLE 13

GUARANTY

13.1     Guaranty. Each of the Guarantors hereby, jointly and severally, unconditionally guarantees to Lender and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Note or the obligations of the Borrower hereunder or thereunder, that:

(a)     the principal of, and premium and interest on, the Note will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Note, if any, if lawful, and all other Obligations of Borrower hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(b)     in case of any extension of time of payment or renewal of the Note or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

13.2     Obligations Unconditional. The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Note or this Agreement, the absence of any action to enforce the same, any waiver or consent by Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the

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same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenant that this Guaranty will not be discharged except by complete performance of the Obligations contained in the Note and this Agreement.

13.3     Reinstatement. If Lender is required by any court or otherwise to return to the Borrower, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Guarantors, any amount paid by either to the Lender, this Guaranty, to the extent theretofore discharged, will be reinstated in full force and effect.

13.4     Waiver of Subrogation. Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Lender in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lender, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 8 hereof for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 8 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guaranty. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lender under the Guaranty.

13.5     No Fraudulent Transfer. Each Guarantor and Lender hereby confirms that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, the Lender and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 13, result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent transfer or conveyance.

ARTICLE 14

LIMITED RECOURSE

14.1     Limited Tribal Assets. Except as set forth in this Section 14.1 and Section 14.2, Lender shall not have any recourse against assets of the Tribe. The Tribe hereby, jointly and severally, unconditionally guarantees (which guarantee is limited to only Gaming Assets until a Full Recourse Event occurs under Section 14.2) to Lender and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Note or the obligations of the Borrower hereunder or thereunder, that:

(a)     the principal of, and premium and interest on, the Note will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Note, if any, if lawful, and all other Obligations of Borrower hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

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(b)     in case of any extension of time of payment or renewal of the Note or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Tribe will be jointly and severally obligated to pay the same immediately. The Tribe agrees that this is a guarantee of payment and not a guarantee of collection. The Tribe hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Note or this Agreement, the absence of any action to enforce the same, any waiver or consent by Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Tribe hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenant that this obligation of the Tribe will not be discharged except by complete performance of the Obligations contained in the Note and this Agreement.

14.2     Full Recourse Event. Lender shall have full recourse against the Tribe (excluding any recourse to any real property held in trust in the name of the United States or subject to restrictions against alienation by the United States for the benefit of the Tribe and all improvements, fixtures and accessions to such property) if, and only if (one or more of the following events referred to as a “Full Recourse Event”):

(i)     a material loss of the ability of the Borrower to conduct gaming resulting from any act or omission of the Tribe, Borrower, Guarantor or any affiliate of the Tribe, in each case, acting at the direction of the Tribe, its council or board,

(ii)     the making of any Distribution which would result in a violation of Section 5.24, Article 6 or Article 7 (to the extent of such improper Distribution),

(iii)     material commingling of Gaming Assets (to the extent Gaming Assets are commingled with non-Gaming Assets),

(iv)     Unpermitted Tribal Taxes,

(v)     passage of an ordinance or resolution impairing contracts related to the Loan,

(vi)     intentional fraud,

(vii)     willful misconduct,

(viii)     any mechanics, materialmen’s’ or other liens that are not permitted by the Loan Documents,

(ix)     Borrower shall make an assignment for the benefit of creditors,

(x)     Borrower shall file a voluntary petition in bankruptcy,

(xi)     intentional misappropriation or conversion by Borrower of any insurance proceeds or condemnation awards to the extent so misappropriated or converted;

(xii)     any violation by Borrower of the covenants relating to Hazardous Materials (as defined in the Environmental Indemnity) contained in the Loan Documents,

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(xiii)     Borrower fails to cause all Pledged Revenues of the Gaming Enterprise (other than Cage and Operating Cash) to be deposited at least twice per week into Borrower’s Funds Accounts held in the name of Borrower in accounts controlled by Lender,

(xiv)     an Event of Default has occurred as a result of the Tribe failing to comply with the terms of CONFIRM CROSS REFERENCES: Sections 8.1(m), 8.1(p), 8.1(q), 8.1(r), or 8.1(s);

(xv)     the Tribe rescinds, declares invalid or otherwise abrogates the provisions of this Agreement set forth under Article 11 (or any similar provisions in Transaction Documents); or

(xvi)     the Tribe failing to comply with the terms of Section 5.28.

[SIGNATURE PAGES FOLLOW]

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EXHIBIT D

IN WITNESS WHEREOF, Borrower, Guarantor, the Tribe and Lender at the date of this Loan Agreement, have executed this Loan Agreement as of the date first above written.

BORROWER:

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

GUARANTORS:

CASINO APACHE

By:
Name:
Title:

CASINO APACHE TRAVEL CENTER

By:
Name:
Title:

INN OF THE MOUNTAIN GODS

By:
Name:
Title:

SKI APACHE

By:
Name:
Title:

[Signature Page to Loan Agreement]

EXHIBIT D

TRIBE:

APACHE TRIBE OF THE MESCALERO RESERVATION, a federally recognized Indian Tribe

By:
Name:
Title:

Address where notices to Borrower, Guarantor and the Tribe are to be sent:

Apache Tribe of the Mescalero Reservation
P.O. Box 227
Mescalero, New Mexico 88340
Attn: President

With a copy to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Gary Kashar

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Loan Agreement]

EXHIBIT D

LENDER:

BOKF, NA dba Bank of Albuquerque

By:
Name:
Title:

Address where notices to Lender are to be sent:

BOKF, NA dba Bank of Albuquerque
100 Sun Avenue NE, Suite 500
Albuquerque, New Mexico 87109
Attention: Damian Libutti

With a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren Street
Phoenix, Arizona 85004
Attention: Mark Ohre

[Signature Page to Loan Agreement]

EXHIBIT D

Exhibits and Schedules

Exhibit A	Legal Description
Exhibit B	Borrower Compliance Certificate
Exhibit C	Operating Budget 2018
Exhibit D	Capital Expenditure Budget 2018

Schedule 5.9	Insurance Requirements
Schedule 6.1	Indebtedness

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EXHIBIT D

EXHIBIT A

LEGAL DESCRIPTION

The property referred to herein is situated in the County of                     , State of New Mexico, and is described as follows:

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EXHIBIT D

EXHIBIT B

BORROWER COMPLIANCE CERTIFICATE

Date:	, 20 “Certificate Date” [As of End of Each Quarterly Reporting Period]

This certificate is given by                     , an Authorized Representative of the INN OF THE MOUNTAIN GODS RESORT AND CASINO, CASINO APACHE, CASINO APACHE TRAVEL CENTER, INN OF THE MOUNTAIN GODS, SKI APACHE and APACHE TRIBE OF THE MESCALERO RESERVATION, a federally recognized Indian tribe (collectively, “Credit Parties”), pursuant to Section 5.7(c) of that certain Loan Agreement dated             , 2018 among Borrower, BOKF, NA dba Bank of Albuquerque (“Lender”) (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

The undersigned Authorized Representative hereby certifies to Lender that:

(a)     the financial statements delivered with this certificate in accordance with Section 5.7 of the Loan Agreement fairly present in all material respects the results of operations and financial condition of Borrower as of the dates and the accounting period covered by such financial statements;

(b)     As shown on the attached Covenant Calculation Worksheet, the Interim Fixed Charge Coverage Ratio of the Borrower as of the Certificate Date [is/is not] in compliance with Section 7.2 of the Loan Agreement which requires Borrower to have an Interim Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the last day of each Fiscal Quarter and the Fiscal Year to date;

[(c)     As shown on the attached Covenant Calculation Worksheet, the Annual Fixed Charge Coverage Ratio of the Borrower as of the Certificate Date [is/is not] in compliance with Section 7.3 of the Loan Agreement which requires Borrower to have an Annual Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the last day of the applicable Fiscal Year;]

(d/e)     As shown on the attached Covenant Calculation Worksheet, the Leverage Ratio of Borrower as of the Certificate Date [is/is not] in compliance with Section 7.1 of the Loan Agreement which requires Borrower to have a Leverage Ratio of not more than 1.50 to 1.00 as of the last day of each Fiscal Quarter, and the Fiscal Year to date; and

(e/f)     I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower during the accounting period covered by such financial statements; and

(g/h)     such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto.

Also attached is the disclosure of the Adjusted Fixed Charge Coverage Ratio, as defined in the New Indenture, for the Borrower’s most recently ended four full fiscal quarters.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this     day of             , 20    .

69

EXHIBIT D

BORROWER:

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

70

EXHIBIT D

Form of Covenant Calculation Worksheet

Financial Covenant Calculations

Descriptions of terms below are for ease of reference but not necessarily comprehensive. The actual meaning of all terms shall be as set forth in the Credit Agreement.

Cash Flow (EBITDA):	9/30/2017

(a) net income

(b) interest expense (to extent deducted in calculation of Net Income)

(c) depreciation and amortization

(d) +/- extraordinary/nonrecurring gains and losses

(e) Cash Flow (EBITDA)		$0

Annual Fixed Charge Coverage Ratio
EBITDA	$0

(i) Monthly Service Payments to Tribe

(ii) Unfinanced Capital Expenditures

(iii) Annual Service payments to the Tribe*

(iv) Payments on Tribal Loans

Free Cash Flow Available for Debt Service:		$0

(v) Bank of Albuquerque Principal & Interest

(vi) Interest on New notes, Existing Notes & PIK notes (Excluding interest paid in form of PIK)

(vii) Repurchase/Redemption of New Notes, Existing Notes & PIK Notes*

Combined Debt Service:		$0

Annual Fixed Charge Coverage Ratio:

Amount Avail. for Repurchase of Notes, Payment on Tribal Loans, and Annual Service Payments to manage A-FCCR to 1:1			$0

*  Note: Annual service payments to the tribe, payments on tribal loans, and Repurchase/Redemption of Notes are based on results for the subject test period (FY) and scheduled to be paid in the following fiscal year.

Interim Fixed Charge Coverage Ratio
EBITDA	$0

(i) Monthly Service Payments to Tribe	$0

(ii) Unfinanced Capital Expenditures	$0

Free Cash Flow Available for Debt Service:		$0

(v) Bank of Albuquerque Principal & Interest	$0

(vi) Interest on New Notes, Existing Notes & PIK Notes (Excluding interest paid in form of PIK)	$0

Combined Debt Service:		$0

Interim Fixed Charge Coverage Ratio:

Maximum Senior Leverage Ratio 1.50x
Senior Debt
Bank of Albuquerque Outstanding Debt:	$40,000,000

EBITDA:	$0

Senior Funded Debt / EBITDA Ratio:

Maximum Capital Expenditures of $5,000,000
Capital Expenditures not to exceed $5,000,000 in any fiscal year (measure annually at FYE)
Total Capital Expenditures:

71

EXHIBIT D

EXHIBIT C

2018 CAPITAL EXPENDITURE BUDGET

[See Attached.]

72

EXHIBIT D

EXHIBIT D

2018 OPERATING BUDGET

[See Attached.]

73

EXHIBIT D

SCHEDULE 5.9

INSURANCE AMOUNTS, DEDUCTIBLES AND APPRAISER LIST

1.

General Liability Certificates: Borrower is required to maintain all insurance coverage, limits, deductibles and other policy terms and conditions as described on the Certificates of Liability Insurance dated                     .

2.

Property Certificate: Borrower is required to maintain all insurance coverage, limits, deductibles and other policy terms and conditions as described on the Certificates of Liability Insurance dated                     . In addition, Borrower will increase the Property Coverage and provide Lender with an updated Property Certificate showing Borrower and all related personal property as additional property covered in accordance with the terms of the Loan Agreement.

3.	All insurance policies shall be issued by an insurance company having a rating exceeding the required AM Best rating of A- and AM Best Financial size category V.

4.	Borrower’s deductibles must not exceed the deductibles specified in the attached Certificates of Insurance.

74

EXHIBIT D

SCHEDULE 6.1

INDEBTEDNESS

1.	Existing 2010 Notes

75

		Page
ARTICLE 13
GUARANTY

13.1	Guaranty	60

13.2	Obligations Unconditional	60

13.3	Reinstatement	61

13.4	Waiver of Subrogation	61

13.5	No Fraudulent Transfer	61

ARTICLE 14
LIMITED RECOURSE

14.1	Limited Tribal Assets	61

14.2	Full Recourse Event	62